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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NETWORK ENGINES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01, of Network Engines, Inc.
(2)	Aggregate number of securities to which transaction applies:
42,667,062 shares of Network Engines common stock
2,250,220 options to purchase shares of Network Engines common stock with an exercise price of less than $1.45 per share
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee is determined based upon the sum of (a) 42,667,062 shares of Network Engines common stock multiplied by $1.45 per share; and (b) 2,250,220 options to purchase shares of Network Engines common stock multiplied by the difference between $1.45 minus the weighted average exercise price of $1.07 per share of such options
	(4)	Proposed maximum aggregate value of transaction: $62,722,330.75
	(5)	Total fee paid: $7,187.98
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

25 Dan Road
Canton, Massachusetts 02021
(781) 332-1000

                        , 2012

Dear Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of Network Engines, Inc. ("Network Engines"), which will be held at [Location], [Address], on                        , 2012, beginning at [Time] local time.

        On June 18, 2012, the board of directors of Network Engines approved, and Network Engines entered into, a merger agreement with UNICOM Systems, Inc. ("UNICOM") and its wholly owned subsidiary, UNICOM Sub Two, Inc. ("Merger Sub"). If the merger is completed, Network Engines will become a wholly owned subsidiary of UNICOM and you will be entitled to receive $1.45 in cash, without interest, for each share of Network Engines common stock that you own. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to consider and vote on a proposal to adopt the merger agreement, as such agreement may be amended from time to time.

        After careful consideration, the board of directors of Network Engines has unanimously determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. The board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement. In reaching its determination, the board of directors considered a number of factors, including the opinion of the company's financial advisor, which is attached as Annex B to this proxy statement, and which you are urged to read in its entirety. If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn our special meeting, for the purpose of soliciting additional proxies to adopt the merger agreement. The board of directors unanimously recommends that you vote "FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies.

        This proxy statement provides you with information about the proposed merger and the special meeting. We urge you to read these materials carefully. You may also obtain additional information about Network Engines from documents filed with the Securities and Exchange Commission.

        Your vote is very important.    The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Network Engines common stock. If you fail to vote on the adoption of the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

        Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you hold shares of Network Engines common stock directly in your name, you may also submit your proxy over the Internet or by telephone. If submitting your proxy over the Internet or telephone is available to you, instructions are printed on your proxy card. Submitting your proxy by mail, telephone or the Internet will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

        Thank you for your cooperation and your continued support.

Sincerely,

Gregory A. Shortell President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated                        , 2012 and is first being mailed to stockholders on or about                        , 2012

25 Dan Road
Canton, Massachusetts 02021
(781) 332-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                        , 2012

To the Stockholders of Network Engines, Inc.:

        We will hold a special meeting of the stockholders of Network Engines, Inc. ("Network Engines") at [Location], [Address], on                        , 2012, beginning at [Time] local time, for the following purposes:

          1.     To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 18, 2012, by and among UNICOM Systems, Inc., UNICOM Sub Two, Inc. and Network Engines, Inc., as such agreement may be amended from time to time;

          2.     To approve on an advisory basis (non-binding) certain compensation that may be paid to or received by Network Engines' executive officers in connection with the merger;

          3.     To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

          4.     To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Stockholders of record of our common stock as of the close of business on                        , 2012 are entitled to notice of and to vote at the special meeting. A list of these stockholders will be available to any stockholder, for any purpose germane to the meeting, at our headquarters located at 25 Dan Road, Canton, Massachusetts, for the ten day period prior to the meeting and produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

        Your vote is important, regardless of the number of shares you own. The adoption of the merger agreement requires the approval of the holders of a majority of the voting power of the outstanding shares of our common stock. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock, present or represented by proxy and entitled to vote on the matter. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy over the telephone or the Internet to ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the compensation to be received by our executive officers in connection with the merger, in favor of the proposal to adjourn the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the special meeting for a vote.

        If you fail to submit your proxy or vote in person at the meeting, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment of the meeting, if necessary, to solicit additional proxies. If you are a stockholder of record, your vote in person at the meeting will revoke any proxy previously submitted.

        Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. See "Appraisal Rights" on page 66.

By Order of the Board of Directors,

Gregory A. Shortell President and Chief Executive Officer

Canton, Massachusetts
                        , 2012

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU HOLD SHARES DIRECTLY IN YOUR NAME, YOU MAY ALSO SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. IF YOU HOLD THROUGH A BANK OR BROKER, YOU MAY BE ABLE TO PROVIDE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE. PLEASE REFER TO THE INSTRUCTIONS PRINTED ON YOUR PROXY CARD. IF YOU ARE A REGISTERED HOLDER AND VOTE IN PERSON AT THE MEETING, IT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. IF YOU HOLD THROUGH A BANK OR BROKER AND DESIRE TO VOTE IN PERSON AT THE MEETING, YOU MUST PROVIDE A LEGAL PROXY FROM YOUR BANK OR BROKER.

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SUMMARY TERM SHEET

        The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, unless the context requires otherwise, the terms "Network Engines", "company", "we", "our", "ours" and "us" refer to Network Engines, Inc. and its subsidiaries. The term the "merger agreement" refers to the Agreement and Plan of Merger, dated as of June 18, 2012, by and among UNICOM Systems, Inc., UNICOM Sub Two, Inc. and Network Engines, Inc., as such agreement may be amended from time to time. The term "UNICOM" refers to UNICOM Systems, Inc. and "Merger Sub" refers to UNICOM Sub Two, Inc. The term "merger" relates to the merger of Merger Sub with and into Network Engines with Network Engines as the surviving corporation.

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The Companies

  Network Engines, Inc.
  25 Dan Road
  Canton, Massachusetts 02021
  (781) 332-1000

        Network Engines, Inc., a corporation organized under the laws of the State of Delaware and headquartered in Canton, Massachusetts, is a system integrator. Network Engines designs and manufactures application platforms and appliance solutions on which software applications are applied for both enterprise and telephony information technology ("IT") networks. Application platforms are pre-configured server-based network infrastructure devices, sometimes referred to as appliances, engineered to deliver application-specific functionality, ease deployment challenges, improve integration and manageability, accelerate time to market and increase the security of that software application in an end user's network. An application platform is also intended to reduce the total cost of ownership associated with the deployment and ongoing maintenance of software applications when applied to a customer's IT infrastructure. To date, a large portion of our revenues has been derived from the sale of physical application platform solutions to customers serving the data storage, network security and communications markets. We also provide platform management software tools and support services related to solution design, systems integration, application management, global logistics, and support and maintenance programs. For more information about Network Engines, please visit our Web site at www.networkengines.com. Network Engines is publicly traded on The Nasdaq Global Market under the symbol "NEI."

  UNICOM Systems, Inc.
  15535 San Fernando Mission Bl., Ste. 310
  Mission Hills, California 91345
  (818) 838-0606

        UNICOM Systems, Inc., a private corporation organized under the laws of the State of California and headquartered in Mission Hills, California, is a global information technology company, providing software, hardware, professional services, educational services, and outsourcing services.

  UNICOM Sub Two, Inc.
  c/o UNICOM Systems, Inc.
  15535 San Fernando Mission Bl., Ste. 310
  Mission Hills, California 91345
  (818) 838-0606

        UNICOM Sub Two, Inc., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of UNICOM. Merger Sub was formed on May 14, 2012 exclusively for the purpose of effecting the merger. This is the only business of Merger Sub.

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The Special Meeting

  Date, Time and Place (page 17)

        The special meeting will be held                        , 2012, at [Time] local time, at [Location], [Address].

  Purpose (page 17)

        The purpose of the special meeting is:

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  to consider and vote upon a proposal to adopt the merger agreement that we have entered into with UNICOM and Merger Sub;

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  to approve on an advisory basis (non-binding) certain compensation that may be paid to or received by our executive officers in connection with the merger;

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  to adjourn the meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

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  to transact any other business that may properly come before the meeting.

  Recommendation of the Board of Directors (page 17)

        The board of directors has unanimously determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Our board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement. The board of directors makes no recommendation on the proposal to approve the compensation that may be paid to or received by our executive officers in connection with the merger, as such vote is advisory and is not binding. Our board of directors also unanimously recommends that you vote "FOR" the adjournment of the special meeting, if there are insufficient votes at the time of the special meeting to adopt the merger agreement, for the purpose of soliciting additional proxies to adopt the merger agreement.

  Record Date (page 17)

        If you owned shares of our common stock at the close of business on                        , 2012, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on the record date, there were                        shares of our common stock outstanding and entitled to be voted at the special meeting.

  Required Vote (page 17)

        The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date, and entitled to vote will constitute a quorum for purposes of voting at the meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock entitled to vote on the matter. Approval of the proposal with respect to the advisory vote on the compensation to be received by our executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy and entitled to vote on the matter. The vote on the compensation to be received by our executive officers in connection with the merger is advisory in nature and will not be binding on Network Engines or our board of directors. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy and entitled to vote on the matter. Failure to submit your proxy, either by mail, telephone or the Internet or vote in person at the meeting, will have the same effect as a vote "AGAINST" the adoption of the merger agreement, but will have no effect on the proposal regarding the compensation that may be paid to or received by our executive officers in connection with the merger or on the proposal to adjourn the meeting.

        Our executive officers and directors, together with our largest stockholder and certain of its affiliates, have entered into separate voting agreements pursuant to which they have each respectively agreed to vote all shares of our common stock held by them for adoption of the merger agreement, representing in the aggregate 6,346,292 shares of common stock or approximately 14.9% of the outstanding voting power of our shares entitled to vote at the special meeting. In addition, our executive officers and directors have informed us that they intend to vote all of their shares of our common stock for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement. Our executive officers and directors, and such stockholder and its affiliates, are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated.

  Submitting Your Proxy (page 18)

        We offer our stockholders of record three ways to submit their proxy:

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  by mail, using the enclosed proxy card and return envelope;

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  by telephone, using the telephone number printed on your proxy card; or

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  by the Internet, using the instructions printed on your proxy card.

        If you hold your shares in "street name" through a broker or other nominee, you will receive separate instructions from your broker or nominee explaining how to vote your shares.

  Revocability of Proxy (page 19)

        If you are a stockholder of record, you may revoke your proxy at any time before it is voted by:

  •
  submitting another properly completed proxy bearing a later date;

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  giving written notice of revocation to the Chief Financial Officer of Network Engines; or

  •
  voting in person at the special meeting.

        Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in "street name" by your broker or other nominee, you should follow the instructions of your broker or nominee regarding revocation of proxies.

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Special Factors; The Merger Agreement

  Structure of the Merger (page 53)

        Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly owned subsidiary of UNICOM, will merge with and into us. We will be the surviving corporation. As a result of the merger, we will become a wholly owned subsidiary of UNICOM and will cease to be a publicly traded company. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

  What You Will Receive in the Merger (page 54)

        Each holder of shares of our common stock will be entitled to receive $1.45 in cash, without interest, for each share of our common stock held immediately prior to the effective time of the merger. Shares owned by us as treasury stock, shares owned by UNICOM, Merger Sub or any wholly owned subsidiary of UNICOM or Merger Sub and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has properly demanded appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, who has not voted in favor of adoption of the merger agreement and who otherwise complies with the requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but will represent the right to receive the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL.

  Opinion of Financial Advisor to Network Engines (page 31)

        On June 18, 2012, Needham & Company, LLC ("Needham") delivered its oral opinion to our board of directors, which was subsequently confirmed in writing, that, as of June 18, 2012 and based upon and subject to the assumptions, procedures, matters and limitations set forth therein, the $1.45 in cash, without interest, per share of Network Engines common stock to be received by the holders of shares of Network Engines common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders.

        The full text of the written opinion of Needham, dated June 18, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Needham provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Needham opinion is not a recommendation as to how any holder of shares of Network Engines common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter.

  Source of Funds (page 41)

        The aggregate amount of funds required by UNICOM to purchase all of our outstanding shares of capital stock, make payments to option holders required by the merger agreement and pay related transaction fees and expenses is expected to be approximately $64.2 million. UNICOM and Merger Sub currently intend that the required funds will be provided through available cash of UNICOM.

  Voting Agreements (page 46)

        Our executive officers and directors, together with our largest stockholder and certain of its affiliates, have entered into separate voting agreements pursuant to which they have each respectively agreed to vote all shares of our common stock held by them for adoption of the merger agreement, representing in the aggregate 6,346,292 shares of common stock or approximately 14.9% of the outstanding voting power of our shares entitled to vote at the special meeting. In addition, our executive officers and directors have informed us that they intend to vote all of their shares of our common stock for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement. Our executive officers and directors and such stockholder and its affiliates, are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement is attached as Annex C to this proxy statement.

  Conditions to the Merger (page 63)

        We, UNICOM and Merger Sub will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

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  the adoption of the merger agreement by our stockholders;

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  no order, decree, judgment, injunction or other ruling of a court of competent jurisdiction or other governmental entity which prevents or prohibits completion of the merger;

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  each party having obtained the necessary approvals and consents from the necessary governmental entities;

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  each party's representations and warranties under the merger agreement being true and correct as of the date of completion of the merger (ignoring materiality and material adverse effect qualifiers in the representations and warranties of Network Engines), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on us or on UNICOM's ability to consummate any of the transactions contemplated by the merger agreement in a timely manner, as the case may be; provided, that certain representations and warranties such as capitalization and corporate authority, in our case, and corporate authority, in the case of UNICOM, are required to be true and correct as of the date of completion of the merger;

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  each party having performed or complied in all material respects with all agreements and covenants to be performed or complied with by it on or prior to the date of completion of the merger; and

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  the absence of any material adverse effect on us since June 18, 2012 or any event since June 18, 2012 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on us including (a) the loss of any key customer or customer line accounting for $30 million in annual receipts, other than in connection with any matter previously disclosed in any required filing with the Securities and Exchange Commission, or the SEC, or (b) the loss of any key supplier accounting for 15% or more of annual cost of goods sold, other than in connection with any matter previously disclosed in any required filing with the SEC.

  Solicitation (page 59)

        From June 18, 2012 until 11:59 P.M. on July 18, 2012, Network Engines and its subsidiaries may, directly or indirectly through any of their representatives:

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  solicit, initiate, resume, continue or encourage, whether publicly or otherwise, any acquisition proposal, including by way of providing non-public information; provided that Network Engines will only permit non-public information to be provided pursuant to an acceptable confidentiality agreement; and

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  engage in and maintain discussions or negotiations, including resuming or continuing discussions or negotiations with any party with whom Network Engines or its representatives had communications with at any time prior to June 18, 2012, with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an acquisition proposal, or otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any acquisition proposal.

  No Solicitation (page 60)

        Except as may relate to an acquisition proposal received prior to July 19, 2012 that Network Engines' board of directors determines, in good faith and after consultation with outside counsel and Network Engines' financial advisor, is, or is reasonably likely to result in a proposal that is more favorable to Network Engines' stockholders, we have agreed that we will not, we shall cause our subsidiaries not to, and we shall instruct our representatives not to:

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  knowingly initiate, solicit or encourage or facilitate the submission or making of any acquisition proposal involving Network Engines, engage in any discussions or negotiations, or furnish to any other party information, with respect to an acquisition proposal;

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  recommend, or publicly propose to recommend, any acquisition proposal involving Network Engines;

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  except as provided for in the merger agreement, withdraw or materially change or qualify the recommendation of the board of directors in a manner adverse to UNICOM; or

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  enter into any letter of intent, agreement in principle, merger agreement or other similar agreement relating to any acquisition proposal.

        At any time after July 18, 2012 and prior to the adoption of the merger agreement by our stockholders, if we have received an unsolicited acquisition proposal that our board of directors, after consultation with outside legal counsel and financial advisors, determines is, or is reasonably likely to result in, a superior proposal, we are permitted to:

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  furnish information (including non-public information) with respect to Network Engines and our subsidiaries to the person(s) making the unsolicited acquisition proposal and to their respective representatives (including their respective potential financing sources); and

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  engage in or otherwise participate in discussions or negotiations with the person(s) or group making the unsolicited acquisition proposal and their respective representatives (including their respective potential financing sources) regarding the acquisition proposal.

        Network Engines may not furnish information to the person(s) making the unsolicited acquisition proposal without first entering into an acceptable confidentiality agreement with such person(s), and as promptly as practicable after receipt of such unsolicited acquisition proposal, make available to UNICOM any information made available to the person(s) making the unsolicited acquisition proposal if such information was not previously made available to UNICOM (except to the extent that disclosure of such information to UNICOM would result in a competitor of ours receiving competitively sensitive information).

        However, at any time prior to the adoption of the merger agreement by our stockholders, if our board of directors receives a superior proposal we are permitted to:

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  effect a change in the recommendation of our board of directors with respect to the superior proposal; and/or

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  terminate the merger agreement to enter into a definitive agreement with respect to the superior proposal.

        An "acquisition proposal" is defined to mean any inquiry, proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving Network Engines or any of our subsidiaries that constitute 20% of our total assets, (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of assets totaling 40% or more of the consolidated assets of Network Engines and our subsidiaries, or (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 40% or more of the voting power of our outstanding shares; provided, however, that the term "acquisition proposal" shall not include (i) the transactions contemplated by the merger agreement, or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Network Engines and one or more of our subsidiaries or among its subsidiaries.

        A "superior proposal" is defined to mean any acquisition proposal that our board of directors has determined in its good faith judgment is more favorable to our stockholders than the merger, provided that for purposes of the definition of "superior proposal", the references to "40%" in the definition of "acquisition proposal" shall be deemed to be references to "50%."

  Termination of the Merger Agreement (page 63)

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by action of the board of directors of the terminating party or parties, and whether before or after our stockholders have adopted the merger agreement, as follows:

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  by mutual written consent of UNICOM and us and by action of ours and UNICOM's respective board of directors at any time prior to the closing of the merger;

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  by either UNICOM or us if the merger has not been completed prior to December 14, 2012, provided that the right to terminate the merger agreement for this reason is not available to any party whose failure to fulfill any of its obligations under the merger agreement has proximately contributed to the failure of the merger to occur on or before such date, and provided further that if on December 14, 2012 all conditions to the merger have been satisfied or waived (or are capable of being satisfied), except for government approvals of the merger, then the deadline for completing the merger will be extended to January 14, 2013;

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  by either UNICOM or us if our stockholders do not adopt the merger agreement at the special meeting or any valid adjournment or postponement of the special meeting;

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  by either UNICOM or us if any order, decree, judgment, injunction or other action has been issued or taken by a governmental entity or court of competent jurisdiction permanently enjoining, restraining, prohibiting, or making illegal the merger, and such order, injunction or other action shall have become final; provided, however, that the right to terminate the merger agreement for this reason is not available to any party if such order, decree, judgment, injunction or other action was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

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  by UNICOM, at any time prior to the adoption of the merger agreement by our stockholders, if (i) our board of directors has withdrawn or adversely modified its recommendation to our stockholders, or (ii) we have entered into a letter of intent, agreement in principal, merger agreement or other similar agreement relating to an acquisition proposal (other than an acceptable confidentiality agreement);

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  by us, at any time prior to the adoption of the merger agreement by our stockholders, if our board of directors determines to accept a superior proposal, but only if we pay a termination fee to UNICOM in connection with such termination by us of the merger agreement;

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  by UNICOM, if it or Merger Sub is not in material breach of any of their material representations, warranties, covenants contained in the merger agreement and there is a breach by us of any representation, warranty or covenant of ours contained in the merger agreement, and the breach has not been cured in all material respects within 30 days after written notice thereof, or the breach cannot be cured;

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  by us, if we are not in material breach of our obligations under the merger agreement and there is a breach by UNICOM or Merger Sub of any of their representations, warranties or covenants contained in the merger agreement and the breach has not been cured in all material respects within 30 days after written notice thereof, or the breach cannot be cured; or

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  by us, if UNICOM fails to have the funds necessary to consummate the merger on the terms contemplated by the merger agreement or fails to make available to Merger Sub the funds necessary to consummate the merger on the terms contemplated by the merger agreement at the effective time of the merger.

  Termination Fees and Expense Reimbursement (page 64)

        We will be required to pay UNICOM a termination fee of $1.25 million if:

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  UNICOM terminates the merger agreement at any time prior to the receipt of stockholder approval of the merger agreement, because (i) our board of directors withdraws or adversely modifies its recommendation to our stockholders or recommends that our stockholders approve another acquisition proposal from a qualified go shop bidder or (ii) we enter into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to another acquisition proposal from a qualified go shop bidder; or

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  we terminate the merger agreement to accept a superior proposal from a qualified go shop bidder.

        A "qualified go shop bidder" is defined to mean any person(s) from whom we or any of our representatives has received, after June 18, 2012 and prior to July 19, 2012, an acquisition proposal that our board of directors determines, prior to July 19, 2012, in good faith (after consultation with outside counsel and our financial advisor), constitutes or is reasonably likely to result in a superior proposal.

        We will be required to pay UNICOM a termination fee of $2.5 million if:

  •
  UNICOM terminates the merger agreement at any time prior to the receipt of stockholder approval of the merger agreement, because (i) our board of directors withdraws or adversely modifies its recommendation to our stockholders or recommends that our stockholders approve another acquisition proposal, in each case with respect to a potential acquirer that is not a qualified go shop bidder, or (ii) we enter into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to another acquisition proposal from a potential acquirer that is not a qualified go shop bidder; or

  •
  we terminate the merger agreement to accept a superior proposal.

        UNICOM will be required to pay us a termination fee of $1.75 million if UNICOM fails to have the funds necessary to consummate the merger on the terms contemplated by the merger agreement or fails to make available to Merger Sub the funds necessary to consummate the merger on the terms contemplated by the merger agreement at the effective time of the merger.

        UNICOM will be required to reimburse us upon demand for all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Network Engines in connection with the merger or related to the authorization, preparation, execution and performance of the merger agreement and the voting agreements, in each case including all reasonable fees and expenses of counsel, financial advisors, accountants, experts and consultants reasonably retained by us, if we terminate the merger agreement, we are not in material breach of our obligations under the merger agreement and there is a breach by UNICOM or Merger Sub of any of their representations, warranties or covenants contained in the merger agreement which breach has not been cured in all material respects within 30 days after written notice thereof, or the breach cannot be cured.

  Regulatory Matters (page 49)

        Based on the size of the transaction, we will not need to make any filing, or seek any prior approval, under the HSR Act in connection with merger.

  Appraisal Rights (page 66)

        Under Delaware law, you are entitled to appraisal rights in connection with the merger.

        If you comply with the requirement of Section 262 of the DGCL, you will have the right under Delaware law to have the fair value of your shares determined by the Delaware Court of Chancery.

This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

  •
  send a written demand to us for appraisal in compliance with Delaware law before the vote on the adoption of the merger agreement;

  •
  not vote in favor of the adoption of the merger agreement; and

  •
  continuously hold your shares from the date you make the demand for appraisal through the effective time of the merger.

        Merely voting against the adoption of the merger agreement will not preserve your appraisal rights, which require you to take all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail under "Appraisal Rights" beginning on page 66. Section 262 of the DGCL, or DGCL, regarding appraisal rights is reproduced and attached as Annex D to this proxy statement.

  Interests of Certain Persons in the Merger (page 41)

        In considering the recommendation of our board of directors with respect to the merger agreement, stockholders should be aware that our directors and executive officers may have, and our principal stockholders may be viewed to have, interests in the merger that are different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

  Interests of Directors and Executive Officers

        As of                        , 2012, our directors and executive officers held and are entitled to vote, in the aggregate, 425,366 shares of our common stock, representing approximately 1% of the voting power of the outstanding shares entitled to vote. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $1.45 in cash, without interest, for each share of our common stock held immediately prior to the merger.

        As of                        , 2012, our directors and executive officers held options to purchase 4,243,433 shares of our common stock at a weighted average exercise price of $2.08 per share, of which, options for 3,808,433 shares are vested and options for 435,000 shares are unvested. The merger agreement provides that our board of directors shall adopt appropriate resolutions and take all actions necessary and appropriate to provide that each outstanding option under any Network Engines stock or incentive plan shall be accelerated and automatically become fully vested and cancelled, and holders of such options, including our directors and executive officers, will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their option, multiplied by (ii) $1.45 minus the per share exercise price of the option, net of any applicable withholding taxes. As of                        , 2012, 2,250,220 of the options held by our directors and executive officers had an exercise price of less than $1.45 per share, and the director and executive officer holders of such options will receive aggregate consideration at the effective time of the merger in the amount of $610,910. The remaining 1,993,213 options held by our directors and executive officers have an exercise price of greater than $1.45 per share and will be cancelled at the effective time of the merger without any consideration being paid to our directors and executive officers in respect of such options.

        As of                        , 2012, our directors and executive officers held 109,000 shares of restricted common stock. The merger agreement provides that each share of restricted stock shall automatically become fully vested and free of any forfeiture restrictions at the effective time of the merger, and we will use commercially reasonable efforts to permit holders of outstanding shares of restricted common stock, including our directors and executive officers, to be treated in the merger on the same terms and conditions as all other holders of unrestricted shares of common stock.

        The surviving corporation has agreed to indemnify and hold harmless each of our present and former directors, officers and employees for six years following completion of the merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the merger to the fullest extent such persons would have been indemnified as directors, officers or employees by law or as provided under our certificate of incorporation and bylaws, each as in effect on the date of the merger agreement, and under existing indemnification agreements. This indemnification also covers liability and expenses arising out of the merger to the fullest extent permitted by applicable law. The surviving corporation also has agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of our executive officers and directors for six years following completion of the merger.

  Interests of Principal Stockholders

        Our largest stockholder is HarbourVest Partners and certain of its affiliated entities (collectively "HarbourVest"). We do not believe that the interests of HarbourVest are different from other stockholders. Although HarbourVest has entered into a voting agreement with UNICOM, pursuant to which it will vote all of its shares in favor of the adoption of the merger agreement, there are no other arrangements between HarbourVest and UNICOM and HarbourVest will receive the same merger consideration as our other stockholders.

        As of                        , 2012, HarbourVest held and is entitled to vote 5,920,926 shares of our common stock, representing approximately 13.9% of the voting power of the outstanding shares entitled to vote at the special meeting. On June 18, 2012, UNICOM and HarbourVest entered into a voting agreement in which HarbourVest agreed, among other things, to vote all shares of our common stock held by it for the adoption of the merger agreement. HarbourVest is not obligated to vote for the adoption of the merger agreement if the merger agreement, among other things, is terminated. A copy of the form of voting agreement signed by HarbourVest and by our executive officers and directors is attached as Annex C to this proxy statement.

  Interests of Executive Officers with respect to UNICOM

        Following the merger, each of our officers will continue as the officers of the surviving corporation. None of our officers have negotiated or entered into an employment arrangement with UNICOM or Merger Sub.

        Mr. Shortell is party to a Transaction Bonus Agreement with Network Engines, dated June 18, 2012. Under the terms of his Transaction Bonus Agreement, Mr. Shortell is entitled to receive $950,000 in a lump sum cash payment in our first payroll on or following the consummation of the merger.

        Douglas G. Bryant is party to a Transaction Bonus Agreement with Network Engines, dated June 18, 2012. Under the terms of his Transaction Bonus Agreement, Mr. Bryant is entitled to receive $475,000 in a lump sum cash payment in our first payroll on or following the consummation of the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the merger and the special meeting. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

 The Special Meeting

Q.
Why are our stockholders receiving these materials?

A.
Our board of directors is sending these proxy materials to provide our stockholders with information about the merger so that they may determine how to vote their shares in connection with the special meeting.

Q.
When and where is the special meeting?

A.
The special meeting will take place on                  , 2012 at [Time] local time. The location of the special meeting is [Location], [Address].

Q.
Who is soliciting my proxy?

A.
This proxy is being solicited by our board of directors.

Q.
What matters will be voted on at the special meeting?

A.
You will be asked to consider and vote on the following proposals:
•
to adopt the merger agreement;

•
to approve on an advisory basis (non-binding) certain compensation that may be paid to or received by our executive officers in connection with the merger;

•
to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•
to transact any other business that may properly come before the special meeting.

Q.
How does Network Engines' board of directors recommend that I vote on the proposals?

A.
The board of directors recommends that you vote:
•
"FOR" the proposal to adopt the merger agreement; and

•
"FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies.

  The board of directors makes no recommendation on the proposal to approve the compensation that may be paid to or received by our executive officers in connection with the merger, as such vote is advisory and is not binding.

Q.
What vote is required for Network Engines' stockholders to adopt the merger agreement?

A.
To adopt the merger agreement, holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the matter must vote "FOR" adoption of the merger agreement.

  Pursuant to voting agreements entered into on June 18, 2012, our executive officers and directors and a significant stockholder and certain of its affiliates agreed, among other things, to vote a total of 6,346,292 shares of our common stock for the adoption of the merger agreement, representing approximately 14.9% of the outstanding voting power of shares entitled to vote at the special meeting and all of their outstanding shares of common stock.

Q.
What vote is required for Network Engines' stockholders to approve the proposal with respect to the advisory vote on the compensation to be received by our executive officers in connection with the merger?

A.
The proposal to approve the compensation to be received by our executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy and entitled to vote on the matter. Such vote is advisory and is not binding on Network Engines or UNICOM.

Q.
What vote is required for Network Engines' stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.
The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the meeting and entitled to vote on the matter. Our executive officers and directors have informed us that they intend to vote all of the shares of our common stock for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Q.
Who is entitled to vote at the special meeting?

A.
If you owned shares of our common stock at the close of business on                  , 2012, the record date for the determination of stockholders entitled to vote at the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock that you owned on the record date.

Q.
What should I do now?

A.
After carefully reading and considering the information contained in this proxy statement, please submit your proxy by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet instructions printed on your proxy card. You can also attend the special meeting and vote in person. Please do NOT enclose or return your stock certificate(s) with your proxy.

Q.
If my shares are held in "street name" by my broker or other nominee, will my broker or other nominee vote my shares for me?

A.
Your broker or other nominee will only be permitted to vote your shares if you instruct your broker or other nominee how to vote. You should follow the procedures provided by your broker or other nominee regarding the voting of your shares. If you do not instruct your broker or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement. If you desire to vote your "street-name" shares in person at the meeting, you must provide a legal proxy from your broker or other nominee.

Q.
How are votes counted?

A.
For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or "broker non-votes", will not be counted for purposes of determining a quorum and will have the effect of a vote against the adoption of the merger agreement.

  For the proposals to approve the compensation to be received by our executive officers in connection with the merger and to adjourn the meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will, and broker non-votes will not, count for the purpose of determining whether a quorum is present and as shares present and entitled to vote on the proposals to approve such compensation or to adjourn the meeting. As a result, if you abstain, it will have the same effect as if you vote against the proposals to approve the compensation to be received by our executive officers in connection with the merger or to adjourn the meeting, respectively, but broker non-votes will have no effect on the vote to approve such compensation or to adjourn the meeting, each of which requires the vote of the holders of a majority of voting power of the shares of our common stock present or represented by proxy at the meeting and entitled to vote on the matter.

  If you sign your proxy card without indicating your vote, your shares will be voted "FOR" the adoption of the merger agreement, "FOR" the approval of the compensation to be received by our executive officers in connection with the merger and "FOR" adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.
When should I send in my proxy card?

A.
You should send in your proxy card via mail, or submit your proxy over the telephone or the Internet as soon as possible so that your shares will be voted at the special meeting.

Q.
May I revoke my proxy?

A.
Yes. You may revoke your proxy at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written, dated notice to the Chief Financial Officer of Network Engines stating that you revoke your proxy. Second, you can complete and submit a new, later-dated proxy card by mail or over the telephone or Internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, the procedures for changing your vote described above will not apply, and you must instead follow the directions received from your broker or other nominee to change those instructions.

Q.
May I vote in person?

A.
Yes. You may attend the special meeting and vote your shares in person if you are a stockholder of record. If you hold shares in "street name" through a broker or other nominee, you must provide a legal proxy executed by your broker or other nominee in order to vote your shares at the meeting.

Q.
What happens if a stockholder does not return a proxy card via mail, submit a proxy via telephone or the Internet, or vote in person at the special meeting?

A.
If you do not return a proxy card via mail, submit a proxy via telephone or the Internet, or vote in person at the special meeting, this will have the same effect as a vote against the adoption of the merger agreement.

Q.
What does it mean if a stockholder receives more than one set of materials?

A.
This means the stockholder owns shares of our common stock that are registered under different names. For example, a stockholder may own some shares directly as a stockholder of record and other shares through a broker or other nominee or through more than one broker or other nominee. In these situations, the stockholder will receive multiple sets of proxy materials. The stockholder must vote, sign and return all of the proxy cards or follow the instructions for the submission of proxies by telephone or Internet on each of the proxy cards that the stockholder receives in order to vote all of the shares. Each proxy card the stockholder receives comes with its own prepaid return envelope. When returning multiple proxy cards by mail, each proxy card should be returned in the return envelope that accompanies that proxy card.

The Merger

Q.
What is the proposed transaction?

A.
The proposed transaction is the acquisition of Network Engines by UNICOM pursuant to a merger agreement entered into between us, UNICOM and Merger Sub, which is a wholly owned subsidiary of UNICOM. Pursuant to the merger agreement, Merger Sub will merge with and into Network Engines, with Network Engines surviving. In connection with the merger, the outstanding shares of our common stock will be converted into the right to receive the applicable cash merger consideration. If the merger is completed, we will be a wholly owned subsidiary of UNICOM and will cease to be a publicly traded company.

Q.
If the merger is completed, what will I be entitled to receive for my shares and when will I receive it?

A.
Holders of our common stock will be entitled to receive $1.45 in cash, without interest, for each share of our common stock held immediately prior to the merger. Shares owned by us as treasury stock, shares owned by UNICOM, Merger Sub or any wholly owned subsidiary of UNICOM or Merger Sub or any shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has properly demanded appraisal of such shares in accordance with Section 262 of the DGCL, who has not voted in favor of adoption of the merger agreement and who otherwise complies with the requirements of Section 262 of the DGCL will not be converted into the right to receive the merger consideration, but will represent the right to receive the fair value of such shares as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL. After the merger is completed, we will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.
Who are UNICOM and Merger Sub?

A.
UNICOM is a corporation organized under the laws of the State of California and headquartered in Mission Hills California. UNICOM is a global information technology company, providing software, hardware, professional services, educational services and outsourcing services.

  Merger Sub, a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of UNICOM. Merger Sub was formed on May 14, 2012 exclusively for the purpose of effecting the merger. This is the only business of Merger Sub.

Q.
Am I entitled to appraisal rights?

A.
Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement at the special meeting and they comply with the Delaware law procedures and requirements, which are set forth in Section 262 of the DGCL and summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement and a summary of this provision can be found along with additional information about appraisal rights under "Appraisal Rights" beginning on page 66 of this proxy statement.

Q.
Why is the Network Engines board of directors recommending the merger?

A.
The board of directors has unanimously approved the merger agreement and determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Accordingly, our board of directors recommends that you vote "FOR" the adoption of the merger agreement. To review their reasons for recommending the merger, see the section entitled "Special Factors—Reasons for the Merger and Recommendation of the Board of Directors" beginning on page 27 of this proxy statement.

Q.
Will any members of management be employees of or hold interests in the surviving corporation?

A.
Yes. The merger agreement provides that each of our officers immediately prior to the merger will remain as the officers of the surviving corporation after the merger. None of our officers have negotiated or entered into an employment arrangement with UNICOM or Merger Sub.

Q.
Will the merger be a taxable transaction to me?

A.
Yes. The receipt of cash for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our stock. See the section entitled "Material U.S. Federal Income Tax Consequences" beginning on page 50 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.
Is the merger subject to the satisfaction of any conditions?

A.
Yes. In addition to the adoption of the merger agreement by our stockholders, the merger is subject to satisfaction of various conditions. For a description of these factors, please see "The Merger Agreement (Proposal 1)—Conditions to the Merger" beginning on page 63 of this proxy statement.

Q.
When is the merger expected to be completed?

A.
We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after the special meeting and after all the conditions to the merger are satisfied or waived, including adoption of the merger agreement by our stockholders and, if applicable, expiration or termination of the waiting period under U.S. antitrust law.

Q.
Should I send in my Network Engines stock certificates now?

A.
No. After the merger is completed, the paying agent will send you written instructions for exchanging your stock certificates. You must return your stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after our paying agent receives your stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q.
What should I do if I have questions?

A.
If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Network Engines, the expected completion and timing of the merger and other information relating to Network Engines and the merger. You can identify these statements by words such as "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate", "may", "will" and "continue" or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

  •
  the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

  •
  the ability to recognize the benefits of the merger;

  •
  competition in our industry;

  •
  changes in government regulation;

  •
  receipt of necessary approvals, if any, under applicable antitrust laws and other relevant regulatory authorities;

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  •
  the outcome of any legal proceeding that has been or may be instituted against us and others following the announcement of the merger;

  •
  the amount of the costs, fees, expenses and charges related to the merger;

  •
  the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and

  •
  other factors described in our Annual Report on Form 10-K for the year ended September 30, 2011, filed with the Securities and Exchange Commission, which we refer to as the SEC.

        See "Where You Can Find More Information" on page 86. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

        We are furnishing this proxy statement to you, as a stockholder of Network Engines, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on                  , 2012, beginning at [Time] local time at [Location], [Address]. The purpose of the special meeting is:

  •
  to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 18, 2012, by and among UNICOM, Merger Sub and Network Engines, as such agreement may be amended from time to time;

  •
  to approve on an advisory basis (non-binding) certain compensation that may be paid to or received by our executive officers in connection with the merger;

  •
  to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

  •
  to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Our board of directors has unanimously determined that the adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger. Our board of directors unanimously recommends that our stockholders vote "FOR" adoption of the merger agreement. The board of directors makes no recommendation on the proposal to approve the compensation that may be paid to or received by our executive officers in connection with the merger, as such vote is advisory and is not binding. If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn our special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. Our board of directors unanimously recommends that you vote "FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies.

Record Date; Quorum

        As of the close of business on                  , 2012, the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting, there were                  shares of our common stock outstanding held by approximately                  stockholders of record. The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date entitled to vote will constitute a quorum for purposes of voting at the meeting. Abstentions, but not broker non-votes, will be counted as present for purpose of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.

Required Vote

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock outstanding on the record date and entitled to vote on the matter. Approval of the proposal with respect to the advisory vote on the compensation to be received by our executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the voting power of outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter. The vote on the compensation to be received by our executive officers in connection with the merger is advisory in nature and will not be binding on Network Engines or our board of directors. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

        Each holder of a share of our common stock is entitled to one vote per share. Failure to submit your proxy (by returning a properly executed proxy card or by following the instructions printed on the proxy card for telephone or Internet proxy submission) or to vote in person will not count as votes cast or shares voting on the proposals. Abstentions, however, will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as a vote "AGAINST" the adoption of the merger agreement, the approval of the compensation to be received by our executive officers in connection with the merger and the proposal to adjourn the meeting to solicit additional proxies, which, as to the last two proposals, requires the vote of the holders of a majority of the voting power of the shares present or represented by proxy at the special meeting and entitled to vote on the matter.

        Brokers or other nominees who hold shares of our common stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, or "broker non-votes", will not be counted for the purpose of determining whether a quorum is present and will not be counted as shares present and entitled to vote on the proposal to adjourn the meeting. Accordingly, broker non-votes will have the same effect as votes "AGAINST" adoption of the merger agreement, but will not affect the outcome of the vote with respect to the advisory vote on the compensation to be received by our executive officers in connection with the merger or the vote to adjourn the meeting to solicit additional proxies.

Voting by Principal Stockholders

        As of                  , 2012, our largest stockholder, HarbourVest, held and is entitled to vote 5,920,926 shares of our common stock, representing in the aggregate approximately 13.9% of the voting power of the outstanding shares entitled to vote at the special meeting. On June 18, 2012, UNICOM and HarbourVest, entered into a voting agreement in which HarbourVest agreed, among other things, to vote all shares of our common stock held by it in favor of adopting the merger agreement. HarbourVest is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by HarbourVest is attached as Annex C to this proxy statement.

Voting by Directors and Executive Officers

        As of                  , 2012, our directors and executive officers held and are entitled to vote, in the aggregate, 425,366 shares of our common stock, representing approximately 1% of the voting power of the outstanding shares entitled to vote. Our executive officers and directors have entered into voting agreements pursuant to which they have agreed, among other things, to vote all of their outstanding shares of common stock for the adoption of the merger agreement. Our executive officers and directors are not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by our directors and executive officers is attached as Annex C to this proxy statement.

Voting; Submission of Proxy

        Stockholders may vote their shares by attending the special meeting and voting their shares of our common stock in person.

        Stockholders may submit their proxy by:

  •
  completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage- prepaid envelope;

  •
  using the telephone number printed on your proxy card; or

  •
  using the Internet instructions printed on your proxy card.

        All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted "FOR" the adoption of the merger agreement, "FOR" the approval of the compensation that may be paid to or received by our executive officers in connection with the merger, "FOR" adjournment of the meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

        Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

        Stockholders who hold their shares in "street name", meaning in the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

        You can revoke your proxy at any time before it is voted at the special meeting by:

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  submitting another properly completed proxy bearing a later date;

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  giving written notice of revocation to the Chief Financial Officer of Network Engines; or

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  voting in person at the special meeting.

        Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Solicitation of Proxies

        In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries and their nominees for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our stock and in obtaining voting instructions from those owners.

        We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $12,500, plus expenses relating to the solicitation.

Other Business

        We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

SPECIAL FACTORS

        This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

 Background of the Merger

        Our board of directors and management have considered and evaluated a variety of strategic opportunities over the past year as part of an ongoing effort to enhance stockholder value. During the period beginning August 2011 through the date of the merger agreement, Gregory A. Shortell (our President and Chief Executive Officer) had informal discussions from time to time with representatives of various potential strategic partners and financial investors, some of which are identified below, related to their interest in a strategic relationship with, or an acquisition of, Network Engines. During many of these meetings, information regarding our operating results, new opportunities and macro industry trends was discussed. Mr. Shortell consulted with the members of our board of directors on a periodic basis related to these discussions.

        Beginning on or about August 3, 2011, representatives of UNICOM contacted Mr. Shortell via telephone regarding an informal discussion of our respective organizations. UNICOM's representatives indicated that we had been identified from market screens conducted by UNICOM's internal mergers and acquisitions team as a company UNICOM would be interested in acquiring.

        On August 4, 2011, Mr. Shortell received a phone call from Mr. Corry Hong (UNICOM's Chief Executive Officer) and UNICOM representatives indicating that they were interested in purchasing Network Engines. At the conclusion of this conversation, the parties agreed to arrange visits to our facilities and hold discussions regarding their respective strategic roadmaps.

        On August 15, 2011, Mr. Shortell and Douglas G. Bryant (our Chief Financial Officer) met with Mr. Hong and representatives of UNICOM at our Canton, Massachusetts facility to discuss possible synergies between the companies as well as to review the potential acquisition of Network Engines by UNICOM. At the conclusion of the meeting the parties determined to schedule a follow up meeting in the future.

        On September 15, 2011, our board of directors held a meeting at which Mr. Shortell updated our board of directors on UNICOM's initial interest in acquiring Network Engines and his meeting with Mr. Hong on August 15, 2011 in Canton, Massachusetts.

        On October 13, 2011, Mr. Shortell had a phone conversation with Mr. Hong regarding UNICOM's continued interest in the potential acquisition of Network Engines.

        As the result of several informal conversations held between August 2011 and November 2011 with another potential buyer and strategic partner, which we refer to as Firm A, Mr. Shortell held a meeting with representatives of Firm A at our Galway, Ireland facility on November 11, 2011. This all day meeting covered the capability, strategy, high level financials and system integration value of Network Engines. Also in attendance was our Galway, Ireland plant manager. At the conclusion of the meeting we determined to schedule a follow up meeting in the future with Firm A.

        On November 15, 2011, Mr. Shortell had a meeting with Mr. Hong and representatives of UNICOM in Las Colinas, Texas regarding the potential acquisition of Network Engines by UNICOM.

        On November 21, 2011, Mr. Bryant met with representatives of Needham & Company, LLC ("Needham"), a firm we formally engaged on February 16, 2012 as our exclusive financial advisor in connection with our board of directors' evaluation of strategic and financial alternatives, including a possible sale of Network Engines, at our headquarters in Canton, Massachusetts to discuss, among other things, a potential review of strategic alternatives.

        On December 2, 2011, Messrs. Shortell and Bryant spoke to representatives of Needham telephonically about the possible engagement of Needham as our exclusive financial advisor in connection with the evaluation of strategic and financial alternatives, including a possible sale of Network Engines. On that call, we also discussed with Needham a potential review of strategic alternatives for Network Engines. Following our call with Needham, Mr. Bryant also spoke to representatives of Latham & Watkins LLP ("Latham"), our legal advisors, about possible engagement of Needham as our exclusive financial advisor to evaluate potential strategic objectives or the potential sale of Network Engines.

        On December 12, 2011, Mr. Shortell met with Mr. Hong and representatives of UNICOM at our Plano, Texas facility. At the meeting, the parties discussed the potential synergies of bringing the companies together.

        On December 15, 2011, our board of directors held a meeting. During the meeting, Mr. Shortell provided an overview of the strategic considerations for 2012, including discussions relating to Network Engines' placement in its industry and its role as an independent company, the fiscal and time barriers of entry to new domestic and international markets and the low margins of our current business. Mr. Shortell updated our board of directors on UNICOM's interest in acquiring Network Engines and his meeting with Mr. Hong on December 12, 2011 in Plano, Texas.

        On January 11, 2012, Messrs. Shortell and Bryant had a meeting with representatives of Needham in New York, New York to continue prior discussions of a potential review by Needham of strategic alternatives for Network Engines.

        On January 13, 2012, Charles A. Foley, Fontaine K. Richardson, and Patricia C. Sueltz, being all of the members of our compensation committee, held a telephonic meeting. At the meeting, the compensation committee considered, among other things, the implementation of a retention and transaction success bonus program for key executives in the event that we were acquired. After discussion, it was agreed that a proposal for a retention and transaction success bonus program for key executives would be discussed with our full board of directors during the next meeting of our board of directors.

        On January 18, 2012, Messrs. Shortell and Bryant and other Network Engines representatives met with Mr. Hong and representatives of UNICOM in Beverly Hills, California and discussed business related to a potential acquisition of Network Engines by UNICOM.

        On January 19, 2012, Messrs. Shortell and Bryant and other Network Engines representatives met with Mr. Hong and UNICOM representatives at a UNICOM facility in Beverly Hills, California and discussed possible synergies between Network Engines and UNICOM and the potential acquisition of Network Engines by UNICOM.

        Between January 30, 2012 and February 3, 2012, there were several telephonic discussions between Mr. Shortell and Mr. Hong to discuss a potential letter of intent from UNICOM to purchase Network Engines. During these telephonic meetings, Mr. Hong expressed an interest in an acquisition of Network Engines at a price per share of $1.70. In response to Mr. Hong's proposal, Mr. Shortell indicated that he anticipated an offer price of $1.70 would not be acceptable to our board of directors and that the price would need to be raised for our board of directors to consider a sale of Network Engines.

        On February 6, 2012, Mr. Shortell had a telephonic conference with Mr. Hong regarding the potential acquisition of Network Engines during which Mr. Hong indicated that UNICOM would raise the offer price to $1.80 per share. Subsequently, on February 9, 2012, Mr. Shortell received from UNICOM a written, preliminary, non-binding indication of interest to purchase all shares of Network Engines common stock for $1.80 per share. The letter from UNICOM did not address the treatment of outstanding and unvested options granted under our incentive plans. Upon receipt of this written, non-binding indication of interest, Mr. Shortell circulated a copy to the members of our board of directors and called a meeting of our board of directors.

        On February 14, 2012, Mr. Bryant and representatives from Latham had a conference call with representatives from Needham to negotiate an engagement letter with Needham to act as our exclusive financial advisor in connection with our board of director's evaluation of strategic and financial alternatives, including a possible sale of Network Engines.

        On February 16, 2012, our board of directors held a telephonic meeting. Representatives of Latham participated in such meeting at the invitation of the board of directors. During the meeting, a general overview of our business and the provisions of UNICOM's non-binding indication of interest, among other things, were discussed. Our board of directors reviewed the terms of the engagement letter with Needham, including potential success fees related to a sale of Network Engines, and approved the hiring of Needham to act as our exclusive financial advisor in connection with our board of directors' evaluation of strategic and financial alternatives, including a possible sale of Network Engines. Representatives from Latham then discussed matters related to the fiduciary duties of the members of our board of directors in considering UNICOM's non-binding indication of interest. The board of directors also agreed to meet via teleconference on Monday, February 20, 2012, and that Needham should be present to advise the board of directors as to UNICOM's non-binding indication of interest and to also begin a market check process of contacting other parties, in addition to UNICOM and Firm A, to ascertain interest in acquiring Network Engines.

        On February 17, 2012, representatives from Needham met telephonically with Mr. Hong to discuss, among other things, UNICOM's proposed timing, due diligence requirements, contemplated source of funds and other transaction terms. Following this telephonic conference with Mr. Hong, Messrs. Shortell and Bryant, other Network Engines' representatives and representatives from Latham had a telephonic conference with representatives from Needham to review Needham's presentation to our board of directors scheduled for Monday, February 20, 2012.

        On February 20, 2012, our board of directors held a telephonic meeting in consultation with representatives of Latham and Needham. During the meeting, Needham reviewed a presentation that included a review of stock price trading, a summary of valuation analysis, a list of potential interested parties and certain process considerations. Needham also provided a summary of a February 17, 2012 telephone conversation they had with Mr. Hong regarding the form of a transaction, timing, due diligence team, source of funds and certain requests made by Mr. Hong. Mr. Shortell provided a summary of strategic considerations, including a discussion of our current business model. He discussed certain barriers to our being able to access new markets and our position as a low margin supplier with high customer concentrations of revenue. Our board of directors considered such factors in our evaluation of UNICOM's indication of interest. After some discussion, it was agreed that we should not sign the non-binding indication of interest from UNICOM. Our board of directors requested that Needham obtain further information from UNICOM, including information concerning its ability to finance the proposed transaction, and work with UNICOM to provide it with further information concerning Network Engines. The board of directors also discussed the sale process as it related to the fiduciary duties of the members of the board of directors. The board of directors also discussed the appointment of a committee of the board of directors to assist with the process of soliciting and analyzing acquisition proposals from other potentially interested parties (the "Transaction Committee") and appointed directors John A. Blaeser, Gary E. Haroian and Robert M. Wadsworth (until Mr. Wadsworth's term expired on March 15, 2012) to serve as members of the Transaction Committee.

        Following the meeting of the board of directors on February 20, 2012, our compensation committee had a telephonic meeting in consultation with Latham. Members of the compensation committee discussed the proposed merger transaction success and retention bonus payments for key executives, as discussed previously among the members of the compensation committee.

        Following the meeting of the compensation committee, Mr. Bryant and other Network Engines representatives had a telephonic conference with Merrill Corporation to discuss setting up an electronic data room for the review of materials by interested parties during the market check process.

        On February 24, 2012, our Transaction Committee held a telephonic meeting with representatives from Needham and Latham and Messrs. Shortell and Bryant. Needham updated the Transaction Committee on its recent conversations with UNICOM. Representatives from Needham noted that UNICOM had been made aware of Network Engines' intent to contact other potential acquirers and to conduct a market check of parties that might have an interest in acquiring Network Engines. Management reviewed, and the Transaction Committee approved, the list of other parties that Needham planned to begin contacting on February 27, 2012. The list of parties to be contacted by Needham included Firm A, along with 16 other potential strategic buyers and 4 potential financial buyers. Our management also reviewed a top-side financial forecast for fiscal years 2012 and 2013 that our management had prepared and reviewed with Needham and that would be included in the information provided to interested parties after they signed a non-disclosure agreement.

        Between February 21, 2012 and April 12, 2012, representatives of Needham contacted 21 parties, including UNICOM, to assess these parties' interest in a potential transaction with Network Engines. Of these 21 parties, only UNICOM submitted a preliminary, non-binding indication of interest on or before April 6, 2012.

        On March 1, 2012, Messrs. Shortell and Bryant and representatives of Needham met telephonically with Mr. Hong and representatives of UNICOM for the purpose of UNICOM conducting due diligence. At the conclusion of this meeting, the parties agreed to arrange additional visits to our facilities and hold discussions regarding UNICOM's due diligence process.

        Following the telephonic conference with Mr. Hong, Messrs. Shortell and Bryant met with representatives of Needham telephonically to review the status of the ongoing review of strategic alternatives and the status of UNICOM due diligence.

        On March 5, 2012, the Transaction Committee held a telephonic meeting with representatives from Needham and Latham and Messrs. Shortell and Bryant. Needham updated the Transaction Committee on its recent conversations with UNICOM. Needham then provided an update on the market check process and the other parties that Needham was contacting to determine if such parties were interested in acquiring Network Engines.

        On March 8, 2012, Messrs. Shortell and Bryant and other Network Engines representatives met with Firm A executives for a full day due diligence review of our financials, strategy, products and customers. At the conclusion of the meeting the parties determined to schedule a follow up meeting in the future.

        On March 9, 2012, representatives of Needham held a telephonic meeting with Mr. Hong and discussed the status of UNICOM's due diligence review.

        On March 15, 2012, our board of directors held a meeting in consultation with Latham and Needham. Mr. Shortell provided an overview of the business issues facing Network Engines, including the continuing limitations on access to new customers and territories and the commoditization of our standard platforms. Needham provided an update on its discussions with UNICOM regarding UNICOM's ability to finance a transaction and UNICOM's due diligence progress. Needham then provided an update on its outreach effort to other potentially interested parties. Finally, Needham reviewed the market check process and the board of directors, in consultation with Needham and Latham, planned next steps.

        On March 19, 2012, and March 20, 2012, representatives of UNICOM conducted on-site due diligence at our Canton, Massachusetts, Plano, Texas and Galway, Ireland facilities. On March 20, 2012,

Mr. Shortell met with Mr. Hong in New York, New York to discuss UNICOM's continued interest in the potential acquisition of Network Engines.

        On March 26, 2012, our Transaction Committee held a telephonic meeting in consultation with Latham, Needham and Messrs. Shortell and Bryant. Needham updated the Transaction Committee on conversations with UNICOM after their on-site due diligence visits at each of Network Engines' facilities during the prior week. Needham also updated the Transaction Committee on the 11 other parties that expressed interest in acquiring Network Engines as a result of Needham's outreach initiative and market check. The Transaction Committee discussed the plan of expected activities for this week and asked questions of Needham and Latham. The Transaction Committee also discussed with Needham the plan and timing of asking the other parties to submit formal bids to acquire Network Engines.

        On March 29, 2012, UNICOM sent us a series of follow-up questions as a result of their on-site due diligence.

        On April 4, 2012, our Transaction Committee held a telephonic meeting in consultation with Latham, Needham and Messrs. Shortell and Bryant. Needham updated the Transaction Committee on the status of UNICOM's due diligence and its efforts to secure funding for a potential transaction. Needham also indicated that, as part of its outreach efforts and after consulting with our management, board of directors and Transaction Committee, it had asked other interested parties to submit any non-binding indication of interest by Friday, April 6, 2012.

        On April 9, 2012, Firm A notified Needham that it had determined not to proceed further with respect to a possible transaction with Network Engines.

        On April 10, 2012, Mr. Hong and representatives of UNICOM notified representatives of Needham that in light of the findings of its due diligence performed in February and March, UNICOM was revising its proposed purchase price to $1.70 per share of common stock of Network Engines.

        On April 11, 2012, our Transaction Committee held a telephonic meeting in consultation with Latham, Needham and Messrs. Shortell and Bryant. Needham updated the Transaction Committee on the most recent non-binding indication of interest from UNICOM, including a status on its sources of funding a potential transaction and its revised proposed purchase price. Needham informed the Transaction Committee that Firm A had determined not to proceed with a potential transaction with Network Engines. Needham also indicated that none of the other parties that Needham had contacted had expressed an interest in submitting a non-binding indication of interest. Needham reviewed with the Transaction Committee the comments and feedback it had received from these other parties in the market check. After further discussions, the Transaction Committee asked Mr. Shortell to schedule a teleconference meeting with the full board of directors for the purpose of updating our board of directors on the activities to date.

        On April 12, 2012, our board of directors held a telephonic meeting in consultation with Latham. Mr. Shortell informed the board of directors that Network Engines had been notified by EMC Corporation ("EMC") that EMC would be transitioning away from using system integrators, including Network Engines, for its standard platforms beginning in either the December 2012 or March 2013 quarter. Our products affected by this change accounted for approximately $21 million of our revenues in the quarter ended March 31, 2012. Mr. Shortell indicated that Network Engines would be disclosing this material event via a press release and with a filing on Form 8-K. Mr. Shortell also provided an update regarding the most recent non-binding indication of interest from UNICOM and indicated that after an outreach to other potentially interested parties by Needham that no other parties had expressed an interest in submitting a non-binding indication of interest. After further discussion, the board of directors determined not to respond to UNICOM's indication of interest until the marketplace had time to absorb our press release relating to the loss of EMC revenue that would be issued later in the day. On the date following such press release, the price of our common stock decreased by approximately 34%, and subsequently dropped by an additional approximately 21% through the date on which we entered into the merger agreement with UNICOM on June 18, 2012.

        On April 17, 2012, representatives of another potential buyer, which we refer to as Firm B and who had initially been contacted in late February by representatives of Needham as part of its initial outreach efforts, contacted representatives of Needham seeking to re-engage in discussions regarding a potential transaction. Between April 17 and May 8, representatives of Needham held discussions with Firm B regarding its potential review of a transaction with the Company.

        On April 27, 2012, in light of our announcement on April 12 relating to the loss of EMC revenue, our management provided revised financial forecasts to UNICOM and Needham. On April 30, 2012, Needham provided the revised financial forecasts to Firm B.

        On May 3, 2012, in light of the Company's public announcement on April 12 relating to the loss of EMC revenue, UNICOM submitted a further revised non-binding indication of interest to purchase all shares of Network Engines for $1.45 per share. UNICOM also provided information relating to its ability to secure sufficient funds to consummate a transaction. Subsequent to May 3, 2012, Mr. Shortell, Needham and Mr. Hong held a number of discussions during which Mr. Shortell sought to increase the price per share to be received from UNICOM. On May 8, 2012, Firm B submitted a preliminary, non-binding indication of interest to purchase all of the outstanding shares of Network Engines common stock for a price between $1.20 and $1.30 per share. Management determined to schedule a follow up meeting with Firm B to discuss due diligence and site visits to our facilities, as necessary.

        Between May 8, 2012 and May 30, 2012, representatives of Needham continued discussions with Firm B regarding its indication of interest and due diligence requirements, and Firm B conducted additional due diligence regarding the Company.

        On May 10, 2012, Needham received a draft Agreement and Plan Merger (the "merger agreement") from UNICOM to purchase all of the outstanding shares of Network Engines common stock at $1.45 per share.

        On May 16, 2012, our Transaction Committee held a telephonic meeting in consultation with Latham and Needham and Messrs. Shortell and Bryant. During the meeting, the Transaction Committee discussed the receipt of the draft merger agreement from UNICOM and reviewed a summary prepared by Needham of the terms and the status of UNICOM's ability to finance a transaction. Needham updated the members of the Transaction Committee on the status of Needham's market check of other interested parties, including the non-binding indication of interest from Firm B. The members of the Transaction Committee asked various questions to the management team, Needham and Latham regarding the market check and the terms of the draft merger agreement.

        On May 17, 2012, our board of directors held a telephonic meeting in consultation with Latham. Mr. Shortell indicated that Network Engines had received a draft merger agreement from UNICOM that included an offer to purchase all of the outstanding shares of Network Engines common stock at $1.45 per share and had received a non-binding indication of interest from Firm B to purchase all of the outstanding shares of Network Engines common stock at a price per share of between $1.20 and $1.30. Latham gave an overview of some of the key terms of the first draft of the merger agreement. The board of directors then discussed their desire to implement the merger transaction success and retention bonus payments for key executives. The board of directors instructed the chairman of the compensation committee to contact and consider engaging an independent compensation consultant. Representatives from Needham joined the meeting and asked various questions about the proposed merger agreement and process. The board of directors unanimously agreed to enter into negotiations regarding the proposed merger agreement whereby UNICOM would pay $1.45 per share for all of our outstanding shares of common stock. The board of directors also instructed that, in light of the

Company's announcement on April 12, 2012, Needham should again approach each party with whom Needham had previously contacted prior to the April 12, 2012 announcement and that had expressed some initial interest in discussions regarding a transaction, as part of our review of strategic alternatives.

        Between May 17, 2012 and May 31, 2012, in addition to ours and Needham's ongoing discussions with UNICOM, Firm A and Firm B, representatives of Needham contacted an additional 9 strategic and financial parties, constituting all of the parties who had shown interest in acquiring Network Engines prior to the April 12, 2012 announcement relating to the loss of EMC revenue, to reassess their interest in a potential transaction with Network Engines in light of our announcement. None of Firm A, Firm B or the additional 9 parties contacted by Needham expressed an interest in exploring further discussions with Network Engines towards a transaction.

        On May 24, 2012, Messrs. Shortell and Bryant and representatives of Needham attended a meeting telephonically with representatives of Firm B to review our management presentation and conduct business due diligence. At the conclusion of the meeting we determined to schedule a follow up meeting. On May 30, 2012, representatives of Firm B notified Needham that it had determined not to proceed further with respect to a possible transaction with Network Engines.

        On June 1, 2012, we filed a Current Report on Form 8-K with the SEC announcing that we had received a letter from The Nasdaq Global Market notifying the closing bid price of Network Engines' common stock had been below the $1.00 minimum bid per share required for continued listing on The Nasdaq Global Market.

        On June 1, 2012, Mr. Shortell had a telephonic meeting with Mr. Hong regarding the merger agreement. Messrs. Shortell and Hong discussed the process of executing a definitive merger agreement and that we would need to have meetings of the Transaction Committee and our board of directors prior to approving any definitive merger agreement. Messrs. Shortell and Hong also discussed the possibility of a merger transaction success and retention bonus payment for key executives, legal issues and directors and officers insurance. Mr. Hong indicated that he wanted to speak to his mergers and acquisitions team and that he would get back to Mr. Shortell with any additional issues.

        On June 7, 2012, our compensation committee held a telephonic meeting with representatives from Latham and Connell & Partners ("Connell"), an independent compensation consulting firm. The Connell representatives provided guidance and advice to the compensation committee relating to potential transaction bonus payments to senior management.

        On June 7, 2012, representatives of Needham met with our board of directors. Needham informed our board of directors of Firm B's decision not to pursue a transaction with Network Engines. Needham provided the board of directors with an update with respect to the proposed UNICOM purchase price per share of $1.45 as compared with various financial metrics and analyses which Needham deemed relevant for purposes of comparison. Needham advised the board of directors that UNICOM had indicated that it would not pay more than $1.45 per share. Mr. Shortell updated the board of directors on his conversations with Mr. Hong regarding the process and timing relating to the execution of the definitive merger agreement and the current progress of the merger agreement.

        On June 8, 2012, Mr. Shortell had a telephonic meeting with Mr. Hong regarding progress on the definitive merger agreement.

        On June 10, 2012, Messrs. Shortell and Bryant had a telephonic meeting with representatives from Needham and Latham to review the UNICOM revisions to the merger agreement.

        On June 13, 2012, Messrs. Shortell and Bryant had a telephonic meeting with Mr. Hong, and representatives from UNICOM, Needham and Latham. The parties discussed the voting agreements required by UNICOM as well as remaining issues relating to the draft merger agreement and timing to completion of the merger agreement.

        On June 15, 2012, Messrs. Shortell and Bryant had a telephonic meeting with representatives from Needham, Latham and the Transaction Committee. Mr. Bryant reviewed the adjustments being made to the 2013 financial forecast model with the latest market and customer inputs. The parties discussed the remaining open items in the merger agreement as well as the schedule for a meeting of our board of directors. Following the telephonic meeting, the 2013 financial forecast was provided to Mr. Hong and UNICOM.

        On June 18, 2012, our board of directors held a telephonic meeting in consultation with Needham and Latham. The compensation committee reviewed and discussed, with Messrs. Bryant and Shortell being excused from the meeting, the proposed merger transaction success and retention bonus payments for key executives and the compensation committee unanimously recommended that Messrs. Shortell and Bryant be provided with transaction bonuses in the amount of $950,000 and $475,000, respectively, in the event the transaction with UNICOM is consummated and the board of directors unanimously approved the transaction bonus agreements with Messrs. Shortell and Bryant. Messrs. Bryant and Shortell then discussed their conversations with Mr. Hong and representatives from UNICOM and Needham since the prior meeting of the board of directors, including reviews of the timing of the potential execution of the merger agreement, the revised 2013 financial forecast model and the revisions to the merger agreement. Representatives of Needham presented a financial analysis and delivered its oral opinion to our board of directors (subsequently confirmed in writing) to the effect that, as of June 18, 2012, and based upon and subject to the assumptions and other matters set forth in its written opinion, the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Our board of directors discussed the proposed merger agreement and unanimously approved the merger agreement.

        Between June 19, 2012 and July 18, 2012, representatives of Needham contacted 45 potential strategic and financial buyers to gauge their interest in pursuing a possible transaction with Network Engines, including the 20 parties initially contacted by Needham between February 21, 2012 and April 12, 2012 as part of our market check. Additionally, following the announcement of our transaction with UNICOM on June 19, 2012, our management and board of directors authorized Needham to contact an additional 25 potential buyers who were not contacted in the market check. None of the 45 parties so contacted submitted an acquisition proposal.

Reasons for the Merger and Recommendation of the Board of Directors

        Our board of directors, by unanimous vote of all its members at a meeting duly called, determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Our board of directors approved the merger agreement and recommended that our stockholders vote "FOR" the adoption of the merger agreement. In the course of reaching its decision to recommend that our stockholders vote "FOR" the adoption of the merger agreement, the board of directors consulted with its financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

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  the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

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  the $1.45 per share to be paid as the consideration in the merger represents premiums of approximately 71% above the average closing price of our common stock between April 13, 2012, the first full trading day following our public announcement relating to the loss of EMC revenue, and June 18, 2012, the date immediately prior to our public announcement of the merger agreement, and approximately 86% above the closing price of our common stock on June 18, 2012;

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  the merger is the result of efforts by our board of directors over the past year to consider and pursue strategic alternatives to enhance stockholder value;

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  the financial presentation of Needham (including the assumptions and methodologies underlying the analysis in connection therewith) and the opinion of Needham, which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, that, as of June 18, 2012 and subject to the various assumptions and limitations set forth therein, the per share merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to such stockholders;

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  the substantial barriers to growth that we face, including:

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  the constant threat of dual sourcing by customers as their business expands;

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  the continued commoditization of standard platforms;

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  that our current size and business model has imposed substantial time and financial barriers to expansion into new domestic and international markets and that we would likely need one or more significant strategic allies to expand our market presence; and

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  the low profit margin nature of our business, the concentration of our revenue in a few customers, and the difficulty and risks of penetrating new vertical markets.

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  the historical volatility of the price of our common stock and the challenges in continuing to meet listing standards;

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  the fact that the merger agreement provides for a solicitation period, beginning on June 18, 2012 and ending at 11:59 P.M. on July 18, 2012, during which we and our subsidiaries may solicit acquisition proposals as follows:

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  subject to compliance with the merger agreement, we may solicit, resume, continue or encourage, whether publicly or otherwise, any acquisition proposal, including by way of providing non-public information; provided that Network Engines will only permit non-public information to be provided pursuant to an acceptable confidentiality agreement; and

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  subject to compliance with the merger agreement, we may engage in and maintain discussions or negotiations, including resuming or continuing discussions or negotiations with any party with whom Network Engines or its representatives had communications with at any time prior to June 18, 2012, with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an acquisition proposal, or otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any acquisition proposal.

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  the fact that the merger agreement affords our board of directors flexibility to consider, evaluate and accept superior proposals after the end of the solicitation period and prior to adoption of the merger agreement by our stockholders as follows:

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  subject to compliance with the merger agreement, our board of directors is permitted to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for us, if our board of directors determines, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal;

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    subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to stockholders with respect to or enter into an alternative transaction arising from a proposal received from a qualified go shop bidder which was received prior to July 19, 2012, subject to, in the case of termination, the payment of a termination fee of $1.25 million;

    –
    subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to stockholders with respect to or enter into an alternative transaction arising from a proposal received from a party who is not a qualified go shop bidder which was received after July 18, 2012, subject to, in the case of termination, the payment of a termination fee of $2.5 million; and

    –
    our board of directors' belief that the termination fees payable to UNICOM are reasonable and would not be likely to preclude another party that is so inclined from making a superior proposal.

  •
  The fact that the merger agreement provides that UNICOM will reimburse us for expenses or pay us a termination fee as follows:

  –
  Subject to compliance with the merger agreement, UNICOM will be required to reimburse us upon demand for all documents out-of-pocket fees and expenses incurred or paid by or on behalf of Network Engines in connection with the merger or related to the authorization, preparation, execution and performance of the merger agreement and the voting agreements, in each case including all reasonable fees and expenses of counsel, financial advisors, accountants, experts and consultants reasonably retained by us, if we terminate the merger agreement, we are not in material breach of our obligations under the merger agreement and there is a breach by UNICOM or Merger Sub of any of their representations, warranties or covenants contained in the merger agreement which breach has not been cured in all material respects within 30 days after written notice thereof, or the breach cannot be cured; and

  –
  Subject to compliance with the merger agreement, UNICOM will be required to pay us a termination fee of $1.75 million if UNICOM fails to have the funds necessary to consummate the merger on the terms contemplated by the merger agreement or fails to make available to Merger Sub the funds necessary to consummate the merger on the terms contemplated by the merger agreement at the effective time of the merger.

  •
  the board of directors' belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders;

  •
  the historical market prices and volatility in trading information with respect to our common stock, including the possibility that if we remain as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $1.45 per share cash price to be paid in the merger;

  •
  historical, current and projected information concerning our business, financial performance and condition, operations, management and competitive position, including the sensitivities and uncertainties related thereto, and current industry, economic and market conditions, including our prospects if we were to remain an independent company; and

  •
  the efforts made by our board of directors and its advisors to negotiate and execute a merger agreement favorable to us.

        A "qualified go shop bidder" is defined to mean any person(s) from whom we or any of our representatives has received, after June 18, 2012 and prior to July 19, 2012, an acquisition proposal that our board of directors determines, prior to July 19, 2012, in good faith (after consultation outside counsel and our financial advisor), constitutes or is reasonably likely to result in a superior proposal.

        In addition, the board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board of directors to represent effectively the interests of our stockholders. These procedural safeguards include the following:

  •
  the fact that the board of directors consists of a majority of independent, non-management directors (all of our directors are independent, non-employee directors, with the exception of Mr. Shortell);

  •
  the fact that the board of directors engaged financial and legal advisors with significant experience in public company transactions to advise it in connection with the merger;

  •
  the fact that many of our directors are experienced in business combination transactions;

  •
  the fact that completion of the merger will require the adoption of the merger agreement by our stockholders;

  •
  the fact that we may solicit acquisition proposals after the execution of the merger agreement during a solicitation period, beginning on June 18, 2012 and ending at 11:59 P.M. on July 18, 2012;

  •
  the fact that the board of directors is permitted under certain circumstances to respond to inquiries regarding acquisition proposals received during the solicitation period and to change our recommendation to stockholders or terminate the merger agreement to accept a superior proposal upon the payment of a termination fee of $1.25 million;

  •
  the fact that the board of directors is permitted under certain circumstances to respond to inquiries regarding unsolicited acquisition proposals received after the solicitation period and to change our recommendation to stockholders or terminate the merger agreement to accept a superior proposal upon the payment of a termination fee of $2.5 million; and

  •
  the fact that under Delaware law, our stockholders have the right to demand appraisal of their shares.

        In light of the procedural safeguards discussed above, the board of directors reached its determination to recommend the merger agreement and the merger without retaining an unaffiliated representative to act solely on behalf of our unaffiliated stockholders.

        In the course of its deliberations, the board of directors also considered a variety of risks and other countervailing factors concerning the merger agreement and the merger, including the following:

  •
  the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our business relationships and customers;

  •
  the restrictions that the merger agreement imposes on our ability to actively solicit competing bids after the solicitation period provided for in the merger agreement, and the fact that we would be obligated to pay a termination fee to UNICOM under certain circumstances and that such termination fee could reduce the incentive for a third party to make a competing bid for us;

  •
  the fact that we would no longer exist as an independent, publicly traded company and our stockholders would no longer participate in any of the future earnings or growth of Network Engines and would not benefit from any appreciation in value of Network Engines;

  •
  the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

  •
  the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course and in a manner consistent with past practice, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

  •
  the interests of our executive officers and directors in the merger described below under "—Interests of Certain Persons in the Merger".

        The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. The board of directors collectively reached the unanimous conclusion to recommend the adoption of the merger agreement in light of the various factors described above and other factors that each member of the board of directors believed were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any acspect of any particular factor, was favorable or unfavorable to the ultimate determination of the finance committee. Rather, the board of directors made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

        After evaluating these factors and consulting with its legal and financial advisors, our board of directors unanimously determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Accordingly, our board of directors approved the merger agreement and recommended that our stockholders adopt the merger agreement.

        The board of directors unanimously recommends that you vote "FOR" the adoption of the merger agreement.

 Opinion of Needham & Company, LLC

        On June 18, 2012, the board of directors of the Company met to review and approve the final definitive Merger Agreement. At the meeting, representatives of Needham presented a financial analysis and delivered its oral opinion to the Company's board of directors (subsequently confirmed in writing) to the effect that, as of June 18, 2012, and based upon and subject to the assumptions and other matters set forth in its written opinion, the consideration to be received by the holders of Company common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Needham's written opinion is attached as Annex B to this proxy statement and is incorporated herein by reference. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Needham in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Stockholders of the Company are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        In arriving at its opinion, Needham, among other things:

  •
  reviewed a draft of the Merger Agreement dated June 15, 2012;

  •
  reviewed certain publicly available information concerning UNICOM and the Company and certain other relevant financial and operating data of UNICOM and the Company furnished to Needham by UNICOM and the Company;

  •
  reviewed the historical stock prices and trading volumes of Company common stock;

  •
  held discussions with members of management of UNICOM and the Company concerning the current operations of and future business prospects for UNICOM and the Company and joint prospects for the combined companies;

  •
  reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts;

  •
  compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed generally relevant to similar data for UNICOM and the Company;

  •
  reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and

  •
  reviewed such other financial studies and analyses and considered such other matters as Needham deemed appropriate.

        In connection with its review and in arriving at its opinion, Needham did not independently verify, nor did Needham assume responsibility for independent verification of, any of the information reviewed by or discussed with it and assumed and relied on the accuracy and completeness of that information. Needham assumed that the financial forecasts for our company provided to it by our management were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management, at the time of preparation, of our future operating and financial performance. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of our assets or liabilities. Needham's opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham expressed no opinion as to the price at which our common stock will actually trade at any time. In addition, Needham was not asked to consider, and the Needham opinion does not address, our underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available for us.

        We imposed no limitations on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion.

        In preparing its opinion, Needham performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinion. The order of analyses described does not represent relative importance or weight given to those analyses by Needham. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to June 18, 2012, and is not necessarily indicative of current or future market conditions.

        Selected Companies Analysis.    Using publicly available information, Needham compared selected historical and projected financial and market data ratios for us to the corresponding data and ratios of publicly traded companies that Needham deemed relevant because their businesses may be considered similar to our business. These companies, referred to as the selected companies, consisted of the following:

    Arrow Electronics, Inc.
    Avnet, Inc.
    Benchmark Electronics, Inc.
    DataTec Ltd.
    Dot Hill Systems Corp.
    Flextronics International Ltd.
    Ingram Micro, Inc.
    Jabil Circuit Inc.
    Sanmina-SCI Corp.
    ScanSource Inc.
    Super Micro Computer Inc.
    SYNNEX Corp.
    Tech Data Corp.
    Xyratex Ltd.

        The following table sets forth information concerning the following multiples for the selected companies and for us:

  •
  enterprise value as a multiple of last 12 months, or LTM, revenues;

  •
  enterprise value as a multiple of projected calendar year 2012 revenues;

  •
  enterprise value as a multiple of projected calendar year 2013 revenues;

  •
  enterprise value as a multiple of LTM earnings before interest, taxes, depreciation, amortization and stock based compensation, or Adjusted EBITDA;

  •
  enterprise value as a multiple of projected calendar year 2012 Adjusted EBITDA;

  •
  enterprise value as a multiple of projected calendar year 2013 Adjusted EBITDA;

  •
  price as a multiple of LTM Non-GAAP earnings per share, or EPS;

  •
  price as a multiple of projected calendar year 2012 Non-GAAP EPS; and

  •
  price as a multiple of projected calendar year 2013 Non-GAAP EPS.

        Needham calculated multiples for the selected companies based on the closing stock prices of those companies on June 18, 2012 and calculated multiples for us based on the merger consideration of $1.45 per share. The columns in the table below under the heading "NEI Merger Consideration" represent multiples calculated based on the merger consideration and forecasts prepared by our management. LTM multiples for our company were based on our company's actual financial results as disclosed with the SEC for the 12 months ending March 31, 2012. Needham noted that all of the calculated multiples for us based on the $1.45 per share merger consideration were within the ranges of multiples for the selected companies. Needham noted that the multiples for us for price to projected calendar year 2012 and calendar year 2013 Non-GAAP EPS reflect equity value based on the merger consideration of $1.45 per share as a multiple of Non-GAAP Net Income for the corresponding periods.

NEI Merger Consideration
Selected Companies
Management Estimates
	High	Low	Mean	Median
Enterprise value to LTM revenues	0.62x	0.05x	0.22x	0.20x	0.20x
Enterprise value to projected calendar year 2012 revenues	0.54x	0.05x	0.21x	0.20x	0.22x
Enterprise value to projected calendar year 2013 revenues	0.49x	0.05x	0.19x	0.19x	0.22x
Enterprise value to LTM adjusted EBITDA	9.1x	2.2x	4.9x	4.9x	4.8x
Enterprise value to projected calendar year 2012 adjusted EBITDA	7.5x	2.0x	4.7x	4.4x	6.6x
Enterprise value to projected calendar year 2013 adjusted EBITDA	5.7x	3.1x	4.3x	4.4x	5.0x
Price to LTM Non-GAAP EPS	15.6x	5.2x	8.8x	7.8x	7.8x
Price to projected calendar year 2012 Non-GAAP EPS	25.0x	5.7x	9.8x	8.0x	13.1x
Price to projected calendar year 2013 Non-GAAP EPS	10.1x	5.0x	7.5x	7.3x	9.8x

        Selected Transaction Analysis.    Needham analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since January 1, 2011 that involved target companies that were involved in IT services and electronics manufacturing services and with transaction values between $10 million and $300 million:

Acquirer	Target
Viasystems Group, Inc.	DDi Corp.
Salient Federal Solutions, Inc.	ATS Corporation
Bertelsmann AG (arvato Systems GmbH)	Perdata
Avnet, Inc.	Pinnacle Data Systems, Inc.
WidePoint Corporation	Avalon Global Solutions, Inc.
Presidio, Inc.	INX Inc.
Datalink Corp.	Midwave Corporation
Arrow Electronics, Inc.	Chip One Stop
OnX Enterprise Solutions	Agilysys, Inc. (Technology Solutions Group)
Dynamics Research Corporation	High Performance Technologies, Inc.
Datatec Limited	Netarx LLC
Telephone and Data Systems, Inc.	OneNeck IT Services Corporation
URS Corporation	Apptis Holdings, Inc.
ScanSource, Inc.	CDC Brasil S.A.
Epiq Systems, Inc.	Encore Discovery Solutions
Computacenter plc	Top Info SAS
PC Connection, Inc.	ValCom Technology
Arrow Electronics, Inc.	Richardson Electronics, Ltd. (RF, Wireless and Power Division)
API Technologies Corp.	SenDEC Corporation
CSE Global Limited	ASTIB Group Pty Ltd
Arrow Electronics, Inc.	Nu Horizons Electronics Corp.

        In examining the selected transactions, Needham analyzed, for the selected transactions and for the merger,

  •
  enterprise value as a multiple of LTM sales;

  •
  enterprise value as a multiple of NTM, or Next Twelve Months sales;

  •
  enterprise value as a multiple of LTM adjusted EBITDA;

  •
  enterprise value as a multiple of NTM adjusted EBITDA;

  •
  LTM adjusted EBITDA margin; and

  •
  NTM adjusted EBITDA margin.

        Needham calculated multiples for our company based on the merger consideration of $1.45 for each share of our common stock. LTM multiples for our company were based on our company's actual financial results as disclosed with the SEC for the 12 months ending March 31, 2012. NTM multiples for our company were based on financial forecasts provided by our management for the 12 months ending March 31, 2013.

        The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

	Selected Transactions
									NEI Merger
	High		Low		Mean		Median
Enterprise value to LTM sales	2.59	x	0.14	x	0.88	x	0.66	x	0.20	x
Enterprise value to NTM sales	2.84	x	0.12	x	0.78	x	0.59	x	0.22	x
Enterprise value to LTM adjusted EBITDA	24.4	x	6.8	x	10.4	x	9.2	x	4.8	x
Enterprise value to NTM adjusted EBITDA	13.5	x	5.3	x	9.1	x	10.6	x	6.8	x
LTM adjusted EBITDA margin	26.3%		1.7%		9.3%		7.8%		4.2%
NTM adjusted EBITDA margin	24.6%		1.6%		10.6%		10.3%		3.3%

        Needham noted that the enterprise value to LTM sales, enterprise value to NTM sales and Enterprise value to NTM adjusted EBITDA multiples for us based on the $1.45 per share merger consideration were within the ranges of multiples but below the mean and median for the selected transactions. The enterprise value to LTM adjusted EBITDA multiple for us based on the $1.45 per share merger consideration was below the range of multiples for the selected transactions. The LTM and NTM adjusted EBITDA margins were within the ranges of margins but below the mean and median for the selected transactions.

        Stock Price Premium Analysis.    Needham analyzed publicly available financial information for 20 merger and acquisition transactions that represent transactions involving publicly-traded technology and technology-enabled services companies completed since January 1, 2010 which featured an all-cash consideration and with transaction values of between $50 million and $200 million:

Acquirer	Target
Salient Federal Solutions, Inc.	ATS Corporation
Presidio, Inc.	INX Inc.
ARRIS Group, Inc.	BigBand Networks, Inc.
Vector Capital	RAE Systems Inc.
PAETEC Holding Corporation	XETA Technologies, Inc.
Golden Gate Capital	Tollgrade Communications, Inc.
Golden Gate Capital	Conexant Systems, Inc.
Summit Partners	Answers Corporation
ASSA ABLOY AB	LaserCard Corporation
Stefanini International Holdings Ltd	TechTeam Global, Inc.
Zoran Corporation	Microtune, Inc.
Marlin Equity Partners	Phoenix Technologies Ltd.
Kenexa Corporation	Salary.com, Inc.
NTT DATA Corporation	Intelligroup, Inc.
Thoma Bravo LLC	PLATO Learning, Inc.
Microsemi Corporation	White Electronic Designs Corporation
Pegasystems, Inc.	Chordiant Software, Inc.
Francisco Partners	QuadraMed Corporation
IXYS Corporation	ZiLOG, Inc.
ON Semiconductor Corporation	California Micro Devices Corporation

        In examining these transactions, Needham analyzed the premium of consideration offered to the acquired company's stock price one trading day, five trading days and 30 trading days prior to the announcement of the transaction.

        Needham calculated premiums for our company as of the market close on June 18, 2012 based on the merger consideration of $1.45 for each share of our common stock. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions				Network Engines Merger at $1.45
	High	Low	Mean	Median
One day stock price premium	116.3%	-1.5%	33.1%	28.0%	85.5%
Five day stock price premium	120.6%	-1.5%	35.7%	30.9%	83.5%
30 day stock price premium	196.1%	0.3%	44.6%	34.6%	70.6%

        Needham noted that the one-day, five-day and 30-day stock price premiums for our company were within the range and above the mean and median for the selected transactions.

        Discounted Cash Flow Analysis.    Needham performed illustrative discounted cash flow analyses to determine indicators of illustrative implied equity values for the Company and illustrative implied equity values per share of our common stock based on our management's forecasts. Needham calculated ranges of estimated present value of free cash flows determined by the Company for the periods between the fiscal fourth quarter of 2012 until fiscal year 2017, using a range of discount rates of 20.0% to 23.0%. The range of discount rates was derived by utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas for the Company, the U.S. twenty-year treasury rate as of June 18, 2012, and the equity market risk premium and micro cap size premium as published by Ibbotson at the time Needham conducted its analysis. The discount rates ranging from 20.0% to 23.0% were based upon Needham's judgment of an illustrative range based upon the above analysis. Needham then calculated ranges of estimated present values of terminal value by multiplying fiscal year 2017 estimated adjusted EBITDA of approximately $12.2 million by selected multiples ranging from 2.5x to 5.0x, and using a range of discount rates of 20.0% to 23.0%. The range of selected multiples was based upon Needham's judgment of an illustrative range based upon the Enterprise value to LTM adjusted EBITDA multiples for us and the selected companies, as set forth above in the "Selected Companies Analysis" section of this proxy statement. Needham then added these ranges of estimated present value of free cash flows to the ranges of estimated present values of terminal value to arrive at ranges of estimated implied enterprise value. Needham then added to these ranges of estimated implied enterprise value the Company's estimated cash balance as of June 30th, 2012, based on management estimates, to arrive at estimates of implied equity values. Needham then divided these estimates of implied equity values by the Company's fully-diluted common shares outstanding to arrive at estimates of implied equity values per share of our common stock.

        This analysis indicated the following estimates of implied equity values per share for the Company:

	Discount Rate
Terminal Multiple (based on multiple of FY2017E EBITDA of $12.2M)
	20.0%	21.0%	22.0%	23.0%
2.5x	$1.44	$1.41	$1.38	$1.36
3.0x	$1.50	$1.46	$1.43	$1.40
4.0x	$1.60	$1.57	$1.53	$1.50
5.0x	$1.71	$1.67	$1.63	$1.59

        This analysis further indicated the following implied per share equity reference range for the Company, as compared to the per share merger consideration:

Illustrative Implied Per Share Equity Reference Range for Network Engines	Per Share Merger Consideration
$1.36 – $1.71	$1.45

        No company, transaction or business used in the "Selected Companies Analysis," "Stock Price Premium Analysis," or "Selected Transaction Analysis" as a comparison is identical to our company or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the company or transaction to which they are being compared.

        The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

        In performing its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of our company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham's opinion and its related analyses were only one of many factors considered by the board of directors in their evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger consideration or the merger.

        Under the terms of the Company's engagement letter with Needham, we have paid or agreed to pay Needham a retainer fee and a fee for rendering the Needham opinion aggregating $300,000. If the merger is consummated, the company has agreed to pay Needham a fee of $750,000, against which the retainer and opinion fees would be credited. In addition, the Company has agreed to reimburse Needham for it's out of pocket expenses in connection with the transaction and has agreed to indemnify Needham and related persons against various liabilities, including certain liabilities under the federal securities laws.

        Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the Company to act as its financial advisor in connection with the merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with us and the technology industry generally. The amount of the fees paid to Needham were determined by negotiations between Needham and the Company. Needham has had no other investment banking relationship with UNICOM in the past. Needham has had no other investment banking relationship with us during the past two years. In the normal course of its business, Needham may actively trade our equity securities for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in our securities. Needham has consented to the inclusion of and references to its opinion in this proxy statement.

Purposes and Plans for Network Engines After the Merger

        The purpose of the merger is to enable our stockholders to immediately realize the value of their investment in Network Engines through their receipt of the per share merger consideration. The merger is the result of an ongoing series of efforts undertaken under the direction of our board of directors over the past year to enhance stockholder value, as described in the section entitled "—Background of the Merger". To that end, the $1.45 per share to be paid as the consideration in the merger represents premiums of approximately 71% above the average closing price of our common stock between April 13, 2012, the first full trading day following our public announcement relating to the loss of EMC revenue, and June 18, 2012, the date immediately prior to our public announcement of the merger agreement, and approximately 86% above the closing price of our common stock on June 18, 2012. In this respect, the board of directors believed that the merger was more favorable to our stockholders than any other alternative reasonably available because of the uncertain returns to our stockholders in light of our business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. See the section entitled "—Reasons for the Merger and Recommendation of the Board of Directors" for a discussion of certain factors considered by our board of directors in approving the merger and reaching its recommendation to stockholders.

        For UNICOM and Merger Sub, the purpose of the merger is to allow them to own Network Engines and to bear the rewards and risks of such ownership. The transaction has been structured as a cash merger to provide the stockholders of Network Engines whose shares are converted into the right to receive merger consideration in the merger, with cash for their shares and to provide a prompt and orderly transfer of ownership of Network Engines in a single step, without the necessity of financing separate purchases of our stock in a tender offer or implementing a second-step merger to acquire any shares not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

        It is expected that, upon completion of the merger, the operations of Network Engines will be conducted substantially as they currently are being conducted except that Network Engines will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. UNICOM has advised Network Engines that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, our management and UNICOM will evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to enhance the value of Network Engines. UNICOM expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

        If the merger agreement is adopted by our stockholders and certain other conditions to completion of the merger are either satisfied or waived, Merger Sub, a wholly owned subsidiary of UNICOM, will be merged with and into us. We will be the surviving corporation. Following the merger, the entire equity in Network Engines will be held by UNICOM. If the merger is completed, our unaffiliated stockholders will have no interest in our net book value or net earnings. The table below sets forth the direct and indirect interests in our net book value and net earnings of each of UNICOM and Merger Sub prior to and immediately after the merger based upon the net book value and net earnings of Network Engines as of and for the quarter ended March 31, 2012.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%
UNICOM	252	0.27	3.3	0.27	95,129	100	1,247	100
Merger Sub	—	0	—	0	95,129	100	1,247	100

(1)
Based upon beneficial ownership as of March 31, 2012.

        When the merger is completed, each share of our common stock issued and outstanding immediately prior to completion of the merger will be converted into the right to receive $1.45 in cash, without interest. Shares owned by us as treasury stock, shares owned by UNICOM, Merger Sub or any wholly owned subsidiary of UNICOM or Merger Sub and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has made a proper demand for appraisal of such shares in accordance with Delaware law and who has not voted in favor of adoption of the merger agreement will not be entitled to the cash merger consideration until such time as the stockholder withdraws the demand, fails to perfect or otherwise loses the stockholder's appraisal rights under Delaware law.

        Upon completion of the merger, our stockholders will cease to have ownership interests in Network Engines or rights as our stockholders. Therefore, our stockholders will not participate in any future earnings or growth of Network Engines and will not benefit from any appreciation in value of Network Engines.

        Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is quoted on The Nasdaq Global Market under the symbol "NEI." As a result of the merger, we will become a privately held corporation, and there will be no public market for our common stock. After the completion of the merger, our common stock will cease to be quoted on The Nasdaq Global Market, and price quotations with respect to sales of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to Network Engines. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

        For information about the effects of the merger on Network Engines options, please see the section below entitled "The Merger Agreement (Proposal 1)—Treatment of Options and Restricted Stock" beginning on page 54.

        Upon completion of the merger, the directors of Merger Sub will become the directors of the surviving corporation. Our amended and restated certificate of incorporation, as amended, will be amended as of the completion of the merger to read in the form of Exhibit A to the merger agreement. Our amended and restated bylaws will be amended as of the completion of the merger to read in the form of Exhibit B to the merger agreement.

        The benefit of the merger to holders of our common stock, whose shares are converted into the right to receive the merger consideration upon completion of the merger, is the right to receive $1.45 in cash per share, without interest, for their shares of our common stock. The detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that the receipt of the cash payment by our stockholders for their shares will be a taxable transaction for federal income tax purposes. See the section entitled "Material U.S. Federal Income Tax Consequences".

Effects on Network Engines if the Merger is Not Completed

        If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on The Nasdaq Global Market, subject to our compliance with the applicable listing requirements. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, and general industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares.

From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Network Engines, to make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Network Engines will be offered or become available, or that our business, prospects or results of operations will not be adversely impacted. If the merger agreement is terminated under circumstances described in the section entitled "The Merger Agreement (Proposal 1)—Termination Fees", we will be obligated to pay a termination fee to UNICOM.

Delisting and Deregistration of Network Engines Common Stock

        If the merger is completed, our common stock will be delisted from The Nasdaq Global Market and deregistered under the Exchange Act. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

        In the event the merger is not completed, we will continue to remain subject to the listing requirements of The Nasdaq Global Market and the reporting requirements of a registered public company. As disclosed in our Current Report on Form 8-K filed on June 1, 2012, the NASDAQ Stock Market LLC, or Nasdaq, notified us on May 29, 2012 that our common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by Nasdaq listing rules. On July 3, 2012, and subsequent to the announcement of the merger agreement, Nasdaq notified us that it had determined that for the last 10 consecutive business days, from June 19, 2012 to July 2, 2012, the closing bid price of the Company's common stock had been at $1.00 per share or greater and that, accordingly, we had regained compliance with the listing rules.

Accounting

        UNICOM will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the assets and liabilities of Network Engines will be recorded, as of the completion of the merger, at their fair value and added to those of UNICOM.

Source of Funds

        The aggregate amount of funds required by UNICOM to purchase all of our outstanding shares of capital stock, make payments to option holders required by the merger agreement and pay related transaction fees and expenses is expected to be approximately $64.2 million. UNICOM and Merger Sub currently intend that the required funds will be provided through available cash of UNICOM.

Interests of Certain Persons in the Merger

        In considering the recommendation of our board of directors with respect to the merger agreement, stockholders should be aware that our directors and executive officers may have, and our principal stockholders may be viewed to have, interests in the merger that are different from, and/or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Interests of Directors and Executive Officers

        As of                                    2012, our directors and executive officers held and are entitled to vote, in the aggregate, 425,366 shares of our common stock, representing approximately 1% of the voting power of the outstanding shares entitled to vote. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $1.45 in cash, without interest, for each share of our common stock held immediately prior to the merger. Shares owned by UNICOM, if any, will be cancelled.

        Our executive officers and directors have entered into voting agreements pursuant to which they have agreed to vote all of their shares for adoption of the merger agreement. In addition, these executive officers and directors have also indicated to us that, as of the date hereof and while not obligated to do so, they intend to vote their shares in favor of the adjournment of the meeting, if necessary to solicit additional proxies to adopt the merger agreement.

        As of                                    , 2012, our directors and executive officers held options to purchase 4,243,433 shares of our common stock at a weighted average exercise price of $2.08 per share, of which, options for 3,808,433 shares are vested and options for 435,000 shares are unvested. The merger agreement provides that our board of directors shall adopt appropriate resolution and take all actions necessary and appropriate to provide that each outstanding option under any Network Engines stock or incentive plan shall be accelerated and automatically become fully vested and cancelled, and holders of such options, including our directors and executive officers, will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their option, multiplied by (ii) $1.45 minus the per share exercise price of the option, net of any applicable withholding taxes. As of                                    , 2012, 2,250,220 of the options held by our directors and executive officers had an exercise price of less than $1.45 per share, and the director and executive officer holders of such options will receive aggregate consideration at the effective time of the merger in the amount of $610,910. The remaining 1,993,213 options held by our directors and executive officers have an exercise price of greater than $1.45 per share and will be cancelled at the effective time of the merger without any consideration being paid to our directors and executive officers in respect of such options.

        As of                                    , 2012, our directors and executive officers held 109,000 shares of restricted common stock. The merger agreement provides that each share of restricted stock shall automatically become fully vested and free of any forfeiture restrictions at the effective time of the merger, and we will use commercially reasonable efforts to permit holders of outstanding shares of restricted common stock, including our directors and executive officers, to be treated in the merger on the same terms and conditions as all other holders of unrestricted shares of common stock.

        The table below sets forth, as of June 18, 2012, for each of our directors and executive officers:

  •
  the number of shares of our common stock currently held;

  •
  the number of shares of restricted stock currently held;

  •
  the amount of cash that will be paid in respect of such shares upon completion of the merger, calculated by multiplying (i) $1.45 by (ii) the number of shares currently held;

  •
  the number of shares subject to outstanding options for our common stock; and

  •
  the value of such outstanding options upon completion of the merger.

        All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes. In each case with respect to options, the value is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $1.45 exceeds the exercise price of shares subject to the option.

	Common Stock			Outstanding Options (Vested and Unvested)
Name	Shares		Consideration	Shares		Value	Total Value
Non-Employee Directors:
John A. Blaeser	117,500		$170,375	150,000		$18,452	$188,827
Charles A. Foley	—		—	110,000		16,350	16,350
Fontaine K. Richardson	10,000		14,500	185,000		41,902	56,402
Gary E. Haroian	—		—	170,000		17,402	17,402
Patricia C. Sueltz	—		—	50,000		9,500	9,500
Executive Officers:
Gregory A. Shortell	115,200		167,040	1,866,782	(1)	261,210	428,250
Douglas G. Bryant	49,166	(2)	71,291	387,251	(3)(4)	117,144	188,435
Richard P. Graber	15,500		22,475	674,400	(5)	52,550	75,025
Charles N. Cone	118,000		171,100	650,000	(6)	76,400	247,500
All directors and executive officers as a group	425,366		$616,781	4,243,433		$610,910	$1,227,691

(1)
1,742,407 option shares are currently vested.

(2)
Includes 4,998 shares held in a trust fund for Mr. Bryant's children. Mr. Bryant disclaims beneficial ownership of all shares held in a trust for his children.

(3)
319,126 option shares are currently vested.

(4)
Mr. Bryant's former spouse is entitled to 86,251 of the unvested options that will be cancelled in exchange for cash, per the terms of Mr. Bryant's property settlement agreement between Mr. Bryant and his former spouse. Mr. Bryant disclaims beneficial ownership of all those options to which Mr. Bryant's former spouse is entitled.

(5)
608,150 option shares are currently vested.

(6)
583,750 option shares are currently vested.

        Pursuant to the merger agreement, for at least six years after the completion of the merger, UNICOM and the surviving corporation of the merger will, jointly and severally, indemnify and hold harmless all past and present directors, officers and employees of Network Engines or any subsidiary of Network Engines, which we refer to as covered persons, to the fullest extent permitted by law, arising out of acts or omissions in their capacity as directors, officers and employees of the company or any of our subsidiaries occurring at or prior to the effective time of the merger. UNICOM and the surviving corporation of the merger will, jointly and severally, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification as set forth in the merger agreement, provided that any person to whom expenses are advanced will undertake to repay the advanced expenses to UNICOM and the surviving corporation of the merger if it is ultimately determined that such person is not entitled to indemnification.

        In addition, the certificate of incorporation and bylaws of the surviving corporation are required to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons then are currently set forth in our amended and restated certificate of incorporation, as amended, and second amended and restated by-laws. Any indemnification agreements with covered persons in existence on June 18, 2012 will be assumed by the surviving corporation in the merger, without any further action, and shall survive the merger and continue in full force and effect in accordance with their terms.

        We are permitted to, prior to the effective time of the merger, purchase and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent and no less favorable than our policy as of June 18, 2012 or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If we are unable to purchase such insurance prior to the effective time of the merger, the surviving corporation shall as of the effective time of the merger, obtain and fully pay the premium for an insurance and indemnification policy that is substantially equivalent to and in any event not less favorable in the aggregate than our existing policy; provided, however, the surviving corporation is not required to expend more than an amount per year equal to 200% of our current annual premiums for such insurance (which premiums are $158,000 in the aggregate) but, in such case, will purchase as much coverage as is available for such amount. The surviving corporation will maintain the insurance and indemnification policy in full force and effect, and continue to honor the obligations of the policy, for a period of at least six years after the effective time of the merger. If the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

        Gregory A. Shortell serves as Chief Executive Officer and President pursuant to an employment agreement, entered into on November 22, 2005. The agreement provides for an annual base salary to be determined annually by our compensation committee but shall not be less than $350,000. In December 2011, our compensation committee considered (i) the performance and achievement of strategic goals, (ii) Mr. Shortell's experience level, (iii) Mr. Shortell's responsibility level in his current job, and (iv) the market conditions for similar positions as factors to establish Mr. Shortell's base salary. Additionally, our compensation committee engaged the services of DolmatConnell & Partners, an independent compensation consulting firm ("DolmatConnell") to conduct a comprehensive review and analysis of current compensation arrangements for our executive officers, which analysis was also considered in the determination of Mr. Shortell's base salary. Based on this study, of Mr. Shortell's annual base salary was set at $400,000. Mr. Shortell is also eligible for a bonus determined annually by the compensation committee in accordance with our 2011 Bonus Plan. For fiscal year 2011, Mr. Shortell received a bonus of $211,313. For the six months ended March 31, 2012, Mr. Shortell received a bonus of $132,000. In addition, Mr. Shortell is eligible to receive employee benefits available to our employees as well as benefits available to other officers of Network Engines. Mr. Shortell is also party to an Amended and Restated Executive Retention Agreement with Network Engines entered into on December 30, 2008. Under the terms of the Amended and Restated Executive Retention Agreement, if Mr. Shortell is terminated "without cause" or voluntarily resigns his position for "good reason" within 12 months following a change of control of Network Engines, we must pay Mr. Shortell a lump sum payment equal to (i) the sum of Mr. Shortell's base salary earned through the date of termination, the pro rata portion of the bonus earned for the applicable bonus period, and, if any, the amount of compensation previously deferred by Mr. Shortell, and (ii) an amount equal to 1.5 multiplied by Mr. Shortell's highest annual base salary during the five-year period prior to the change of control. In addition, for a period of 18 months from the date of such termination of employment we must continue to provide Mr. Shortell and his family with group medical and dental insurance coverage. Mr. Shortell is also party to a Transaction Bonus Agreement with Network Engines, entered into on June 18, 2012. Under the terms of the Transaction Bonus Agreement, Mr. Shortell is entitled to receive $950,000 in a lump sum cash payment in our first payroll on or following the consummation of the sale of Network Engines.

        Douglas G. Bryant serves as our Chief Financial Officer. Mr. Bryant does not serve pursuant to an employment agreement; however, the following arrangements apply to Mr. Bryant's employment with the company. For fiscal year 2011, Mr. Bryant received a base salary of $242,700. For fiscal year 2011,

Mr. Bryant also received a bonus of $131,250. For the six months ended March 31, 2012, Mr. Bryant received a bonus of $68,750. Mr. Bryant entered into an Amended and Restated Executive Retention Agreement with us on December 30, 2008. Under the terms of the Amended and Restated Executive Retention Agreement, if Mr. Bryant's employment is terminated "without cause" or voluntarily resigns his position for "good reason" within 12 months following a change in control, we must pay Mr. Bryant a lump sum severance payment equal to (i) the sum of Mr. Bryant's base salary earned through the date of termination, the pro rata portion of the bonus earned for the applicable bonus period, and, if any, the amount of compensation previously deferred by Mr. Bryant, and (ii) an amount equal to Mr. Bryant's highest annual base salary during the five-year period prior to the change of control. In addition, for a period of 12 months from the date of such termination of employment we must continue to provide Mr. Bryant and his family with group medical and dental insurance coverage. Mr. Bryant is also party to a Transaction Bonus Agreement with Network Engines, entered into on June 18, 2012. Under the terms of the Transaction Bonus Agreement, Mr. Bryant is entitled to receive $475,000 in a lump sum cash payment in our first payroll on or following the consummation of the sale of Network Engines.

        Charles N. Cone III serves as our Senior Vice President of Sales and Marketing. Mr. Cone does not serve pursuant to an employment agreement, however, the following arrangements apply to Mr. Cone's employment with the company. For fiscal year 2011, Mr. Cone received a base salary of $258,825. For fiscal year 2011, Mr. Cone also received cash commission and bonus totaling $97,324. For the six months ended March 31, 2012, Mr. Cone received commission and bonus of $52,173. Mr. Cone entered into an Amended and Restated Executive Retention Agreement with us on December 30, 2008. Under the terms of the Amended and Restated Executive Retention Agreement, if Mr. Cone's employment is terminated "without cause" or voluntarily resigns his position for "good reason" within 12 months following a change in control, we must pay Mr. Cone a lump sum severance payment equal to (i) the sum of Mr. Cone's base salary earned through the date of termination, the pro rata portion of the bonus earned for the applicable bonus period, and, if any, the amount of compensation previously deferred by Mr. Cone, and (ii) an amount equal to Mr. Cone's highest annual base salary during the five-year period prior to the change of control. In addition, for a period of 12 months from the date of such termination of employment we must continue to provide Mr. Cone and his family with group medical and dental insurance coverage.

        Richard P. Graber serves as our Senior Vice President of Engineering and Operations. Mr. Graber does not serve pursuant to an employment agreement, however, the following arrangements apply to Mr. Graber's employment with the company. For fiscal year 2011, Mr. Graber received a base salary of $210,945. For fiscal year 2011, Mr. Graber also received a bonus of $110,250. For the six months ended March 31, 2012, Mr. Graber received a bonus of $57,750. Mr. Graber entered into an Amended and Restated Executive Retention Agreement with us on December 30, 2008. Under the terms of the Amended and Restated Executive Retention Agreement, if Mr. Graber's employment is terminated "without cause" or voluntarily resigns his position for "good reason" within 12 months following a change in control, we must pay Mr. Graber a lump sum severance payment equal to (i) the sum of Mr. Graber's base salary earned through the date of termination, the pro rata portion of the bonus earned for the applicable bonus period, and, if any, the amount of compensation previously deferred by Mr. Graber, and (ii) an amount equal to Mr. Graber's highest annual base salary during the five-year period prior to the change of control. In addition, for a period of 12 months from the date of such termination of employment we must continue to provide Mr. Graber and his family with group medical and dental insurance coverage.

Interests of Principal Stockholders

        As of                                    , 2012, our largest stockholder, HarbourVest, held and is entitled to vote 5,920,926 shares of our common stock, representing in the aggregate approximately 13.9% of the voting power of the outstanding shares entitled to vote at the special meeting. On June 18, 2012, UNICOM and HarbourVest, entered into a voting agreement in which HarbourVest agreed, among other things, to vote all shares of our common stock held by it in favor of adopting the merger agreement. HarbourVest is not obligated to vote for the adoption of the merger agreement if, among other things, the merger agreement is terminated. A copy of the form of voting agreement signed by HarbourVest is attached as Annex C to this proxy statement.

        We do not believe that the interests of HarbourVest, who is our largest stockholder, are different from other stockholders. Although HarbourVest has entered into a voting agreement with UNICOM pursuant to which it will vote all its shares for the adoption of the merger agreement, there are no other arrangements between our largest stockholder and UNICOM and our largest stockholder will receive the same merger consideration as our other stockholders.

Interests of Executive Officers with respect to UNICOM

        Following the merger, each of our officers will continue as the officers of the surviving corporation. None of our officers have negotiated or entered into an employment arrangement with UNICOM or Merger Sub.

        Mr. Shortell is party to a Transaction Bonus Agreement with Network Engines, entered into on June 18, 2012. Under the terms of the Transaction Bonus Agreement, Mr. Shortell is entitled to receive $950,000 in a lump sum cash payment in our first payroll on or following the consummation of the merger.

        Douglas G. Bryant is party to a Transaction Bonus Agreement with Network Engines, entered into on June 18, 2012. Under the terms of the Transaction Bonus Agreement, Mr. Bryant is entitled to receive $475,000 in a lump sum cash payment in our first payroll on or following the consummation of the merger.

Voting Agreements

        Certain executive officers and directors of Network Engines have entered into voting agreements pursuant to which they have agreed to vote all of their shares for adoption of the merger agreement. In addition, these executive officers and directors have also indicated to us that, as of the date hereof and while not obligated to do so, they intend to vote their shares in favor of the adjournment of the meeting, if necessary to solicit additional proxies to adopt the merger agreement.

Fees and Expenses of the Merger

        We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $1.465 million. This amount includes the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses	$750,000
Legal, accounting and tax advisory fees and expenses	$660,000
SEC filing fees	$7,182
Printing, proxy solicitation and mailing costs	$40,000
Miscellaneous	$7,818

        The estimated fees and expenses listed above do not include expenses incurred by UNICOM and Merger Sub that will be borne by the surviving corporation. None of the costs and expenses described above or to be borne by the surviving corporation will reduce the $1.45 per share merger consideration payable to our stockholders.

        In addition, if the merger agreement is terminated under certain circumstances, Network Engines could be obligated to pay a termination fee of $1.25 million or $2.5 million. See "The Merger Agreement (Proposal 1)—Termination Fees and Expense Reimbursement".

Litigation Related to the Merger

        On June 25, 2012, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Terry Hull, an alleged stockholder of the Company (Hull v. Network Engines, Inc. et al., Transaction ID 44992327, C.A. No. 7650). The lawsuit alleges: (i) that the members of our board of directors breached fiduciary duties they allegedly owed in negotiating and approving the merger agreement, that the members of our board of directors breached fiduciary duties they allegedly owed in approving the Transaction Bonus Agreements with Mr. Shortell and Mr. Bryant, that the merger consideration negotiated in the merger agreement improperly values the Company, that the Company's stockholders will not likely receive adequate or fair value for their Network Engines' common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers, and (ii) that UNICOM and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger and rescission in the event that the merger has already been consummated prior to the entry of the court's final judgment, an award of damages and costs and expenses, including attorneys' and experts' fees and expenses.

        On June 25, 2012, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Matt Lefever, an alleged stockholder of the Company (Lefever v. Network Engines, Inc. et al., Transaction ID 44996002, C.A. No. 7653). The lawsuit alleges: (i) that the members of our board of directors breached fiduciary duties they allegedly owed in negotiating and approving the merger agreement, that the members of our board of directors breached fiduciary duties they allegedly owed in approving the Transaction Bonus Agreements with Mr. Shortell and Mr. Bryant, that the merger consideration negotiated in the merger agreement improperly values the Company, that the Company's stockholders will not likely receive adequate or fair value for their Network Engines' common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers, and (ii) that UNICOM and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger and rescission in the event that the merger has already been consummated prior to the entry of the court's final judgment, an award of damages and costs and expenses, including attorneys' and experts' fees and expenses.

        On June 25, 2012, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Rajinder Bansal, an alleged stockholder of the Company (Bansal v. Network Engines, Inc. et al., Transaction ID 44993557, C.A. No. 7654). The lawsuit alleges: (i) that the members of our board of directors breached fiduciary duties they allegedly owed in negotiating and approving the merger agreement, that the members of our board of directors breached fiduciary duties they allegedly owed in approving the Transaction Bonus Agreements with Mr. Shortell and Mr. Bryant, that the merger consideration negotiated in the merger agreement improperly values the Company, that the Company's stockholders will not likely receive adequate or fair value for their Network Engines' common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers, and (ii) that UNICOM and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger and rescission in the event that the merger has already been consummated prior to the entry of the court's final judgment, an award of damages and costs and expenses, including attorneys' and experts' fees and expenses.

        On June 26, 2012, a purported class action lawsuit was filed in Suffolk County Superior Court in the Commonwealth of Massachusetts, by Sajjan G. Shiva, an alleged stockholder of the Company (Shiva v. Network Engines, Inc. et al., Civil Action No. 12-2392). The lawsuit alleges: (i) that the members of our board of directors breached fiduciary duties they allegedly owed in negotiating and approving the merger agreement, that the members of our board of directors breached fiduciary duties they allegedly owed in approving the Transaction Bonus Agreements with Mr. Shortell and Mr. Bryant, that the merger consideration negotiated in the merger agreement improperly values the Company, that the Company's stockholders will not likely receive adequate or fair value for their Network Engines' common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers, and (ii) that UNICOM and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger and rescission in the event that the merger has already been consummated prior to the entry of the court's final judgment, an award of damages and costs and expenses, including attorneys' and experts' fees and expenses.

        On June 28, 2012, a purported class action lawsuit was filed in the Court of Chancery of the State of Delaware, by Joseph Yud, an alleged stockholder of the Company (Yud v. Network Engines, Inc. et al., Transaction ID 45065809, C.A. No. 7661). The lawsuit alleges: (i) that the members of our board of directors breached fiduciary duties they allegedly owed in negotiating and approving the merger agreement, that the members of our board of directors breached fiduciary duties they allegedly owed in approving the Transaction Bonus Agreements with Mr. Shortell and Mr. Bryant, that the merger consideration negotiated in the merger agreement improperly values the Company, that the Company's stockholders will not likely receive adequate or fair value for their Network Engines' common stock in the merger, and that the terms of the merger agreement impose improper deal protection devices that will preclude competing offers, and (ii) that UNICOM and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction against the consummation of the merger and rescission in the event that the merger has already been consummated prior to the entry of the court's final judgment, an award of damages and costs and expenses, including attorneys' and experts' fees and expenses.

        Except as discussed above, as of the date of this proxy, we are not aware of any other lawsuits that have been filed against us relating to the merger. Additional lawsuits pertaining to the merger could be filed in the future.

REGULATORY MATTERS

        Based on the size of the transaction, we will not be required to make any filing, or seek any prior approval, under the HSR Act in connection with merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion describes certain U.S. federal income tax consequences to the holders of our common stock of the merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

        This discussion is limited to holders who hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including U.S. expatriates, partnerships and other pass-through entities (or persons holding our common stock through such entities), "controlled foreign corporations", "passive foreign investment companies", corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, real estate investment trusts and regulated investment companies, banks, insurance companies and other financial institutions, U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion does not consider the U.S. federal income tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

        WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER IN RESPECT TO YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

        As used in this discussion, a U.S. holder is any beneficial owner of our common stock who, for U.S. federal income tax purposes, is or is treated as:

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  an individual citizen or resident of the United States;

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  a corporation or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

        A non-U.S. holder is any beneficial owner of our common stock who is not a U.S. holder.

        If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences of the merger.

U.S. Holders

  Effect of the Merger

        The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of our common stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the shares surrendered. Any such gain or loss will be calculated separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same time in a single transaction), and would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        A U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is an exempt recipient. In addition, a U.S. holder may be subject to backup withholding (currently at a rate of 28%) with respect to the cash such holder is entitled to receive in the merger. Certain holders generally are not subject to backup withholding.

        Each U.S. holder should complete, sign and return to the paying agent the Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Non-U.S. Holders

  Effect of the Merger

        Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with the holder's conduct of a trade or business in the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such holder in the United States);

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  the holder is an individual present in the United States for 183 days or more during the taxable year of disposition and certain conditions are met; or

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  we are or have been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the shorter of the five-year period ending on the date of the merger or the period that such non-U.S. holder held our common stock (which we do not believe to be the case).

        Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

  Information Reporting and Backup Withholding

        Information reporting may apply to the cash received in the merger. Depending on the circumstances, backup withholding (currently at a rate of 28%) also may apply to the cash received in the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Upon completion of the merger, each non-U.S. holder should complete, sign and return to the paying agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Taxpayers may use any amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

THE MERGER AGREEMENT (PROPOSAL 1)

        This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled "Where You Can Find More Information" below.

 Structure of the Merger

        If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly owned subsidiary of UNICOM created solely for the purpose of engaging in the merger, will merge with and into us. The separate corporate existence of Merger Sub will cease, and Network Engines will survive the merger and become a wholly owned subsidiary of UNICOM. All of our and Merger Sub's properties, rights, privileges, powers, franchises and assets, and all of their debts, liabilities, obligations and duties, will become those of the surviving corporation. Following the completion of the merger, our common stock will be delisted from The Nasdaq Global Market, deregistered under the Exchange Act and no longer publicly traded. We sometimes refer to Network Engines after the merger as the surviving corporation.

Effective Time

        The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur no later than two business days after the date on which the last of the conditions to the merger are satisfied or waived, or at such other date, time and place as we and UNICOM mutually agree. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and requisite regulatory approval. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger by the fourth quarter of 2012, we cannot specify when, or assure you that, we and UNICOM will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

        Our amended and restated certificate of incorporation, as amended, will be amended at the effective time of the merger to read in the form of Exhibit A to the merger agreement. In addition, our amended and restated bylaws will be amended at the effective time of the merger to read in the form of Exhibit B to the merger agreement.

Board of Directors and Executive Officers of the Surviving Corporation

        The parties shall use commercially reasonable efforts to take all actions necessary so that the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation following the merger. Each of our officers will continue to be officers of the surviving corporation following the merger, in addition to certain employees of UNICOM. None of our officers have negotiated or entered into an employment arrangement with UNICOM or Merger Sub.

 Consideration to be Received in the Merger

        At the completion of the merger, each share of our common stock issued and outstanding will automatically be converted into the right to receive $1.45 in cash, without interest, other than shares of common stock:

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  owned by us as treasury stock, all of which will be cancelled without any payment;

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  owned by UNICOM or Merger Sub or any other wholly owned subsidiary of UNICOM, all of which will be cancelled without any payment;

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  owned by any of our wholly owned subsidiaries, all of which will be cancelled without any payment; and

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  held by a stockholder who is entitled to demand and has made a proper demand for appraisal of such shares in accordance with Delaware law and has not voted in favor of adoption of the merger agreement, until such time as such holder withdraws the demand, fails to perfect or otherwise loses such holder's appraisal rights under Delaware law.

        The surviving corporation is entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock any applicable withholding taxes that it is required to deduct and withhold with respect to making payment under the Code, or any other applicable state, local or foreign tax law. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, please see "Appraisal Rights".

        If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make any affidavit of that fact and, if required by the surviving corporation, post a bond as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed stock certificates.

Treatment of Options and Restricted Stock

        The merger agreement provides that each vested option issued and outstanding immediately prior to completion of the merger will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their option, multiplied by (ii) $1.45 minus the per share exercise price of the option, net of any applicable withholding and excise taxes. Our option plans will terminate upon completion of the merger.

        The merger agreement provides that each share of restricted stock shall automatically become fully vested and free of any forfeiture restrictions at the effective time of the merger, and we will use commercially reasonable efforts to permit holders of outstanding shares of restricted common stock, including our directors and executive officers, to be treated in the merger on the same terms and conditions as all other holders of unrestricted shares of common stock.

Payment Procedures

        Prior to the effective time of the merger, UNICOM will deposit sufficient cash with the paying agent in order to permit the payment of the merger consideration. As promptly as practicable following the completion of the merger, UNICOM will cause the paying agent to mail to each stockholder who was, immediately prior to the effective time of the merger, a holder of record of shares entitled to receive the merger consideration, a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the merger consideration, less any applicable withholding taxes, to our stockholders promptly following the paying agent's receipt of the stock certificate or other instrument and a properly completed letter of transmittal. You should

NOT send your Network Engines stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your Network Engines stock certificates with the enclosed proxy. In the event of a transfer of ownership of any shares that is not registered in the transfer books of the company, payment can be made to the transferee if the certificate or other instrument surrendered is properly endorsed or otherwise in proper form for transfer and the person requesting payment pays any applicable taxes. If any certificate is lost, stolen or destroyed, a person can make an affidavit of that fact and an undertaking of indemnity and the surviving corporation will deliver the merger consideration in exchange for such lost, stolen or destroyed certificate. The surviving corporation will be entitled to cause the paying agent to deliver to it any funds (including interest received with respect thereto) that have not been disbursed to holders within twelve months after the completion of the merger, and the funds will become property of the surviving corporation. Any portion of remaining cash unclaimed by holders of shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled thereto.

        As of the close of business on the date of the effective time of the merger, the stock transfer books of the company will be closed, and there will be no further registration of transfer in the stock transfer books of the surviving corporation of the shares, that were outstanding immediately prior to the merger. If, after completion of the merger, certificates are presented to the surviving corporation or the paying agent for any reason, they will be canceled and exchanged as provided in the merger agreement.

Representations and Warranties

        The merger agreement contains representations and warranties made by us to UNICOM and Merger Sub and representations and warranties made by UNICOM and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

        The merger agreement contains representations and warranties that we made to UNICOM and Merger Sub regarding, among other things:

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  corporate matters, including due organization, power and standing;

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  our capitalization;

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  qualification, standing and capitalization of our subsidiaries;

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  authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

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  absence of conflicts with, or violations of, organizational documents or applicable laws, or the creation of any liens on our assets as a result of the completion of the merger;

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  the compliance of certain disclosure documents, including this proxy statement, with the Exchange Act and other applicable laws;

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  identification of required governmental filings and consents;

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  compliance with law and possession of licenses and permits;

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  absence of conflicts with, or violations of, any of our material contracts;

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  financial information and accuracy of information contained in registration statements, reports and other documents that we file with the SEC, the compliance of our SEC filings with applicable federal securities law requirements and, with respect to the financial statements therein, generally accepted accounting principles;

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  maintenance of our internal controls over financial reporting;

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  absence of undisclosed liabilities or obligations required to be set forth on a balance sheet in accordance with generally accepted accounting principles;

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  our business being run in the ordinary course and the absence of a material adverse effect on us, each from September 30, 2011;

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  litigation matters;

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  employee benefits plans;

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  labor and employment matters;

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  our material contracts;

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  owned and leased property;

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  environmental matters;

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  intellectual property;

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  tax matters;

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  absence of any state takeover statute that would apply to the merger;

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  opinion of financial advisor;

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  certain loans and other transactions;

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  insurance; and

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  advisor's fees.

        All of our representations and warranties are qualified by information disclosed in our filings with the SEC since October 1, 2008. In addition, many of our representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, "material adverse effect" for us is defined to any change, circumstance, fact, event or effect that has occurred or is continuing as of the relevant time of determination that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects that have occurred and are still continuing as of the relevant time of determination, is materially adverse to the business, financial condition or results of operations of Network Engines and its subsidiaries, taken as a whole, other than any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or political, regulatory, business, economic, or credit conditions, or capital or financial markets generally, including changes in interest or exchange rates, so long as such changes do not uniquely affect Network Engines, (ii) any change affecting any of the industries in which Network Engines and its subsidiaries operate so long as such change does not uniquely affect Network Engines, (iii) changes in generally accepted accounting principles or applicable law or any interpretation thereof by any governmental entity, (iv) the failure of Network Engines to be awarded any contract in response to any bid or the failure of Network Engines to prevail in any existing or new bid protest or similar proceeding, (v) the negotiation, execution, announcement or performance of, or the pendency of any investigation by any governmental entity with respect to, the merger agreement, the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement, including litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, vendors, lenders, investors, venture partners or employees, (vi) the outcome of any litigation, investigation or inquiry disclosed in the merger agreement, (vii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement, (viii) earthquakes, hurricanes, floods, or other natural disasters, (ix) any change arising from or relating to compliance with the terms of the merger agreement, or any action taken, or failure act to act, by Network Engines or any of its subsidiaries at the request or with the consent of any of UNICOM, Merger Sub or any of their subsidiaries, (x) any change in the market price or trading volume of the capital stock of Network Engines or UNICOM or any failure to meet any estimates of revenues, earnings, projections or other economic performance (whether published, internally prepared or provided to UNICOM or its representatives and whether such projections or predictions were made by Network Engines or independent third parties), (xi) any change in the revenues, earnings, projections or other economic performance of Network Engines primarily as a result of the matters disclosed in Network Engines' current report on Form 8-K filed by Network Engines with the SEC on April 13, 2012, (xii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, our benefit plans, severance arrangements or other arrangements in existence on the date hereof, or other fees, costs and expenses, in all of the foregoing cases in this clause (xii) that are related to the transactions contemplated by the merger agreement, or (xiii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States of America.

        In addition, each of UNICOM and Merger Sub, jointly and severally, made representations and warranties to us regarding:

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  corporate matters, including due organization, power and authority;

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  authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

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  absence of conflicts with, or violations of, organizational documents or applicable laws, or the creation of any liens on our assets as a result of the completion of the merger;

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  identification of required governmental filings and consents;

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  the compliance of certain disclosure documents with the Exchange Act and other applicable laws;

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  financing of the merger, availability of funds and solvency of the surviving corporation;

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  accuracy of information supplied or to be supplied by UNICOM or Merger Sub for inclusion or incorporation by reference into this proxy statement;

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  litigation matters;

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  ownership of our common stock;

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  ownership and operations of Merger Sub;

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  absence of any arrangements entered into by UNICOM, Merger Sub or any of their affiliates with any of our directors, officers, or affiliates that have not been disclosed to us;

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  brokers' fees; and

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  foreign ownership.

        Many of the representations and warranties made by UNICOM and Merger Sub are qualified by a material adverse effect standard. For purposes of the merger agreement, "material adverse effect" for UNICOM means any change, circumstance, fact, event or effect that would reasonably be expected to prevent, or materially hinder or delay, UNICOM or Merger Sub from consummating the transactions contemplated by the merger agreement.

Covenants Relating to the Conduct of Our Business

        From the date of the merger agreement until completion of the merger, we have agreed to (i) conduct our business in the ordinary course and in accordance with past practices in all material respects, and (ii) take no action that would prohibit or materially impair or delay the ability of the Company UNICOM or any of their respective Subsidiaries to obtain any necessary approvals of any governmental entity required to consummate the merger.

        During the same period, we have also agreed that, subject to certain exceptions, we will not do the following without the prior written consent of UNICOM, which consent shall not be unreasonably withheld, delayed or conditioned:

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  amend or otherwise change our certificate of incorporation or by-laws;

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  split, combine or reclassify our outstanding capital stock (except to the extent deemed advisable to comply with the Nasdaq listing requirements);

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  declare, set aside or pay any dividend or distribution payable in stock or property with respect to our outstanding capital stock;

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  issue, deliver, sell, grant or authorize the issuance of any equity interests, or an equity interests convertible into, or exchangeable or exercisable such equity interests, or right to acquire convertible or exchangeable securities, other than the issuance of shares upon the exercise of outstanding options;

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  sell, pledge, dispose of, transfer, lease, license, or encumber any material property or assets, excluding sales of assets pursuant to existing contracts, liens securing our indebtedness, sales of inventory in the ordinary course of business consistent with past practices, leases and licenses of property with a term of less than one year in the ordinary course of business and consistent with past practice, and sales, leases, or licenses with respect to immaterial assets;

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  enter any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Network Engines or our subsidiaries;

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  alter, through merger, liquidation, reorganization, restructuring or any other fashion, our corporate structure or ownership of any of our subsidiaries;

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  (i) except in certain limited exceptions, incur or become contingently liable with respect to any indebtedness above the limits in our agreements with respect to indebtedness, (ii) redeem, purchase, acquire, or offer to purchase of acquire any shares of our capital stock or any options, warrants, or rights to acquire any shares of our capital stock or any security convertible into or exchangeable for its capital stock, except for options outstanding as of the date of execution of the merger agreement or in connection with the vesting of restricted stock, (iii) except in certain limited exceptions, make capital expenditures in an aggregate amount exceeding $200,000 or enter into leases for equipment or other capital assets in an aggregate amount exceeding $200,000, (iv) sell, pledge, dispose of or encumber material assets or businesses, (v) loan, advance funds, or make any investment in or capital contribution to any other person outside the ordinary course of business (vi) discharge or satisfy any lien or pay any obligation or liability, except in accordance with the terms of the lien, obligation, or liability or current liabilities in the ordinary course of business, or (vii) make any acquisition of all, or a material portion of, any entity or business;

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  except to the extent required by law or the terms of our existing benefit plans, (i) grant any severance, retention or termination pay to, or amend any severance, retention or termination with, any current or former director, officer or employee, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation, change-of-control or other similar agreement with any director, officer, consultant or employee, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except for increases in compensation and benefits, consistent with the past practices of Network Engines;

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  unless otherwise required by law or as is consistent with past practice, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, extend or waive any applicable statute of limitations with respect to taxes, file any amended tax returns, enter into any closing agreement in respect of any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability if such election, change, adoption or change, extension or waiver, amendment, agreement or surrender, would have the effect of materially increasing the tax liability of Network Engines or our subsidiaries for any period ending after the closing date of the merger or materially decreasing any tax attribute of Network Engines or our subsidiaries existing on the closing date of the merger;

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  make any change in our accounting policies or procedures, other than as required by the generally accepted accounting principles, a governmental entity, the SEC, or applicable law;

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  settle or enter into any settlement agreement with respect to any outstanding litigation, except that, notwithstanding the foregoing, the we may settle or enter into any settlement agreement with respect to any outstanding litigation with a party where the amount of such settlement is less than $200,000, and does not require the taking or omission of any actions other than the payment of money; or

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  authorize or enter into any contract to take any of the actions described above.

Solicitation

        The merger agreement provides that, from June 18, 2012 until 11:59 P.M. on July 18, 2012, Network Engines and its subsidiaries may, directly or indirectly through any or their representatives:

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  solicit, initiate, resume, continue or encourage, whether publicly or otherwise, any acquisition proposal, including by way of providing non-public information; provided that Network Engines will only permit non-public information to be provided pursuant to an acceptable confidentiality agreement; and

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  engage in and maintain discussions or negotiations, including resuming or continuing discussions or negotiations with any party with whom Network Engines or its representatives had communications with at any time prior to June 18, 2012, with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an acquisition proposal, or otherwise cooperate with, assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any acquisition proposal.

 No Solicitation

        Except as may relate to an acquisition proposal received prior to July 19, 2012 that Network Engines' board of directors determines, in good faith and after consultation with outside counsel and Network Engines' financial advisor, is, or is reasonably likely to result in a proposal that is more favorable to Network Engines' stockholders, we have agreed that we will not, we shall cause our subsidiaries not to, and we shall instruct our representatives not to:

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  knowingly initiate, solicit or encourage or facilitate the submission or making of any acquisition proposal involving Network Engines, engage in any discussions or negotiations, or furnish to any other party information, with respect to an acquisition proposal;

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  recommend, or publicly propose to recommend, any acquisition proposal involving Network Engines;

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  except as provided for in the merger agreement, withdraw or materially change or qualify the recommendation of the board of directors in a manner adverse to UNICOM; or

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  enter into any letter of intent, agreement in principle, merger agreement or other similar agreement relating to any acquisition proposal.

        At any time after July 18, 2012 and prior to the adoption of the merger agreement by our stockholders, if we have received an unsolicited acquisition proposal that our board of directors, after consultation with outside legal counsel and financial advisors, determines is, or is reasonably likely to result in, a superior proposal, we are permitted to:

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  furnish information (including non-public information) with respect to Network Engines and our subsidiaries to the person(s) making the unsolicited acquisition proposal and to their respective representatives (including their respective potential financing sources); and

  •
  engage in or otherwise participate in discussions or negotiations with the person(s) or group making the unsolicited acquisition proposal and their respective representatives (including their respective potential financing sources) regarding the acquisition proposal.

        Network Engines may not furnish information to the person(s) making the unsolicited acquisition proposal without first entering into an acceptable confidentiality agreement with such person(s), and as promptly as practicable after receipt of such unsolicited acquisition proposal, make available to UNICOM any information made available to the person(s) making the unsolicited acquisition proposal if such information was not previously made available to UNICOM (except to the extent that disclosure of such information to UNICOM would result in a competitor of ours receiving competitively sensitive information).

        However, at any time prior to the adoption of the merger agreement by our stockholders, we are permitted to:

  •
  effect a change in the recommendation of our board of directors or enter into an agreement with respect to an acquisition proposal for us if our board of directors, after consultation with outside legal counsel and financial advisors, determines that such acquisition proposal is a superior proposal;

  •
  effect a change in the recommendation of our board of directors if our board of directors determines, after consultation with outside legal counsel, that failure to do so would be inconsistent its fiduciary obligations under applicable law; or

  •
  participate in discussions or negotiations with, or provide non-public information to, any person in response to an acquisition proposal for us, if our board of directors determines, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal, provided that we do not disclose any information to such person without first entering into a confidentiality agreement with such person and that we promptly provide UNICOM any information concerning the company that we have provided to such other person that was not previously provided to UNICOM.

        We further agreed to, and to cause our directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any person that may have been ongoing with respect to any acquisition proposal.

        An "acquisition proposal" is defined to mean any inquiry, proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving Network Engines or any of our subsidiaries that constitute 20% of our total assets, (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of assets totaling 40% or more of the consolidated assets of Network Engines and our subsidiaries, or (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 40% or more of the voting power of our outstanding shares; provided, however, that the term "acquisition proposal" shall not include (i) the transactions contemplated by the merger agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among Network Engines and one or more of our subsidiaries or among its Subsidiaries.

        A "superior proposal" is defined to mean any acquisition proposal that our board of directors has determined in its good faith judgment is more favorable to our stockholders than the merger, provided that for purposes of the definition of "superior proposal", the references to "40%" in the definition of "acquisition proposal" shall be deemed to be references to "50%."

Commercially Reasonable Efforts

        We and UNICOM agreed to use commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective, the merger and the other transactions contemplated by the merger agreement. In addition, we and UNICOM agreed to use commercially reasonable efforts to obtain from any governmental entities consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by UNICOM or Network Engines or any of their respective subsidiaries, or to avoid any action or proceeding by any governmental entity (including, those in connection with the HSR Act, if any), in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement. We and UNICOM agreed to use commercially reasonable efforts to cause the satisfaction of all of the closing conditions set forth in the merger agreement. We and UNICOM agreed to use commercially reasonable efforts to vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting the merger agreement or the consummation of the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order. We and UNICOM agreed to use commercially reasonable efforts to seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order. We and UNICOM agreed to use commercially reasonable efforts to make or cause to be made all necessary applications and filings, and make any other required submissions, and pay any fees due in connection with the necessary applications and filings, with respect to the merger agreement and the transactions contemplated by the merger agreement under any other applicable Law; provided, that we and UNICOM shall cooperate with each other in connection with determining whether any action or filing with, any governmental entity is required in connection with the consummation of the merger and seeking any such actions, consents, approvals or waivers or making any such filings.

Stockholders Meeting

        We have agreed to call and hold a meeting of our stockholders for the purpose of voting upon the adoption of the merger agreement. We are not required to hold the meeting if the merger agreement is terminated before the meeting is held.

Indemnification and Insurance

        Pursuant to the merger agreement, for at least six years after the completion of the merger, UNICOM and the surviving corporation of the merger will, jointly and severally, indemnify and hold harmless all past and present directors, officers and employees of Network Engines or any subsidiary of Network Engines, which we refer to as covered persons, to the fullest extent permitted by law, arising out of acts or omissions in their capacity as directors, officers and employees of the company or any of our subsidiaries occurring at or prior to the effective time of the merger. UNICOM and the surviving corporation of the merger will, jointly and severally, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced will undertake to repay the advanced expenses to UNICOM and the surviving corporation of the merger if it is ultimately determined that such person is not entitled to indemnification.

        In addition, the certificate of incorporation and bylaws of the surviving corporation are required to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons then are currently set forth in our amended and restated certificate of incorporation, as amended, and second amended and restated by-laws. Any indemnification agreements with covered persons in existence on June 18, 2012 will be assumed by the surviving corporation in the merger, without any further action, and shall survive the merger and continue in full force and effect in accordance with their terms.

        We are permitted to, prior to the effective time of the merger, purchase and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent and no less favorable than our policy as of June 18, 2012 or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If we are unable to purchase such insurance prior to the effective time of the merger, the surviving corporation shall as of the effective time of the merger, obtain and fully pay the premium for an insurance and indemnification policy that is substantially equivalent to and in any event not less favorable in the aggregate than our existing policy; provided, however, the surviving corporation is not required to expend more than an amount per year equal to 200% of our current annual premiums for such insurance (which premiums are $158,000 in the aggregate) but, in such case, will purchase as much coverage as is available for such amount. The surviving corporation will maintain the insurance and indemnification policy in full force and effect, and continue to honor the obligations of the policy, for a period of at least six years after the effective time of the merger. If the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

 Employee and Employee Benefits

        For a period of two years following the effective time of the merger, UNICOM will either (i) assume and maintain, or cause its subsidiaries (including the surviving corporation) to assume and maintain our benefit plans (other than our equity plans) at the benefit levels in effect as of the date of the merger agreement and provide or cause its subsidiaries (including the surviving corporation) to provide compensation and benefits to each of our employees under our company benefit plans or other benefit plans that have a value sufficient to replace the value of the compensation and benefits provided to each of our employees immediately prior to the consummation of the merger, or (ii) provide or cause its subsidiaries (including the surviving corporation) to provide compensation and benefits to each of our employees that are substantially comparable in the aggregate to those provided to each of our employees under our existing benefit plans prior to the completion of the merger.

Conditions to the Merger

        We, UNICOM and Merger Sub will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

  •
  the adoption of the merger agreement by our stockholders;

  •
  no order, decree, judgment, injunction or other ruling of a court of competent jurisdiction or other governmental entity which prevents or prohibits completion of the merger;

  •
  each party having obtained the necessary approvals and consents from the necessary governmental entities;

  •
  each party's representations and warranties under the merger agreement being true and correct as of the date of completion of the merger (ignoring materiality and material adverse effect qualifiers in the representations and warranties of Network Engines), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on us or on UNICOM's ability to consummate any of the transactions contemplated by the merger agreement in a timely manner, as the case may be; provided, that certain representations and warranties such as capitalization and corporate authority, in our case, and corporate authority, in the case of UNICOM, are required to be true and correct as of the date of completion of the merger;

  •
  each party having performed or complied in all material respects with all agreements and covenants to be performed or complied with by it on or prior to the date of completion of the merger; and

  •
  the absence of any material adverse effect on us since June 18, 2012 or any event since June 18, 2012 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on us including (a) the loss of any key customer or customer line accounting for $30 million in annual receipts, other than in connection with any matter previously disclosed in any required filing with the SEC, or (b) the loss of any key supplier accounting for 15% or more of annual cost of goods sold, other than in connection with any matter previously disclosed in any required filing with the SEC.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by action of the board of directors of the terminating party or parties, and whether before or after our stockholders have adopted the merger agreement, as follows:

  •
  by mutual written consent of UNICOM and us and by action of ours and UNICOM's respective board of directors at any time prior to the closing of the merger;

  •
  by either UNICOM or us if the merger has not been completed prior to December 14, 2012, provided that the right to terminate the merger agreement for this reason is not available to any party whose failure to fulfill any of its obligations under the merger agreement has proximately contributed to the failure of the merger to occur on or before such date, and provided further that if on December 14, 2012 all conditions to the merger have been satisfied or waived (or are capable of being satisfied), except for government approvals of the merger, then the deadline for completing the merger will be extended to January 14, 2013;

  •
  by either UNICOM or us if our stockholders do not adopt the merger agreement at the special meeting or any valid adjournment or postponement of the special meeting;

  •
  by either UNICOM or us if any order, decree, judgment, injunction or other action has been issued or taken by a governmental entity or court of competent jurisdiction permanently enjoining, restraining, prohibiting, or making illegal the merger, and such order, injunction or other action shall have become final; provided, however, that the right to terminate the merger agreement for this reason is not available to any party if such order, decree, judgment, injunction or other action was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

  •
  by UNICOM, prior to the adoption of the merger agreement by our stockholders, if (i) our board of directors has withdrawn or adversely modified its recommendation to our stockholders, or (ii) we have entered into a letter of intent, agreement in principal, merger agreement or other similar agreement relating to an acquisition proposal (other than an acceptable confidentiality agreement);

  •
  by us, at any time prior to the adoption of the merger agreement by our stockholders, if our board determines to accept a superior proposal, but only if we pay a termination fee to UNICOM in connection with such termination by us of the merger agreement;

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  by UNICOM, if it or Merger Sub is not in material breach of any of their material representations, warranties, covenants contained in the merger agreement and there is a breach by us of any representation, warranty or covenant of ours contained in the merger agreement, and the breach has not been cured in all material respects within 30 days after written notice thereof, or the breach cannot be cured;

  •
  by us, if we are not in material breach of our obligations under the merger agreement and there is a breach by UNICOM or Merger Sub of any of their representations, warranties or covenants contained in the merger agreement and the breach has not been cured in all material respects within 30 days after written notice thereof, or the breach cannot be cured; or

  •
  by us, if UNICOM fails to have the funds necessary to consummate the merger on the terms contemplated by the merger agreement or fails to make available to Merger Sub the funds necessary to consummate the merger on the terms contemplated by the merger agreement at the effective time of the merger.

Termination Fee and Expense Reimbursement

        We will be required to pay UNICOM a termination fee of $1.25 million if:

  •
  UNICOM terminates the merger agreement at any time prior to the receipt of stockholder approval of the merger agreement, because (i) our board of directors withdraws or adversely modifies its recommendation to our stockholders or recommends that our stockholders approve another acquisition proposal from a qualified go shop bidder or (ii) we enter into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to another acquisition proposal from a qualified go shop bidder; or

  •
  we terminate the merger agreement to accept a superior proposal from a qualified go shop bidder.

        A "qualified go shop bidder" is defined to mean any person(s) from whom we or any of our representatives has received, after June 18, 2012 and prior to July 19, 2012, an acquisition proposal that our board of directors determines, prior to July 19, 2012, in good faith (after consultation outside counsel and our financial advisor), constitutes or is reasonably likely to result in a superior proposal.

        We will be required to pay UNICOM a termination fee of $2.5 million if:

  •
  UNICOM terminates the merger agreement at any time prior to the receipt of stockholder approval of the merger agreement, because (i) our board of directors withdraws or adversely modifies its recommendation to our stockholders or recommends that our stockholders approve another acquisition proposal, in each case with respect to a potential acquirer that is not a qualified go shop bidder, or (ii) we enter into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to another acquisition proposal from a potential acquirer that is not a qualified go shop bidder; or

  •
  we terminate the merger agreement to accept a superior proposal.

        UNICOM will be required to pay us a termination fee of $1.75 million if UNICOM fails to have the funds necessary to consummate the merger on the terms contemplated by the merger agreement or fails to make available to Merger Sub the funds necessary to consummate the merger on the terms contemplated by the merger agreement at the effective time of the merger.

        UNICOM will be required to reimburse us upon demand for all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Network Engines in connection with the merger or related to the authorization, preparation, execution and performance of the merger agreement and the voting agreements, in each case including all reasonable fees and expenses of counsel, financial advisors, accountants, experts and consultants reasonably retained by us, if we terminate the merger agreement, we are not in material breach of our obligations under the merger agreement and there is a breach by UNICOM or Merger Sub of any of their representations, warranties or covenants contained in the merger agreement which breach has not been cured in all material respects within 30 days after written notice thereof, or the breach cannot be cured.

Amendment, Modification and Waiver

        The merger agreement may be amended by the parties by action taken by or on behalf of their respective board of directors at any time prior to the completion of the merger; provided, however, that, after our stockholders have approved the merger agreement, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires the further approval of our stockholders without such further approval. The merger agreement may not be amended except by an instrument in writing signed by the parties to the merger agreement.

        At any time prior to the closing of the merger, UNICOM and Merger Sub, on the one hand, and Network Engines, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (c) waive compliance by the other with any of the covenants or conditions contained in the merger agreement; provided, however, that after our stockholders have approved the merger agreement, there may not be any extension or waiver of the merger agreement which, by law or in accordance with the rules of any relevant stock exchange, requires the further approval of our stockholders without such further approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

APPRAISAL RIGHTS

        Under Delaware law, holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to properly demand and perfect their rights. A copy of Section 262 is attached as Annex D to this proxy statement.

        The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to properly demand and perfect the stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL. This summary does not constitute legal advice, nor does it constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders' meeting, stockholders be notified not less than 20 days before the meeting to vote on the adoption of the merger agreement that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

        If you elect to demand appraisal of your shares, you must satisfy all of the following conditions:

            (i)  You must deliver to us a written demand for appraisal of your shares before the vote is taken on the adoption of the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement;

           (ii)  You must hold of record the shares on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. Voting against or failing to vote for the adoption of the merger agreement itself does not constitute a demand for appraisal under Section 262;

          (iii)  You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement; and

          (iv)  You or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so.

        If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares.

        All demands for appraisal should be addressed to Network Engines, Inc., Chief Financial Officer, 25 Dan Road, Canton, MA 02021, should be delivered before the vote on the adoption of the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares.

        If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record holder.

        If you hold your shares in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

        Within 10 days after the effective time of the merger, the surviving corporation must give written notice of the effective time of the merger to each stockholder who has properly submitted a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation (and has no present intention) to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previous written demand for appraisal.

        Within 120 days after the effective time of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation, or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or may request from us the statement described in this paragraph.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares has not been reached by the surviving corporation. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

        After determination of the stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

        In determining fair value, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although the company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. The Company does not anticipate offering more than the applicable merger consideration to any stockholder of the Company exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of common stock of the Company is less than the applicable consideration pursuant to the merger agreement, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys' fees and the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws the demand or loses, such holder's right to appraisal, the stockholder's shares of common stock will be deemed to have been converted at the effective time of the transaction into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder's right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder's demand for appraisal and an acceptance of the merger in accordance with Section 262.

        Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

        At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

        Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

IMPORTANT INFORMATION ABOUT NETWORK ENGINES

        We are a Delaware corporation with our principal executive offices at 25 Dan Road, Canton, MA 02021. Our telephone number is (781) 332-1000. We design and manufacture application platforms and appliance solutions on which software applications are applied for both enterprise and telephony information technology ("IT") networks. Application platforms are pre-configured server-based network infrastructure devices, sometimes referred to as appliances, engineered to deliver application-specific functionality, ease deployment challenges, improve integration and manageability, accelerate time to market and increase the security of that software application in an end user's network. An application platform is also intended to reduce the total cost of ownership associated with the deployment and ongoing maintenance of software applications when applied to a customer's IT infrastructure. To date, a large portion of our revenues has been derived from the sale of physical application platform solutions to customers serving the data storage, network security and communications markets. We also provide platform management software tools and support services related to solution design, systems integration, application management, global logistics, and support and maintenance programs. For more information about Network Engines, please visit our Web site at www.networkengines.com. Network Engines is publicly traded on The Nasdaq Global Market under the symbol "NEI."

Selected Historical Financial Data

        Below are our condensed consolidated statements of operations and selected balance sheet information for the five years ended September 30, 2011 and the six months ended March 31, 2012 and 2011, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2012, which are incorporated herein by reference. The financial data for the five years ended September 30, 2011 has been derived from our audited consolidated financial statements. The financial data as of and for the six months ended March 31, 2012 and 2011 has been derived from our unaudited condensed interim financial statements. We are of the opinion that all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our interim results of operations and financial condition for the six months ended March 31, 2012 and 2011 have been included. The results of operations provided herein should not be regarded as necessarily indicative of results of operations for any future period.

	Six Months Ended March 31,		Year Ended September 30,
In thousands except per share data	2012	2011	2011	2010	2009	2008	2007
Condensed consolidated statement of operations
Net revenues	$135,589	$136,659	$272,468	$221,620	$148,722	$197,495	$119,627
Gross margin	16,603	15,078	30,932	25,472	22,521	32,343	23,252
Operating Expenses:
Engineering and development	3,273	3,178	6,385	6,657	6,345	8,643	8,723
Selling and marketing	3,405	3,861	7,563	7,433	8,213	11,099	6,265
General and administrative	4,740	4,357	8,766	8,286	9,088	10,310	7,596
Amortization of intangible asset	560	665	1,329	1,555	1,756	1,891	—
Settlement of acquisition dispute	—	—	—	—	393	—	—
Impairment of goodwill	—	—	505	—	—	8,669	—
Restructuring charge	—	—	—	—	—	444	—
Total operating expenses	11,978	12,061	24,548	23,931	25,795	41,056	22,584
Income (loss) from operations	4,625	3,017	6,384	1,541	(3,274)	(8,713)	668
Interest and other (expense) income, net	(144)	46	(296)	(23)	76	436	1,953
Income tax expense (benefit)	1,763	234	(30,613)	(11)	—	200	119
Net income (loss)	2,718	2,829	36,701	1,529	(3,198)	(8,477)	2,502
Net income (loss) per share—basic	0.06	0.07	0.86	0.04	(0.07)	(0.19)	0.06
Net income (loss) per share—diluted	0.06	0.06	0.84	0.03	(0.07)	(0.19)	0.06

	March 31,		September 30,
In thousands	2012	2011	2011	2010	2009	2008	2007
Selected balance sheet data:
Cash, cash equivalents, short-term investments and restricted cash	$7,822	$15,108	$19,852	$15,323	$21,039	$10,050	$44,650
Working capital	78,055	53,436	72,516	49,771	44,163	40,960	55,384
Total assets	132,217	93,717	131,391	84,111	76,670	78,065	74,822
Total stockholders' equity	95,129	58,533	92,220	55,152	51,570	54,352	55,508

	Six Months Ended March 31,		Year Ended September 30,
In thousands	2012	2011	2011	2010	2009	2008	2007
Other selected financial data:
GAAP net income (loss)	$2,718	$2,829	$36,701	$1,529	$(3,198)	$(8,477)	$2,502
Amortization of intangible asset	560	665	1,329	1,555	1,756	1,891	—
Stock-based compensation	212	464	890	1,079	1,312	1,946	2,446
Goodwill Impairment	—	—	505	—	—	8,669	—
Removal of valuation allowance on deferred income taxes	—	—	(30,856)	—	—	—	—
Benefit from income taxes	—	—	—	(125)	—	—	—
Settlement of acquisition dispute	—	—	—	—	393	—	—
Restructuring charges	—	—	—	—	—	444	—
Non-GAAP net income	3,490	3,958	8,569	4,038	263	4,473	4,948
Income tax expense (excluding non- recurring items above)	1,763	234	243	114	—	200	119
Depreciation	582	443	1,003	936	911	1,420	846
Non-operating (income) expense	144	(46)	296	23	(76)	(436)	(1,953)
EBITDAS	5,979	4,589	10,111	5,111	1,098	5,657	3,960

(a)
Non-GAAP net income is a non-GAAP financial measure calculated by starting with net income and adding back stock-based compensation, amortization of intangibles and certain non-recurring charges.

(b)
EBITDAS (Earnings Before Interest, Taxes Depreciation, Amortization and Stock-Based Compensation), as used in the Network Engines projections, is a financial measure that is not presented in accordance with accounting principles generally accepted in the United States, referred to as GAAP, and excludes non-operating (income) expense, income taxes, depreciation and amortization of intangibles, stock-based compensation and certain non-recurring charges.

        Our net book value per share as of March 31, 2012 was $2.23. Our net book value per share as of March 31, 2012 includes deferred income taxes and intangible assets of $0.80 per share.

Projected Financial Information

        We do not as a matter of course make long-term public projections as to future sales, earnings, or other results. However, our management prepared the projected financial information set forth below to present future operating results in connection with the merger.

        The projected financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information, but, in the view of our management and subject to the key assumptions described below, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Network Engines. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information.

        Neither Network Engines' independent registered public accountant, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

        The assumptions and estimates underlying the projected financial information are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected financial information, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in our business, financial condition or results of operations. Accordingly, the projected results may not be indicative of our future performance and there can be no assurance that actual results will not differ materially from those presented in the projected financial information. Inclusion of the projected financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the projected financial information will be achieved.

        We do not generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the projected financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions.

        A summary of such projections, which were prepared by our management in June 2012 and which were utilized by Needham in performing the financial analyses described above (see the section entitled "Special Factors—Opinion of Network Engines' Financial Advisor"), is as follows:

	Fiscal Year Ending September 30,
(In Thousands)	2012	2013	2014	2015	2016	2017
Revenues	$250,565	$261,949	$268,766	$275,760	$282,937	$290,300
Cost of revenues	221,082	228,992	234,951	241,066	247,339	253,776

Gross margin	29,483	32,957	33,815	34,695	35,597	36,524

Operating expenses:
Engineering and development	6,674	6,902	7,082	7,266	7,455	7,649
Selling and marketing	6,847	7,102	7,287	7,476	7,671	7,871
General and administrative	8,865	8,902	9,134	9,371	9,615	9,865
Amortization of intangible asset	1,119	868	678	537	434	412
Stock-based compensation	339	351	351	351	351	351

Total operating expenses	23,844	24,125	24,532	25,001	25,526	26,148

Income from operations	5,639	8,832	9,283	9,694	10,071	10,376
Interest and other (expenses) income	(280)	(100)	209	258	308	359

Income before income taxes	5,359	8,732	9,492	9,952	10,379	10,735
Income tax expense	2,105	3,405	3,702	3,881	4,048	4,186

Net income	$3,254	$5,327	$5,790	$6,071	$6,331	$6,549

GAAP net income	$3,254	$5,327	$5,790	$6,071	$6,331	$6,549
Amortization of intangible asset	1,119	868	678	537	434	412
Stock-based compensation	408	399	351	351	351	351

Non-GAAP net income	4,781	6,594	6,819	6,959	7,116	7,312
Depreciation	1,228	1,200	1,077	1,123	1,060	1,042
Interest and other expenses (income)	280	100	(209)	(258)	(308)	(359)
Income tax expense	2,105	3,405	3,702	3,881	4,048	4,186

EBITDAS	$8,394	$11,299	$11,389	$11,705	$11,966	$12,181

Unlevered free cash flow		$32,580	$9,533	$9,877	$10,119	$10,415

(a)
Non-GAAP net income is a non-GAAP financial measure calculated by starting with net income and adding back stock-based compensation, amortization of intangibles and certain non-recurring charges.

(b)
EBITDAS (Earnings Before Interest, Taxes Depreciation, Amortization and Stock-Based Compensation), as used in the Network Engines projections, is a financial measure that is not presented in accordance with accounting principles generally accepted in the United States, referred to as GAAP, and excludes non-operating (income) expense, income taxes, depreciation and amortization of intangibles, stock-based compensation and certain non-recurring charges.

We estimated our cash balance at June 30, 2012 to be approximately $15 million.

Ratio of Earnings to Fixed Charges

        The following presents our ratio of earnings to fixed charges for the two years ended September 30, 2011 which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2011, which is incorporated herein by reference.

	Year Ended September 30,
In thousands	2011	2010
Income before taxes	$6,088	$1,518
Interest expense	69	61
Income available for fixed charges	$6,157	$1,579
Fixed charges:
Interest expense	$69	$61
Ratio of earnings to fixed charges	89.23	25.89

        For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: (i) interest expense, and (ii) interest expense related to capitalized leases.

Market Price and Dividend Data

        Our common stock is traded on The Nasdaq Global Market under the symbol "NEI." The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The Nasdaq Global Market.

	Network Engines Common Stock
	High	Low
Fiscal Year Ended September 30, 2010
First Quarter	$1.72	$0.99
Second Quarter	2.26	1.35
Third Quarter	3.61	1.96
Fourth Quarter	3.30	1.30
Fiscal Year Ended September 30, 2011
First Quarter	1.85	1.40
Second Quarter	2.40	1.54
Third Quarter	2.24	0.95
Fourth Quarter	1.48	1.06
Fiscal Year Ending September 30, 2012
First Quarter	1.33	0.86
Second Quarter	1.59	0.99
Third Quarter (as of June 18, 2012)	1.52	0.72

        Since we became a public reporting company in July of 2000, we have not paid any dividends. Our policy has been to retain cash to fund future growth.

 Directors and Executive Officers

        The following table sets forth the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of Network Engines, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
John A. Blaeser (70), Director	John A. Blaeser has served as one of our directors since October 1999, has served as our Lead Director since March 2008 and was named Chairman of the Board in September 2011. Currently, Mr. Blaeser is a consultant and corporate director. From January 1996 until June 2005, Mr. Blaeser served as President, Chief Executive Officer and Chairman of the Board of Concord Communications Inc., a maker of e-business management solutions. Mr. Blaeser served as Managing General Partner of EG&G Venture Partners from January 1990 to December 1995. Mr. Blaeser is a director of several privately held technology companies. We believe Mr. Blaeser's qualifications to sit on our board of directors include his business management knowledge, including international business knowledge.
Gary E. Haroian (60), Director
Gary E. Haroian has served as one of our directors since June 2003. Mr. Haroian has provided consulting and advisory services to technology companies since December 2002. From April 2000 to December 2002, Mr. Haroian held a variety of senior management positions, including roles as Chief Financial Officer, Chief Operating Officer and interim Chief Executive Officer, at Bowstreet Software, a provider of development tools for web applications. Prior to Bowstreet, he served as Senior Vice President of Finance and Administration and Chief Financial Officer at Concord Communications, Inc., a maker of e-business management solutions, from February 1997 to April 2000. He also served as Chief Financial Officer, President and Chief Operating Officer, and Chief Executive Officer of Stratus Computer, Inc., a manufacturer of fault tolerant computers, from 1983 to 1996. Mr. Haroian is a director of Aspen Technology, Inc. and A123 Systems, Inc., both publicly held companies. We believe Mr. Haroian's qualifications to sit on our board of directors include his extensive experience with technology companies, his years of experience providing services to technology companies, and his business management experience, including international business knowledge.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Charles A. Foley (50), Director	Charles A. Foley has served as one of our directors since September 2007. Mr. Foley currently serves as Chief Executive Officer of TimeSight Systems, Inc. (formerly known as Digital Ocular Networks, Inc.), a company that provides hi-resolution video surveillance systems. From July 2004 to November 2006, Mr. Foley served as President of Tacit Networks, Inc., a provider of WAN optimization technology for wide area file services and from November 2001 to July 2004 served as the Chairman and Chief Executive Officer of Infinicon Systems, Inc., a provider of network switches. Mr. Foley is a director of Critical Links, S.A. and Delphine Group International, both privately held companies. We believe Mr. Foley's qualifications to sit on our board of directors include his business management experience, business knowledge, and knowledge about our industry and technologies.
Fontaine K. Richardson (71), Director
Fontaine K. Richardson has served as one of our directors since October 2002. Mr. Richardson is a consultant and private investor. From 1983 to 2000, Mr. Richardson was a General Partner of Eastech Management Company, a venture capital management company. Mr. Richardson also co-founded Applicon, Inc. and was formerly a director of Mentor Graphics Corporation, a publicly held company. We believe Mr. Richardson's qualifications to sit on our board of directors include his extensive experience with technology companies, as well as his financial expertise, business management experience and business knowledge.
Patricia C. Sueltz (59), Director
Patricia C. Sueltz has served as one of our directors since September 2011. Ms. Sueltz currently serves as an advisor of Objectivity, Inc. Ms. Sueltz previously served as CEO of LogLogic, Inc. and SurfControl Plc, a public company listed on the London Stock Exchange. Before her CEO positions, Patricia Sueltz was a 16B officer at two corporations: She was president, Salesforce.com, and executive vice-president, Sun Services, at Sun Microsystems, Inc. She joined Sun Microsystems after a 20-year career at IBM Corporation, where she culminated her career as general manager, Java Software. We believe Ms. Sueltz's qualifications to sit on our board of directors include her business management experience and knowledge about our industry and technologies.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Gregory A. Shortell (67), President, Chief Executive Officer and Director	Gregory A. Shortell joined us in January 2006 as President and Chief Executive Officer and as a Director. Prior to joining us, Mr. Shortell was, from February 1998 to January 2006, Senior Vice President, Global Sales and Marketing, for Nokia Corporation, a multinational technology corporation. Prior to Nokia, Mr. Shortell served, from June 1997 to February 1998, as Managing Director of International Operations for Ipsilon Networks, Inc., a provider of network communications equipment, and, from March 1992 to June 1997, as Vice President, International at Xyplex Corporation, a provider of networking equipment. We believe Mr. Shortell's qualifications to sit on our board of directors include his extensive experience with technology companies, as well as his business management experience, including international business knowledge and his knowledge about our business and industry.
Douglas G. Bryant (55), Chief Financial Officer, Treasurer and Secretary
Douglas G. Bryant has served as Secretary since March 2000, Treasurer since January 1998 and Chief Financial Officer since September 1997. He was also Vice President of Finance and Administration between March 2000 and December 2006. Prior to joining Network Engines, Mr. Bryant served as Chief Financial Officer of CrossComm Corporation, a manufacturer of internetworking products, including routers and switches, from July 1996 to June 1997, and as Corporate Controller from September 1989 to June 1996.
Charles N. Cone, III (55), Senior Vice President of Sales and Marketing
Charles N. Cone, III joined Alliance Systems in January 1999 as President. He became our Senior Vice President of Operations in October 2007 upon our acquisition of Alliance Systems. In August 2008, he became our Senior Vice President of Sales and Marketing. Previously, he served as Vice President of M&S Systems, a consumer electronics manufacturer. In addition, he held management positions at Texas Instruments and Marlow Industries, a winner of the 1991 Malcolm Baldrige National Quality Award.
Richard P. Graber (51), Senior Vice President of Engineering and Operations
Richard P. Graber joined Network Engines in October 2003 as Vice President of Engineering and Operations, and later became our Senior Vice President of Engineering and Operations in August 2008. Prior to joining Network Engines, Mr. Graber was the Vice President of Engineering and Operations at Jedai Broadband Networks, Inc., a developer of access technology for broadband providers. Prior to Jedai Broadband Networks, Mr. Graber was Vice President of Engineering for ViaGate Technologies, Inc. from November 2000 to August 2001. Prior to joining ViaGate Technologies, Mr. Graber held senior engineering positions at Dialogic, an Intel company, from June 1988 to October 2000.

Security Ownership of Certain Beneficial Owners and Management

        At the close of business on June 18, 2012, there were issued and outstanding 42,627,222 shares of our common stock entitled to cast 42,627,222 votes. On June 18, 2012, the closing price of our common stock as reported on The Nasdaq Global Market was $0.78 per share. The following table provides information, as of June 18, 2012, with respect to the beneficial ownership of our common stock by:

  •
  each person known by us to be the beneficial owner of five percent or more of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our current directors and executive officers as a group.

        This information is based upon information received from or on behalf of the individuals named therein. Except as otherwise indicated, the address of each of the stockholders listed below is c/o Network Engines, Inc., 25 Dan Road, Canton, MA 02021.

Name	Shares of Common Stock Owned	Common Stock Options Owned	Total Beneficial Ownership	Percent of Outstanding Shares
HarbourVest Partners and affiliated entities(1)	5,890,926	—	5,890,926	13.8%
One Financial Center, 44th Floor
Boston, Massachusetts 02111
Directors & Executive Officers:
John A. Blaeser	117,500	150,000	267,500	*
Charles A. Foley	—	110,000	110,000	*
Fontaine K. Richardson	10,000	185,000	195,000	*
Gary E. Haroian	—	170,000	170,000	*
Patricia C. Sueltz	—	50,000	50,000	*
Gregory A. Shortell	115,200	1,866,782	1,981,982	*
Douglas G. Bryant(2)	49,166	387,251	436,417	*
Richard P. Graber	15,500	674,400	689,900	*
Charles N. Cone	118,000	650,000	768,000	*
All current executive officers and directors as a group (9 persons)	425,366	4,243,433	4,668,799	1.0%

*
Less than 1%.

(1)
Includes 926,386 shares owned by HarbourVest Partners V—Direct Fund, L.P. and 4,964,540 shares owned by HarbourVest Partners VI—Direct Fund, L.P. The natural persons who exercise shared voting and/or dispositive powers over the securities held by HarbourVest Partners are the members of its Investment Committee, which is currently comprised of D. Brooks Zug, William A. Johnston, Gregory V. Stento, and John M. Toomey, Jr.

(2)
Includes 4,998 shares held in a trust fund for Mr. Bryant's children. Mr. Bryant's former spouse is entitled to 86,251 of the options, noted above, per the terms of Mr. Bryant's property settlement agreement between Mr. Bryant and his former spouse. Mr. Bryant disclaims beneficial ownership of all shares held in a trust for his children and those options to which Mr. Bryant's former spouse is entitled.

Transactions with Management and Others

        John A. Blaeser, Chairman of the board of directors, also serves as a director of Imprivata, Inc. ("Imprivata"). During the years ended September 30, 2011, 2010 and 2009, we recorded revenues of $709,000, $752,000 and $861,000 respectively, related to sales of application platform solutions and services to Imprivata. We had $89,000 and $115,000 in accounts receivable outstanding from Imprivata at September 30, 2011 and 2010, respectively. For the six months ended March 31, 2012, we recorded revenues of $165,000, related to sales of application platform solutions and services to Imprivata, and had $84,000 in accounts receivable outstanding from Imprivata as of March 31, 2012.

        Charles A. Foley, one of our directors, also serves as the Chief Executive Officer of TimeSight Systems ("TimeSight", formerly known as Digital Ocular Networks). We did not record any revenue related to sales to TimeSight during the year ended September 30, 2011. During the years ended September 30, 2010 and 2009, we recorded revenues of $1,000 and $106,000, respectively, related to sales of application platform solutions to TimeSight. We had no amounts outstanding in accounts receivable from TimeSight at March 31, 2012, September 30, 2011 or September 30, 2010.

        Robert M. Wadsworth, one of our former directors whose term expired on March 15, 2012, is a managing director of the limited liability corporation that controls HarbourVest Partners (and its affiliates, collectively, "HarbourVest"), our largest stockholder. HarbourVest is also a stockholder in Sepaton, Inc. ("Sepaton"). During the years ended September 30, 2011, 2010 and 2009, we recorded revenues of $2.2 million, $3.7 million and $2.0 million related to sales of application platform solutions and services to Sepaton, respectively. We had $0.1 million and $1.4 million in accounts receivable outstanding from Sepaton at September 30, 2011 and 2010, respectively. For the six months ended March 31, 2012, we recorded revenues of $91,000 related to sales of application platform solutions and services to Sepaton. There were no amounts outstanding in accounts receivable from Sepaton at March 31, 2012.

Prior Public Offerings

        During the last three years, we have not made any underwritten public offering of securities for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

IMPORTANT INFORMATION ABOUT UNICOM AND MERGER SUB

        UNICOM Systems, Inc., a private corporation organized under the laws of the State of California and headquartered in Mission Hills, California, is a global information technology company, providing software, hardware, professional services, educational services, and outsourcing services. UNICOM has its principal executive offices at 15535 San Fernando Mission Blvd., Suite 310, Mission Hills, California 91345. Its telephone number is (818) 838-0606.

        UNICOM Sub Two, Inc., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of UNICOM. Merger Sub was formed on May 14, 2012 exclusively for the purpose of effecting the merger. This is the only business of Merger Sub. Merger Sub has its principal executive offices at c/o UNICOM Systems, Inc., 15535 San Fernando Mission Blvd., Suite 310, Mission Hills, California 91345. Its telephone number is (818) 838-0606.

  Directors and Executive Officers

        The following table sets forth the name, age, and title of the directors and executive officers of UNICOM and Merger Sub, his/her present principal occupation, and his/her his business experience during the past five years. The business address and telephone number of each individual is c/o UNICOM Systems, Inc. During the last five years, none of UNICOM or Merger Sub or any of their respective officers or directors, as the case may be, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as otherwise indicated, each individual is a U.S. citizen.

  UNICOM:

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Corry S. Hong (56), President and Chief Executive Officer	Mr. Hong has served as the director and as President and Chief Executive Officer of UNICOM since UNICOM was founded in 1981. Prior to founding UNICOM, Mr. Hong was a composer who wrote and recorded numerous musical scores. Mr. Hong attended Pierce College.
Neil J. Watt (55), Chief Financial Officer
Mr. Watt, Esq., is Chief Financial Officer and is responsible for financial, accounting and general business operations of UNICOM, a position he has held since 2003. Prior to joining UNICOM, Mr. Watt was Chief Financial Officer (1998-2000) and General Counsel (1999-2000) of Landmark Entertainment Group, an entertainment design and production company. From 1996 to 1998, Mr. Watt was Administrative Manager of Digital Magic Company, which produced special effects and provided post-production services and facilities to film and television productions. Mr. Watt attended University of Chicago, California State University, Los Angeles (MBA program), and received his Juris Doctorate from Southwestern School of Law.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Gerard R. Kilroy (57), General Counsel and Vice President of Business Development	Mr. Kilroy is General Counsel and Vice President of Business Development of UNICOM, positions he has held since 2002. Mr. Kilroy joined UNICOM in 2001, as Senior Corporate Counsel. Prior to joining UNICOM, Mr. Kilroy specialized in business litigation with prominent law firms in Los Angeles including, Christensen, Miller, Fink, Jacobs, Glaser, Weil and Shapiro, and as a partner at Katten, Muchin, and Zavos. Mr. Kilroy obtained his Bachelor of Arts degree from U.C.L.A. with honors in two majors, economics and political science and his Juris Doctorate from Loyola Law School.
Larry J. Lawler (59), Chief Technology Officer
Mr. Lawler is Chief Technology Officer responsible for managing the Technical Division at UNICOM's Costa Mesa, California facilities. Mr. Lawler joined UNICOM in 2002, as Chief Technology Officer. Prior to joining UNICOM, Mr. Lawler was Chief Technology Officer and Chief Information Officer at Technologic Software Concepts, Inc. where he was the firm's representative to IBM Hursley.
Paul R. Hillbourne (58), Chief Architect/Director of Emerging Technologies
Mr. Hillbourne is Chief Architect/Director of Emerging Technologies responsible for managing and providing research and development and engineering support to various UNICOM's products. Mr. Hillbourne joined UNICOM in 2001, as Chief Technology Architect. Prior to joining UNICOM, Mr. Hillbourne was Chief Architect at Technologic Software Concepts, Inc. where he was responsible for research and development and engineering support for the storage management products. Mr. Hillbourne has studied Computer Sciences at various colleges and universities such as Santa Monica College, California State University, Northridge and University of California at Irvine.
James N. Fisher (41), Operations Manager
Mr. Fisher is Operations Manager of the iSeries division of Macro 4, Ltd. a division of the UNICOM Group of companies and carries overall responsibility for technical and administrative functions undertaken by the operation in the United Kingdom. Mr. Fisher joined the UNICOM Group of companies in 2006, as Operations Manager in the United Kingdom. The current business address for Mr. Fisher is 41 Marlowes Hemel Hempstead, Hertfordshire HP1 1LD, United Kingdom. Mr. Fisher holds a 1st Class Honours degree in Manufacturing Systems and Business Studies from University of Hertfordshire, United Kingdom. Mr. Fisher is a United Kingdom citizen.
Richard T. Crunelle (39), Director of International Marketing
Mr. Crunelle is Director of International Marketing in charge of contacting and coordinating UNICOM's customer and agents around the globe, a position he has held since 2006. Mr. Crunelle joined the UNICOM Group of companies in 2000, as Manager of Client Services. Mr. Crunelle graduated from California State University, Northridge with a Bachelor of Science degree in Business Administration.
Christine H. Hong (47), Vice President and Director	Ms. Hong has served as the director and as Vice President of UNICOM since 1990.

  MERGER SUB:

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Corry S. Hong (56), President, Treasurer, Secretary and Director	Mr. Hong is a director and President, Treasurer and Secretary of Merger Sub. As discussed above, Mr. Hong is President and Chief Executive Officer of the UNICOM Group of companies. Mr. Hong attended Pierce College.
Christine H. Hong (47), Vice President and Director	Ms. Hong is a director and Vice President of Merger Sub.

        None of UNICOM, Merger Sub or their respective executive officers and directors will be affiliated with the company, its affiliates or its board of directors prior to the merger.

Transactions in Shares

        UNICOM currently owns 112,938 shares of our common stock. Other than the 112,938 shares of our common stock owned by UNICOM, Merger Sub and none of UNICOM's or Merger Sub's respective directors or principal executive officers has purchased any shares of our common stock during the past two years or currently holds any shares of our common stock.

ADVISORY VOTE REGARDING MERGER RELATED COMPENSATION (PROPOSAL 2)

        We are required pursuant to Section 14A of the Exchange Act to include in this proxy statement a non-binding, advisory vote on the compensation payable to each of our "named executive officers" as determined in accordance with Item 402(t) of Regulation S-K in connection with the proposed merger, and we are therefore asking our stockholders to approve the following resolution:

        RESOLVED, that the compensation that will or may become payable to our named executive officers in connection with the merger, as disclosed in the table below entitled "Merger Related Compensation", pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, is hereby approved.

Merger Related Compensation

        The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer that is based on or otherwise relates to the merger, assuming the following:

  •
  the price per share to be paid to stockholders of the company in the merger is $1.45 per share,

  •
  the merger closes on                        , 2012, the last practicable date prior to the filing of this proxy statement; and

  •
  the named executive officers will be terminated without cause immediately following the merger.

Name	Cash ($)(1)	Equity($)(2)		Perquisites/ Benefits($)(3)	Other($)(4)	Total($)
Gregory A. Shortell	600,000	79,156		36,000	950,000	1,665,156
Douglas G. Bryant	250,800	43,088	(5)	24,000	475,000	792,888
Richard P. Graber	210,945	41,100		24,000	0	276,045
Charles N. Cone III	258,825	41,100		24,000	0	323,925

    (1)
    Cash severance is payable only if the executive is terminated without cause or leaves for good reason within twelve months following a change in control.

    (2)
    Consists of the value of all outstanding options, which will be accelerated and automatically become fully vested and cancelled in exchange for a cash payment in connection with the merger. The equity calculation also includes the value of each share of restricted stock that will automatically become fully vested and free of any forfeiture restrictions in connection with the merger. The value of the accelerated option and restricted stock vesting is payable regardless of whether or not the executive's employment is terminated.

    (3)
    Represents the value of continued health and dental benefits, which would be payable only if the executive is terminated without cause or leaves for good reason within 12 months following a change in control. The amount of such benefits is calculated based on our estimated costs of providing these benefits to each named executive officer.

    (4)
    Represents the lump-sum cash payment payable to Messrs. Shortell and Bryant as transaction bonuses in connection with the successful consummation of the merger. Such amounts shall be payable regardless of whether or not the executives' employment is terminated.

    (5)
    Mr. Bryant's former spouse is entitled to 5,625 of the unvested option, the value of which is $5,963, that will be cancelled in exchange for cash, per the terms of Mr. Bryant's property settlement agreement between Mr. Bryant and his former spouse. Mr. Bryant disclaims beneficial ownership of all those options to which Mr. Bryant's former spouse is entitled.

        The following table indicates the value of the payments that will be received with respect to the accelerated vesting and cancellation of options and the accelerated vesting of restricted stock in connection with the merger:

Name	Unvested Options ($)	Restricted Stock ($)
Gregory A. Shortell	34,206	44,950
Douglas G. Bryant	20,613	22,475
Richard P. Graber	18,625	22,475
Charles N. Cone III	18,625	22,475

Narrative Disclosure to Merger Related Compensation Table

        Under the terms of Mr. Shortell's Amended and Restated Executive Retention Agreement with us, dated December 30, 2008, if Mr. Shortell is terminated "without cause" or voluntarily resigns his position for "good reason" within 12 months following a change of control of Network Engines, we must pay Mr. Shortell a lump sum payment equal to 1.5 multiplied by Mr. Shortell's highest annual base salary during the five-year period prior to the change of control. In addition, for a period of 18 months from the date of such termination of employment, we must continue to provide Mr. Shortell and his family with group medical and dental insurance coverage at least equal to that which would have been provided to Mr. Shortell had his employment not been terminated. Under the terms of Mr. Shortell's Transaction Bonus Agreement with us, dated June 18, 2012, Mr. Shortell is entitled to receive $950,000 in a lump sum cash payment in our first payroll on or following the consummation of the sale of Network Engines.

        Under the terms of Mr. Bryant's Amended and Restated Executive Retention Agreement with us, dated December 30, 2008, if Mr. Bryant's employment is terminated "without cause" or he voluntarily resigns from his employment for "good reason" within 12 months following a change in control, we must pay Mr. Bryant a lump sum severance payment equal to Mr. Bryant's highest annual base salary during the five-year period prior to the change of control. In addition, for a period of 12 months from the date of such termination of employment we must continue to provide Mr. Bryant and his family with group medical and dental insurance coverage at least equal to that which would have been provided to Mr. Bryant had his employment not been terminated. Under the terms of Mr. Bryant's Transaction Bonus Agreement with us, dated June 18, 2012, Mr. Bryant is entitled to receive $475,000 in a lump sum cash payment in our first payroll on or following the consummation of the sale of Network Engines.

        Under the terms of Mr. Cone's Amended and Restated Executive Retention Agreement with us, dated December 30, 2008, if Mr. Cone's employment is terminated "without cause" or he voluntarily resigns from his employment for "good reason" within 12 months following a change in control, we must pay Mr. Cone a lump sum severance payment equal to Mr. Cone's highest annual base salary during the five-year period prior to the change of control. In addition, for a period of 12 months from the date of such termination of employment we must continue to provide Mr. Cone and his family with group medical and dental insurance coverage at least equal to that which would have been provided to Mr. Cone had his employment not been terminated.

        Under the terms of Mr. Graber's Amended and Restated Executive Retention Agreement with us, dated December 30, 2008, if Mr. Graber's employment is terminated "without cause" or he voluntarily resigns from his employment for "good reason" within 12 months following a change in control, we must pay Mr. Graber a lump sum severance payment equal to Mr. Graber's highest annual base salary during the five-year period prior to the change of control. In addition, for a period of 12 months from the date of such termination of employment we must continue to provide Mr. Graber and his family with group medical and dental insurance coverage at least equal to that which would have been provided to Mr. Graber had his employment not been terminated.

        In order to receive any of the abovementioned severance payments and benefits, each named executive officer must deliver, and not revoke, an executed general release of claims to Network Engines.

        Under the terms of each named executive officer's Amended and Restated Executive Retention Agreement, if such named executive officer is terminated "without cause" or resigns for "good reason" within 12 months following a change in control, then any outstanding option or restricted stock awards will become fully vested, immediately exercisable, as applicable, and no longer subject to a right of repurchase by us. However, pursuant to the merger agreement each outstanding option under any Network Engines stock or incentive plan will be accelerated and automatically become fully vested and cancelled, and holders of such vested options, including our named executive officers, will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their vested option, multiplied by (ii) $1.45 minus the per share exercise price of the option, net of any applicable withholding taxes. In addition, each share of restricted stock will automatically become fully vested and free of any forfeiture restrictions at the effective time of the merger, and we will use commercially reasonable efforts to permit holders of outstanding shares of restricted common stock, including our named executive officers, to be treated in the merger on the same terms and conditions as all other holders of unrestricted shares of common stock.

        The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to approve the merger. Accordingly, you may vote to approve this Proposal 2 on executive compensation and vote not to approve Proposal 1 on the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either Network Engines or UNICOM, if the merger is approved.

        Approval of the merger-related compensation requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the meeting.

        The board of directors makes no recommendation on this Proposal 2 to approve the compensation that may be paid to or received by our executive officers in connection with the merger, as such vote is advisory and is not binding.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

        If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn our special meeting, for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy and entitled to vote on the matter.

        The board of directors unanimously recommends that you vote "FOR" the adjournment of the special meeting, if necessary, to solicit additional proxies.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The financial statements of the company included in the Annual Report on Form 10-K for the year ended September 30, 2011 incorporated by reference in this proxy statement have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing in such Annual Report on Form 10-K.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2013 annual meeting of stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2013 annual meeting should be sent to us at Network Engines, Inc., 25 Dan Road, Canton, MA 02021, Attention: Chief Financial Officer, and we must receive such proposals no later than September 30, 2012 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act shall generally be considered untimely if submitted less than 60 days prior to the date of the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

        Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

        We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

  •
  Annual Report on Form 10-K for our fiscal year ended September 30, 2011;

  •
  Quarterly Reports on Form 10-Q for our fiscal quarters ended December 31, 2011 and March 31, 2012;

  •
  Proxy Statement on Schedule 14A filed on January 27, 2012; and

  •
  Current Reports on Form 8-K filed on December 21, 2011, January 6, 2012, January 20, 2012, January 27, 2012, March 21, 2012, April 2, 2012, April 13, 2012, April 27, 2012, June 1, 2012, June 20, 2012, June 25, 2012, July 10, 2012, July 13, 2012 and July 18, 2012.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Network Engines, Inc., 25 Dan Road, Canton, MA 02021, Attention: Chief Financial Officer. If you would like to request documents, please do so by                  , 2012, in order to receive them before the special meeting.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated as of                  , 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

        This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties, including those made in the merger agreement, were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Network Engines, UNICOM and Merger Sub), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

        YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

        If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

 ANNEX A

Agreement and Plan of Merger

Execution Copy

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 18, 2012

BY AND AMONG

NETWORK ENGINES, INC.,

UNICOM SYSTEMS, INC.,

AND

UNICOM SUB TWO, INC.

 AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of June 18, 2012 (this "Agreement"), by and among UNICOM SYSTEMS, INC. a California corporation ("Parent"), UNICOM SUB TWO, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and NETWORK ENGINES, INC., a Delaware corporation (the "Company"). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger (collectively, the "Transactions"), and (iii) directed that the adoption of this Agreement be submitted to the holders of Common Stock for approval;

        WHEREAS, the Boards of Directors of each of Parent (the "Parent Board") and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Parent and Merger Sub and their respective stockholders, and (ii) approved and declared advisable this Agreement and the Transactions;

        WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        WHEREAS concurrently with the execution and delivery of this Agreement, certain stockholders of the Company, including certain officers and directors of the Company who are also stockholders of the Company, are entering into separate Voting Agreements with the Parent with respect to the Merger (the "Voting Agreements").

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

        1.1    The Merger.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving

  Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          (b)   At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or herein or by applicable Law. In addition, at the Effective Time, the bylaws of the Company shall be amended to read in its entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (c)   The parties shall use commercially reasonable efforts to take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall immediately after the Effective Time be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

          (d)   After the Effective Time, if the Surviving Corporation shall determine or shall be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        1.2    Closing and Effective Time of the Merger.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., Boston, Massachusetts time, on a date to be specified by the parties (the "Closing Date"), such date to be no later than the second (2nd) Business Day following the satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 200 Clarendon Street, 20th Floor, Boston, Massachusetts 02116, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, the Company shall cause an appropriate certificate of merger or other appropriate documents (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and shall take all such reasonable further actions and make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the "Effective Time".

        1.3    Meeting of Stockholders to Approve the Merger.

          (a)   As promptly as reasonably practicable following the date of this Agreement, but in no event sooner than twenty (20) days after the date of this Agreement, the Company shall prepare and file with the SEC (as defined below) a proxy statement for the Company Stockholder Meeting (together with any amendments or supplements thereto and any other required proxy materials, the "Proxy Statement") relating to the Merger and this Agreement; provided, that Parent and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC. Subject to Section 5.6, the Company shall include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company shall use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company's receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such written responses. The Company, on the one hand, and Parent, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Laws, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

          (b)   The Company, acting through the Company Board, shall, in accordance with and subject to the requirements of applicable Law: (i) in consultation with Parent, duly set a record date for, call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of seeking the adoption of this Agreement by the Company's stockholders and any other related matters; (ii) as promptly as reasonably practicable following the date of this Agreement, but in no event sooner than twenty (20) days after the date of this Agreement, file the Proxy Statement with the SEC, cause the Proxy Statement to be printed and mailed to the stockholders of the Company and convene and hold the Company Stockholder Meeting; and (iii) subject to Section 5.6, use commercially reasonable efforts to seek any approval of stockholders of the Company that is required by applicable Law to effect the Merger; provided, however, that the Company may postpone or adjourn the Company Stockholder Meeting (v) with the consent of Parent, which shall not be unreasonably withheld, conditioned or delayed; (w) for the absence of a quorum; (x) to allow additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Stockholder Meeting; (y) if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to adopt this Agreement; or (z) if the Company Board determines that the failure to adjourn or postpone such meeting would be inconsistent with its duties to the stockholders of the Company under applicable law.

 ARTICLE 2

EFFECT OF THE MERGER ON CAPITAL STOCK

        2.1    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a)    Conversion of Common Stock.    Subject to Section 2.2, each share of common stock, par value $0.01 per share (the "Common Stock"), of the Company (a "Share" or collectively, the "Shares") issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined below) shall be converted into the right to receive $1.45 in cash, without interest (the "Per Share Amount").

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    All Shares that are held in the treasury of the Company or owned of record by any of the Subsidiaries of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries"), and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

          (c)    Merger Sub Common Stock.    Each share of common stock, par value $0.0050 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

The cash to be paid upon the conversion of Shares pursuant to Section 2.1(a) is referred to herein as the "Merger Consideration". At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "Certificate") formerly representing any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, in each case without interest, subject to compliance with the procedures for surrender of such Shares as set forth in Section 2.2. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Common Stock or the securities convertible into or exercisable for shares of Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

        2.2    Payment for Securities; Surrender of Certificates.

          (a)    Payment Agent.    Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the "Payment Agent") in immediately available funds all of the cash necessary to pay the Merger Consideration (such cash deposited with the Payment Agent being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Payment Agent, as directed by Parent, in short-term obligations of the United States of America with maturities of no more than thirty (30) days, pending payment thereof by the Payment Agent to the holders of Shares pursuant to this Article 2. The Payment Agent shall, pursuant to irrevocable instructions, deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

          (b)    Procedures for Surrender.    As promptly as practicable after the Effective Time, Parent shall cause the Payment Agent to mail to each holder of record of a Certificate or non-certificated Shares represented by book-entry ("Book-Entry Shares" and each individually a "Book-Entry Share"), in each case whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent, and shall otherwise be in such form and have such other provisions as Parent may reasonably specify and as reasonably approved by the Company prior to the Effective Time, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, and such other documents as may reasonably be required by the Payment Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash into which each Share formerly represented by such Certificates and each Book-Entry Share was converted pursuant to Section 2.1(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of Parent that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration into which the Shares theretofore represented by such Certificate or Book-Entry Share having been converted pursuant to Section 2.1(a). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

          (c)    Transfer Books; No Further Ownership Rights in Shares.    As of the close of business on the date of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article 2 upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (d)    Termination of Fund; Abandoned Property; No Liability.    At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Payment Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.2(b), without interest. Notwithstanding the foregoing, neither the Surviving Corporation nor the Payment

  Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Withholding Rights.    Parent, Merger Sub, the Surviving Corporation and the Payment Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Options, as applicable, such amounts that Parent, Merger Sub, the Surviving Corporation or the Payment Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law; provided, that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the holder of record of the Shares with respect to which such payment is made) shall be paid by Parent and Merger Sub. Parent, Merger Sub, the Surviving Corporation and the Payment Agent, as applicable, shall timely remit to the appropriate Governmental Entity any and all amounts so deducted or withheld. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Payment Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Options, as applicable, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Payment Agent.

          (f)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable or deliverable in respect thereof pursuant to this Agreement; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Parent and the Company may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Payment Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

        2.3    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies with, Section 262 of the DGCL (such Shares, "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), and shall instead represent the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to be Shares that have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 2.1(a), without interest. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal by Company stockholders under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

        2.4    Treatment of Company Options, Stock Plans.

          (a)    Treatment of Options.    Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares (the "Company Options"), under any stock option plan of the Company, including the Network Engines, Inc. 1999 Stock Incentive Plan, the Network Engines, Inc. 2000 Director Stock Option Plan, and the Network Engines, Inc. 2009 Incentive Plan, each as amended, (collectively, the "Company Equity Plans"), shall be accelerated and automatically become fully vested, cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any withholding in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Shares previously subject to such Company Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Company Option (such amounts payable hereunder, the "Option Payments"). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment.

          (b)    Treatment of Restricted Stock.    Parent and Merger Sub acknowledge that all outstanding restricted stock awards set forth on Section 2.4(b) of the Company Disclosure Schedule (the "Company Restricted Shares") shall automatically become fully vested and free of any forfeiture restrictions at the Effective Time, and the Company will use commercially reasonable efforts, including obtaining any required consents or amendments to the Company's equity incentive plan, to permit holders of outstanding Company Restricted Shares to be treated in the Merger on the same terms and conditions as all other holders of unrestricted Shares

          (c)    Termination of Company Equity Plans.    After the Effective Time, all Company Equity Plans shall be terminated and no further Company Options or other rights with respect to Shares shall be granted thereunder.

          (d)    Parent Funding.    At the Effective Time, Parent shall make a cash contribution to the Surviving Corporation in immediately available funds to permit the Surviving Corporation to make the payments required under Section 2.4(a).

          (e)    Section 16 Persons.    The Company shall take all steps reasonably required to cause the transactions contemplated by this Section 2.4 by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in (i) a registration statement, prospectus, report, form, schedule or definitive proxy statement filed since October 1, 2008 by the Company with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, and prior to the date hereof, or (ii) the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or could have, a Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub:

        3.1    Organization and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the assets and properties owned, leased and operated by it, or the nature of the business conducted by it, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. True, accurate and complete copies of the Company's Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been made available to Parent.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 105,000,000 shares, of which 100,000,000 shares are designated Common Stock and 5,000,000 shares are designated preferred stock, par value $0.01 per share (the "Preferred Stock") As of May 8, 2012: (i) 42,631,128 shares of Common Stock and no shares of Preferred Stock, were issued and outstanding; and (ii) no shares of Common Stock and no shares of Preferred Stock were held in treasury. All of such issued and outstanding shares are validly issued and are fully paid and nonassessable. No issued and outstanding shares of the Company's capital stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company.

          (b)   Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, contracts, commitments, restrictions, stock appreciation rights, phantom stock, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company's capital stock. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of the Company's capital stock. Section 3.2(b) of the Company Disclosure Schedule sets forth the number of shares of Common Stock issuable, as of the date of this Agreement, upon (i) the exercise of outstanding Company Options, (ii) the amount of the Option Payment, if any, payable in respect of each outstanding Company Option and (iii) the vesting of outstanding Company Restricted Shares. The Company Options and Company Restricted Shares are collectively referred to as "Company Stock-Based Securities". All shares of Common Stock issuable upon exercise of Company Options or other Company Stock-Based Securities have been duly reserved for issuance by the Company, and upon issuance of such shares of Common Stock in accordance with the terms of the applicable Company Equity Plan or other arrangement, will be duly authorized, validly issued and fully paid and non-assessable and will not be subject to any preemptive or similar rights.

          (c)   Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all record holders of outstanding Company Stock-Based Securities, indicating with respect to each of the Company Stock-Based Securities, (i) the number of shares of Common Stock subject to such Company Stock-Based Securities (whether by exercise, conversion or vesting), held by each such record holder, (ii) the exercise or conversion price, date of issuance or grant and expiration date, if any, of such Company Stock-Based Securities, (iii) the particular Company Equity Plan pursuant to which such Company Stock-Based Security was granted or issued, and (iv) with respect to Company Options, whether such Company Option is an "incentive stock option" (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent electronically or via physical, hard copies at the Company's offices accurate and complete copies of all agreements evidencing Company Stock-Based Securities (and all relevant Company Equity Plans), in each case as in effect on the date hereof, including all amendments thereto.

          (d)   As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company's capital stock or any equity securities of any Company Subsidiary.

        3.3    Subsidiaries.

          (a)   For each Subsidiary of the Company, Section 3.3(a) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation or organization, and each jurisdiction such Subsidiary is qualified to do business.

          (b)   Each Subsidiary of the Company is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or limited liability powers, except where failure to be so incorporated or organized, validly existing or in good standing, or to have such corporate or limited liability powers would not have a Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business as a foreign corporation or limited liability company, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not have a Material Adverse Effect. Other than its Subsidiaries, neither the Company nor any of the Subsidiaries beneficially owns or controls, directly or indirectly, five percent (5%) or more of any class of equity or similar securities of any corporation or other entity whether incorporated or unincorporated.

          (c)   All of the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien other than Liens specified in the organizational documents of such Subsidiary and other than any restrictions imposed under the Securities Act. Other than the outstanding shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company that is owned by the Company, directly or indirectly through one or more Subsidiaries, there are no outstanding (i) shares of capital stock or other voting securities or ownership interests in any of the Company's Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Company's Subsidiaries or (iii) options or other rights by any Person other than the Company or any of its Subsidiaries to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Company's Subsidiaries.

        3.4    Authority; Non-Contravention; Approval.

          (a)   The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined below) and the Required Statutory Approvals, to consummate the Transactions. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

          (b)   Except as set forth on Section 3.4(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by the Company or any of its Subsidiaries under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters or bylaws of the Company or any of its Subsidiaries, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, Permit or license of any court or Governmental Entity applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than the Required Statutory Approvals, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, contract, lease, partnership agreement, joint venture agreement or other agreement to which the Company or any of its Subsidiaries is now a party except, with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not (x) prevent or materially delay consummation of the Merger, or (y) have a Material Adverse Effect.

          (c)   Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions except for (i) (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or "blue sky" laws or the rules and regulations of the NASDAQ Stock Market (the "NASDAQ"), (B) the Required Statutory Approvals, (C) the filing with the SEC of the Proxy Statement, and other written communications that may be deemed "soliciting materials" under Rule 14a-12 of the Exchange Act, or (D) the filing of the appropriate merger documents as required by the DGCL, or (ii) where the failure to make such declaration, filings or registration or notifications to obtain such authorization, consents would not (x) prevent or materially delay consummation of the Transactions or (y) have a Material Adverse Effect.

          (d)   The Company Board, at a meeting duly called and held on or prior to the date hereof, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the Transactions, (ii) determining that the terms of this Agreement and the Transactions are fair to and in the best interests of the stockholders of the Company, and (iii) recommending that the holders of the Company Common Stock adopt this Agreement.

          (e)   Subject to the accuracy of the representation set forth in Section 4.6 hereof, the affirmative vote of the holders of a majority of the total voting power of the outstanding Shares (the "Company Stockholder Approval") is the only vote of the holders of any shares of capital stock of the Company necessary to adopt this Agreement.

        3.5    No Violation of Law.    Neither the Company nor any of its Subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Entity except for violations that would not have a Material Adverse Effect.

        3.6    Permits.    The Company and its Subsidiaries have all permits, licenses, approvals and authorizations (collectively, "Permits") of all Governmental Entities required by the Company and its Subsidiaries to own and operate their respective assets and carry on their respective businesses as currently conducted, except where the failure to obtain, have and maintain such Permits, or the suspension or cancellation of any of the Permits, would not have a Material Adverse Effect.

        3.7    Compliance with Agreements.    Neither the Company nor any of its Subsidiaries is in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, any Material Contract (as defined below) except for such breach, violation, default or event that would not have a Material Adverse Effect, and the Company has not received any written notice of any such breach, violation, default or event. To the knowledge of the Company, there exists no breach, violation, default in performance or obligation by any other party to any Material Contract, except for such breach, violation or default would not have a Material Adverse Effect.

        3.8    SEC Matters.

          (a)   The Company has timely filed, within the time periods or extensions thereof prescribed under the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, all forms, reports and other documents required to be filed by it with the SEC since October 1, 2009 (collectively, the "Company Reports"). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, as of the date so amended, supplemented or superseded), the Company Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Company Reports (including the related notes and schedules) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, cash flows and stockholders' equity included in the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except, as may be indicated in the notes thereto and, in the case of unaudited statements, for normal year-end audit adjustments. The principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer or principal financial officer of the Company) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports that were required to be accompanied by such certifications. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

          (b)   The Company maintains disclosure controls and procedures and internal controls over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such controls and procedures are designed to provide reasonable assurance that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in the Company Reports is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents and such internal controls over financial reporting are effective to provide reasonable assurance to the Company's management and the Company Board regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

        3.9    Absence of Undisclosed Liabilities.    The Company did not have at March 31, 2012, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except (i) to the extent such liabilities or obligations are disclosed in the Company Reports filed with the SEC prior to the date hereof, (ii) such liabilities that have been discharged or paid in full prior to the date hereof, (iii) liabilities and obligations disclosed in any section of the Company Disclosure Schedule, or (iv) such liabilities or obligations that were incurred after March 31, 2012 in the ordinary course of business and consistent with past practices that would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any balance sheet partnership, joint venture or any similar arrangements (including any Contract relating to any transaction or relationship between or among the Company and/or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

        3.10    Absence of Certain Changes or Events.    Except as disclosed in the Company Reports or as set forth in the Company Disclosure Schedule, since September 30, 2011, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (ii) there has not been a Material Adverse Effect.

        3.11    Litigation.    Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no (i) claims, suits, actions or proceedings pending against the Company or any of its Subsidiaries, or (ii) to the knowledge of the Company, threatened claims, suits, actions or proceedings against the Company or any of its Subsidiaries, in each case which would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which would have a Material Adverse Effect. The parties acknowledge and agree that, for all purposes of this Agreement, no party makes any representation or warranty regarding the effect of the antitrust laws on such party's ability to execute, deliver or perform its obligations under this Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust law with respect to the consummation of the Merger

        3.12    Employee Benefit Plans; ERISA.

          (a)   Section 3.12(a) of the Company Disclosure Schedule lists (i) each plan, program, arrangement, practice and policy, whether formal or informal, funded or unfunded, written or oral, under which any current or former officer, employee or director of the Company or a Subsidiary of the Company has any right to employment, to purchase or receive any stock or other securities of the Company or a Subsidiary of the Company or to receive any compensation (whether in the form of cash or stock or otherwise) or benefits of any kind or description whatsoever in any material amount or under which the Company or a Subsidiary of the Company has any material liability, and (ii) each employee benefit plan within the meaning set forth in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") under which the Company or a Subsidiary has any liability (collectively, the "Company Benefit Plans"). Section 3.12(a) of the Company Disclosure Schedule identifies the Company Benefit Plans pursuant to which Company Options may be granted.

          (b)   The Company has made available to Parent (i) a current, complete and accurate copy of each Company Benefit Plan which is set forth in writing (and any related trust, insurance contract or other funding arrangement) and a written summary of each Company Benefit Plan which is not set forth in writing, and (ii) a copy of the three (3) most recent Annual Reports (Form 5500) and all related exhibits and reports for each Company Benefit Plan which is subject to ERISA.

          (c)   No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Company Benefit Plan is a multiemployer plan within the meaning of Section 414(f) of the Code or a plan described in Section 413(c) of the Code. Neither the Company nor any Subsidiary of the Company has any material liability under Title IV of ERISA.

          (d)   There have been no prohibited transactions within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code with respect to any of the Company Benefit Plans that could result in material penalties, taxes, liabilities or indemnification obligations, and there has been no other event with respect to any Company Benefit Plan that could result in any material liability for the Company or any Subsidiary related to any excise Taxes under the Code or to any liabilities under ERISA.

          (e)   Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service, has pending an application for such a determination letter from the Internal Revenue Service or is entitled to rely on a prototype plan opinion letter, and the Company is not aware of any reason likely to result in the revocation of any such letter or in the Internal Revenue Service declining to issue a favorable determination letter on a pending application. The Company has provided to Parent a copy of the most recent Internal Revenue Service favorable determination or opinion letter with respect to each such Company Benefit Plan or a copy of the application to the Internal Revenue Service, as applicable.

          (f)    Each Company Benefit Plan has been established, maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

          (g)   Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event, including, any termination of employment) entitle any current or former officer, employee, director or other independent contractor of the Company or a Subsidiary to any change in control payment or benefit, transaction bonus or similar benefit or severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan.

          (h)   Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for any current or former officer, employee, director or independent contractor except as required to avoid excise Tax under Section 4980B of the Code.

          (i)    All contributions and other payment due from the Company or any Subsidiary with respect to each Company Benefit Plan have been made or paid in full or are shown in the Company Reports.

          (j)    There are no pending or, to the knowledge of the Company, threatened claims with respect to a Company Benefit Plan (other than routine and reasonable claims for benefits made in the ordinary course of the plan's operations) or with respect to the terms and conditions of employment or termination of employment of any current or former officer, employee or independent contractor of the Company or a Subsidiary, which claims could reasonably be expected to result in any material liability to the Company or a Subsidiary, and no audit by any domestic or foreign governmental or other law enforcement agency is pending or, to the knowledge of the Company, has been proposed with respect to any Company Benefit Plan.

          (k)   Each Person who performs, or has performed, services for the Company or a Subsidiary as an employee or as an independent contractor is, or has been, properly classified as an employee or as an independent contractor, except where failure to properly classify such Person(s) would not have a Material Adverse Effect.

          (l)    Section 3.12(l) of the Company Disclosure Schedule sets forth a list of all severance plans or severance policies maintained by the Company or any Subsidiary of the Company.

        3.13    Labor; Employment Matters.

          (a)   Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreement or other contract or agreement with any group of employees, labor organization or other representative of any of the employees of the Company or any Subsidiary and, to the knowledge of the Company, there are no organizational efforts presently being made involving any of the employees of the Company or its Subsidiaries. To the Company's knowledge, no executive or key employee or group of employees of the Company has any plan to terminate his or her employment with the Company or has threatened to do so. The Company and its Subsidiaries have complied in all material respects with all laws relating to employment and labor, including, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes. No person has asserted that the Company or any of its Subsidiaries is liable for any arrears of wages or any Taxes or penalties for failure to comply with any of such laws.

          (b)   Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, none of such employees is a party to a written employment agreement or contract with the Company or any Subsidiary for a specified length of time and each is employed "at will."

        3.14    Contracts and Commitments; Suppliers and Customers.

          (a)   Section 3.14(a) of the Company Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (each such agreement and contract, and each "material contract" filed as an exhibit to the Company Reports, a "Material Contract"):

            (i)    any agreement or indenture relating to the borrowing of money or any guarantee of any such borrowing which involves more than $100,000 or relating to any interest rate, currency or commodity derivatives or hedging transactions;

            (ii)   any partnership, limited liability company agreement, joint venture, profit-sharing or similar agreement entered into with any Person other than the Company or any of its Subsidiaries;

            (iii)  any indemnification agreement entered into by and between the Company and any director or officer of the Company (other than the Company's Certificate of Incorporation and Bylaws);

            (iv)  any agreement for the acquisition, merger or sale or similar transaction involving any business of the Company or any of its Subsidiaries (A) for aggregate consideration under such agreement in excess of $200,000, and (B) that has continuing indemnification, "earn-out" or other contingent payment obligations by the Company that would reasonably be expected to result in payments in excess of $200,000;

            (v)   any collective bargaining agreements, memoranda or understanding, settlements or other labor agreements with any union or labor organization applicable to the Company, its affiliates or their employees;

            (vi)  any Contract that obligates the Company or its Subsidiaries to make any capital commitment or expenditure in excess of $200,000;

            (vii) any employment, severance or other similar agreement which contains a change of control or "golden parachute" provision or that otherwise provides for base salary or base compensation in any fiscal year that is equal to or greater than $200,000;

            (viii)  any agreement which is performed (in whole or in part) outside of the United States, where a party that is a natural person to the agreement is not a United States citizen, or where all or a portion of the agreement is subcontracted to a natural person that is not a United States citizen;

            (ix)  any other agreement to which the Company or any of its Subsidiaries is a party or by which they or any of their assets are bound and which involves consideration or other obligations in excess of $200,000 annually other than any such agreement regarding the purchase of inventory in the ordinary course of business; and

            (x)   any Contract that is or would be required to be filed by the Company as a "Material Contract" with the SEC pursuant to Item 601(b)(iv) of Regulation S-K or disclosed by the Company in a Current Report on Form 8-K.

          (b)   Notwithstanding anything in this Section 3.14, the term "Material Contract" shall not include any agreement or arrangement that (i) is terminable upon ninety (90) days' or less notice without a penalty or premium, (ii) will be fully performed or satisfied or will expire as of or prior to Closing, or (iii) is solely between the Company and one or more of its Subsidiaries or is solely between the Company's Subsidiaries.

          (c)   Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party, has received written notice within the last twelve (12) months that it is in violation or breach of or in default (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries) under any Material Contract, except for violations, breaches or defaults that would not have a Material Adverse Effect.

        3.15    Real Estate.    Neither the Company nor any Subsidiary of the Company owns real property as of the date of this Agreement. Section 3.15 of the Company Disclosure Schedule sets forth the address of all real property in which the Company or any Subsidiary holds a leasehold or subleasehold estate (the "Leased Real Property", and the leases or subleases for such Leased Real Property being referred to as the "Leases"). The Company has made available to Parent a true and complete copy of each of the Leases. Each Lease creates a valid leasehold interest in the Leased Real Property to which it applies and is in full force and effect in all respects and the Company or any Subsidiary is entitled to the benefit of such Lease in accordance with its terms, with such exceptions as are not material and do not interfere with the use of the such premises or Company's rights or obligations under the Leases or with respect to the Leased Real Property. To the Company's knowledge, no breach or default exists under any of the Leases and no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle any other party to any Lease to terminate such Lease prior to its scheduled term. Section 3.15 of the Company Disclosure Schedule sets forth any consents, waivers or other approvals required to be obtained by the Company as a result of the consummation of the Merger so that the Leases will continue in accordance with their terms following the Merger.

        3.16    Environmental Matters.

          (a)   The Company and its Subsidiaries have conducted their businesses in compliance with all Environmental Laws, including having all Permits, licenses and other approvals and authorizations necessary for the operation of their businesses as presently conducted. In the past five (5) years, the Company and its Subsidiaries have not received any written notices, demand letters or written requests for information from any Governmental Entity indicating that the Company or any of its Subsidiaries may be in material violation of, or liable in any material respect under, any Environmental Law. There are no, and have not been any, civil, criminal or administrative Action pending or, threatened in writing against the Company or any of its Subsidiaries relating to any violation of or liability under, or alleged violation of or liability under, any Environmental Law. Neither the Company nor any of its Subsidiaries has disposed of Hazardous Substances at a location that requires remediation under Environmental Laws. There has been no Release of Hazardous Substances at any property currently operated by the Company or its Subsidiaries, nor has there been a Release of Hazardous Substances at any property formerly owned or operated by the Company or its Subsidiaries during the period of such ownership or operation. No representation or warranty is made in this Section 3.16 with respect to matters that would not have a Material Adverse Effect.

          (b)   To the knowledge of the Company, in the past five (5) years there has been no environmental investigation, study, audit, test, review or other analysis conducted by or on behalf of the Company or any of its Subsidiaries in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries.

        3.17    Intellectual Property Rights.

          (a)   Section 3.17(a)(i) of the Company Disclosure Schedule sets forth all United States and foreign patents and patent applications, trademark and service mark registrations and applications, internet domain name registrations and applications and copyright (and mask works) registrations and applications owned by the Company and its Subsidiaries, specifying as to each item, as applicable (i) the nature of the item, including the title, (ii) the applicant or owner(s) of the item, (iii) the jurisdiction in which the item is issued or registered or in which an application for issuance or registration has been filed, (iv) the issuance, registration or application numbers and dates, and (v) any assignor or assignee, if applicable. Section 3.17(a)(ii) of the Company Disclosure Schedule sets forth all material licenses, sublicenses and other agreements or permissions under which the Company or any of its Subsidiaries is a licensee or distributor of or otherwise is authorized to use any Intellectual Property Rights of a third party or under which the Company or any of its Subsidiaries otherwise obtains Intellectual Property Rights necessary to the business of the Company or any of its Subsidiaries (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $25,000 or less which are not required to be listed).

          (b)   To the knowledge of the Company, the Company and its Subsidiaries own all right, title and interest in, free of all Liens, or have valid and enforceable rights, by license, sublicense, agreement or other permission to, all of the Intellectual Property Rights that are necessary to the conduct of the Company's or any of its Subsidiaries' businesses, and except as set forth in Section 3.17(a)(ii) of the Company Disclosure Schedule, it may use the same without obligation to pay any royalty, material license fee, or other consideration (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $25,000 or less which are not required to be listed). No action (whether civil, criminal, administrative, investigative or informal) is currently before any Governmental Entity or arbitrator, or is being threatened in writing by any third Person, in which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property Rights owned, licensed, distributed or used by the Company or any of its Subsidiaries in their respective businesses as conducted in the past six (6) years or as currently conducted ("Company IP Claim"), including any Company IP Claim that alleges that the operation of any such businesses infringes, misappropriates, impairs, dilutes or otherwise violates the rights of any Person, and the Company and its Subsidiaries are not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person's Intellectual Property Rights, except as would not have a Material Adverse Effect. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights owned by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has brought or threatened any Company IP Claims against any Person that remain unresolved, except as would not have a Material Adverse Effect.

          (c)   The Company has made commercially reasonable efforts to maintain and protect the Intellectual Property Rights owned by the Company and its Subsidiaries, except as would not have a Material Adverse Effect. Without limiting the preceding sentence, the Company has implemented a policy requiring each current employee, consultant and contractor who developed any part of any item covered by material Intellectual Property Rights intended to be owned by the Company or its Subsidiaries, either (i) to be a party to an agreement that conveys or obligates such Person to convey to the Company or its Subsidiaries any and all right, title and interest in and to all Intellectual Property Rights developed by such Persons in connection with such Person's employment or engagement on behalf of the Company or its Subsidiaries, (ii) as to works created in the course of such Person's employment with or engagement on behalf of the Company or its Subsidiaries, to execute an agreement acknowledging that the works are "works for hire" or otherwise assigning to the Company or its Subsidiaries all rights, title and interest in such works, or (iii) otherwise has by operation of law vested in the Company or its Subsidiaries any and all right, title and interest in and to all such Intellectual Property Rights developed by such Persons in connection with such Person's employment with, or engagement on behalf of the Company or its Subsidiaries.

        3.18    Tax Matters.    The Company and its Subsidiaries have (i) duly filed with the appropriate Governmental Entities all material Tax Returns required to be filed, and such filed Tax Returns are correct and complete in all material respects, (ii) duly paid in full or made adequate provision for the payment of all material Taxes for all periods at or prior to September 30, 2011 and (iii) duly withheld and paid all material Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. No material written claim is currently being made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The liabilities and reserves for Taxes reflected in the balance sheet included in the Company Reports are adequate to cover all material Taxes of the Company and its Subsidiaries for all periods ending at or prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of either of the Company or any of its Subsidiaries, except for Permitted Liens for Taxes. No audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted or assessed. The Company has made available to Parent correct and complete copies of all federal income Tax Returns filed prior to the date hereof for the years 2008 through 2011 and for all other open years. Neither the Company nor any of its Subsidiaries has any request for a material ruling in respect of Taxes pending before any Governmental Entity. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with or, pursuant to Treasury Regulation section 1.1502-6, is liable for the Taxes of, any entity that is not, directly or indirectly, the Company or a Subsidiary of the Company (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes). Neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable. Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, whether as a result of the Merger or the Transactions, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G or (ii) any amount that will not be fully deductible as a result of Code Section 162(m). Except as expressly set forth in Section 3.12, this Section 3.18 constitutes all of the representations and warranties of the Company with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes.

        3.19    Anti-Takeover Law Inapplicable.    Subject to the accuracy of the representation set forth in Section 4.6 hereof, the Company Board has approved this Agreement and the Transactions, including, to the extent the persons that have entered into Voting Agreements concurrently with the execution and delivery of this Agreement collectively hold shares of Company Common Stock representing fifteen percent (15%) or more than the total number of currently outstanding shares of Company Common Stock, the approval of the Voting Agreements, and such approval is sufficient to render inapplicable to the Transactions any anti-takeover restrictions set forth in Section 203 of the DGCL and any other similar applicable restrictions contained in any similar statute or regulation of any jurisdiction which applies or purports to apply to any such transactions. No other "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or regulation, is, or at the Effective Time would reasonably be expected to be, applicable to the Shares or the Transactions.

        3.20    Opinion of Financial Advisor.    The Company Financial Advisor (as defined below) has rendered to the Company Board its opinion to the effect that, as of the date of this Agreement, the consideration to be received pursuant to the Merger by the Company's stockholders is fair, from a financial point of view, to such stockholders, subject to the qualifications and assumptions contained therein. The Company has been advised that the Company Financial Advisor will permit the inclusion of its opinion in its entirety and, subject to prior review and consent by the Company Financial Advisor a reference to its opinion in the Proxy Statement.

        3.21    Certain Loans and Other Transactions.    The Company does not have outstanding, and has not arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Except for the Material Contracts or as set forth in the Company Reports, no officer or director of the Company or any of its Subsidiaries nor any member of any such individual's immediate family (whether directly or, to the Company's knowledge, indirectly through an affiliate of such Person) is presently, or within the past twelve (12) months has been, a party to any transaction or contract with the Company or any of its Subsidiaries.

        3.22    Insurance.    Section 3.21 of the Company Disclosure Schedule sets forth all insurance policies maintained by the Company and its Subsidiaries (the "Company Insurance Policies"). All of the Company Insurance Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of any of the Company Insurance Policies. No written notice of cancellation or termination has been received by the Company with respect to any such Company Insurance Policy other than as is customary in connection with renewals of existing Company Insurance Policies.

        3.23    Advisors' Fees.    Except for Needham & Company, LLC (the "Company Financial Advisor"), there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee from the Company or any of its Subsidiaries (including, after the consummation of the Merger, from Parent or Merger Sub) in connection with the consummation of the Transactions.

        3.24    No Additional Representations.    Except for the representations and warranties contained in this Article 3 (as modified by the Company Disclosure Schedule), neither the Company, nor any other Person (i) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business or held by the Company or any of its Subsidiaries, or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries or the business conducted by the Company or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule. Except for the representations and warranties contained in this Article 3 (as modified by the Company Disclosure Schedule), the Company disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Parent, Merger Sub or any of their respective representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent, Merger Sub or their respective representatives by the Company or any of Company Representatives (as defined below)).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company prior to the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the information in the Parent Disclosure Schedule relates, provided, however, that any information set forth in one section of the Parent Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Parent Material Adverse Effect), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        4.1    Organization and Qualification.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not prevent or delay the consummation of the Transactions.

        4.2    Authority; Non-Contravention; Approvals.

          (a)   Parent and Merger Sub have full corporate power and authority to enter into this Agreement and, subject to the Required Statutory Approvals, to consummate the Transactions. This Agreement and the Transactions have been approved by the respective boards of directors of Parent and Merger Sub and, promptly after the execution and delivery hereof, will be duly adopted by Parent as the sole stockholder of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

          (b)   The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions do not (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of, (iv) accelerate the performance required by Parent or any of its affiliates under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, or (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person under, any of the terms, conditions or provisions of (A) the respective charters, bylaws, partnership agreements, trust declarations, or other similar organizational instruments of Parent or any of its Subsidiaries, (B) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Entity applicable to Parent or any of its affiliates or any of their respective properties or assets, or (C) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, partnership agreement, joint venture agreement or other instrument, obligation or agreement of any kind to which Parent or any of its affiliates is now a party or by which Parent or any of its affiliates or any of their respective properties or assets may be bound or affected, except with respect to clauses (B) and (C), such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not prevent or delay the consummation of the Transactions.

          (c)   Except for the filing of the Required Statutory Approvals, and except as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Entity is necessary for the execution or delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the Transactions other than (i) the Required Statutory Approvals, (ii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such filings as may be required under the rules and regulations of the NASDAQ.

        4.3    Financing Arrangement.    Parent has, and will have on or prior to the Effective Time, the funds necessary to consummate the Transactions on the terms contemplated by this Agreement. Assuming that the representations and warranties of the Company contained in Article 3 of this Agreement are true and correct in all material respects, immediately after giving effect to the Merger and the other Transactions, (i) the aggregate value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis will exceed their total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (ii) the Surviving Corporation and its Subsidiaries on a consolidated basis will have the ability to pay their total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of their business as such business is now conducted or proposed to be conducted following such date; and (iii) the Surviving Corporation and its Subsidiaries on a consolidated basis will not have an unreasonably small amount of capital with which to conduct their business.

        4.4    Parent Information.    None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.5    Litigation.    There are no (i) claims, suits, actions or proceedings pending against Parent or any of its affiliates, or (ii) to the knowledge of Parent, threatened claims, suits, actions or proceedings against Parent or any of its affiliates, in each case which, would prevent or delay the consummation of the Transactions. Neither Parent nor any of its affiliates is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, which would prevent or delay the consummation of the Transactions.

        4.6    Ownership of Company Capital Stock.    Except for 112,938 shares of Company Common Stock owned by Parent, neither Parent nor any affiliate of Parent (including Merger Sub) own any Company Common Stock or other securities of the Company or any of the Company's Subsidiaries. Neither Parent nor any affiliate of Parent (including Merger Sub) is, nor at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

        4.7    Merger Sub; No Prior Activities.    True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to the Company. The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares of which 100 shares are issued and outstanding. Parent is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger Sub was recently formed by Parent solely for the purpose of engaging in the Transactions. Except as contemplated by this Agreement, Merger Sub does not hold, and has not held, any material assets or incurred any material liabilities, and has not carried on any business activities other than those contemplated by this Agreement.

        4.8    Other Agreements or Understandings.    Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent or any affiliate of Parent, on the one hand, and any officer or director of the Company or any person that owns five percent (5%) or more of the shares of the Company's capital stock, on the other hand.

        4.9    Advisors Fees.    There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its affiliates who might be entitled to any fee from Parent or any of its affiliates in connection with the consummation of the Transactions.

        4.10    Foreign Ownership.    Neither Parent, Merger Sub nor any person who, directly or indirectly, owns five percent (5%) or more beneficial interest in Parent is a foreign person as defined by 31 C.F.R. §800.216 or 22 C.F.R. §120.16.

        4.11    No Other Representations and Warranties.    Neither Parent, Merger Sub, nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Sub, in each case, except as expressly set forth in this Article 4 (as modified by the Parent Disclosure Schedule) or as and to the extent required by this Agreement to be set forth in the Parent Disclosure Schedule.

 ARTICLE 5
COVENANTS

        5.1    Conduct of Business Pending the Closing.    During the period from the date of this Agreement and the Effective Time, except as required, permitted or expressly contemplated by this Agreement, except as otherwise consented to (which consent shall not be unreasonably withheld, conditioned or delayed) and except as specifically set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable, each of the Company and Parent will, and will cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course and in accordance with past practices in all material respects, and (ii) take no action that would prohibit or materially impair or delay the ability of either the Company or Parent or any of their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required to consummate the Transactions.

        5.2    Company Forbearances.    During the period from the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule or as contemplated or permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NASDAQ, the Company will not, and will not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) Business Days from the date on which request for such consent is provided by the Company to Parent:

          (a)   except as required by Law, amend its certificate of incorporation or bylaws or equivalent organizational documents, (ii) split, combine, or reclassify its outstanding capital stock (except to the extent deemed advisable to comply with the NASDAQ listing requirements), or (iii) declare, set aside or pay any dividend or distribution payable in stock or property with respect to its outstanding capital stock;

          (b)   issue, deliver, sell, grant or authorize the issuance of, or agree to issue, deliver, sell, grant or authorize the issuance of, any Equity Interests in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such Equity Interests, or any rights of any kind to acquire any such Equity Interests or such convertible or exchangeable securities, other than the issuance of Shares upon the exercise of Company Options outstanding as of the date hereof or otherwise permitted to be granted hereunder in accordance with their terms;

          (c)   except as set forth in Section 5.2(c) of the Company Disclosure Schedule, sell, pledge, dispose of, transfer, lease, license, or encumber any material property or assets of the Company or any Company Subsidiary, except (i) pursuant to existing Contracts, (ii) Liens securing inter-company indebtedness, (iii) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (iv) leases and licenses of property with a term of less than one (1) year in the ordinary course of business consistent with past practice, and (v) sales, leases or licenses with respect to immaterial assets;

          (d)   enter any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

          (e)   alter, through merger, liquidation, reorganization, restructuring or any other fashion, its corporate structure or ownership of any of its Subsidiaries (other than the Transactions);

          (f)    (i) incur or become contingently liable with respect to any indebtedness for borrowed money above the limits set forth in the Company's agreements with respect to indebtedness in effect as of the date hereof and that are related to those matters set forth on Section 5.2(f) of the Company Disclosure Schedule, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, except for Company Options for an amount equal to the applicable Option Payments under Section 2.4, or in connection with the vesting of the Company Restricted Shares, (iii) except as set forth in Section 5.2(f) of the Company Disclosure Schedule, make capital expenditures in an aggregate amount exceeding $200,000 or enter into leases for equipment or other capital assets in an aggregate amount exceeding $200,000, (iv) sell, pledge, dispose of or encumber any material assets or businesses (v) loan, advance funds or make any investment in or capital contribution to any other Person outside the ordinary course of business (vi) discharge or satisfy any Lien or pay any obligation or liability (whether accrued, absolute, contingent or otherwise), except for in accordance with the terms of such Lien, obligation or liability or current liabilities incurred in the ordinary course of business, or (vii) make any acquisition of all or a material portion of any entity or business (including through merger, consolidation, equity or asset purchase or similar transaction) or enter into any agreement with respect thereto;

          (g)   except to the extent required by applicable Law or the existing terms of any Company Benefit Plan, any existing agreement : (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former director, officer or employee, (ii) increase or accelerate the payment or vesting of, benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation, change-of-control or other similar agreement with any director, officer, consultant or employee, (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former director, officer or employee, or any beneficiaries thereof, or (v) increase the compensation, bonus or other benefits payable to any director, officer or employee, except for increases in compensation and benefits, consistent with the past practices of the Company with respect to the annual review of employees and related processes for determining increases in compensation and benefits, in an amount equal to no more than three (3) percent of the total amount of the annualized base salary compensation paid to all of the Company's employees as of December 31, 2011 on an aggregate basis;

          (h)   unless otherwise required by law or as is consistent with past practice make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, extend or waive any applicable statute of limitations with respect to Taxes, file any amended Tax Returns, enter into any closing agreement in respect of any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability if such election, change, adoption or change, extension or waiver, amendment, agreement or surrender, would have the effect of materially increasing the Tax liability of the Company and its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company and its Subsidiaries existing on the Closing Date;

          (i)    settle or enter into any settlement agreement with respect to any outstanding litigation, except that, notwithstanding the foregoing, the Company may settle or enter into any settlement agreement with respect to any outstanding litigation with a party where the amount of such settlement is less than $200,000, and does not require the taking or omission of any actions other than the payment of money;

          (j)    except as required by GAAP, and Governmental Entity, the SEC or applicable law, or as recommended by the Company's audit committee or its independent auditors, change any of the Company's accounting principles; or

          (k)   authorize or enter into any Contract to do any of the foregoing.

        Parent will, promptly following the date hereof, designate two (2) individuals from either of whom the Company may seek approval to undertake any actions not permitted to be taken under this Section 5.2, and will ensure that such persons will respond, on behalf of Parent, to the Company's requests in an expeditious manner but, in any event, no later than three (3) Business Days from the Company's request.

        5.3    Control of Operations.    Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement and the Merger. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 5.2 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of counsel, violate applicable law.

        5.4    Cooperation.    The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Merger or any other transaction contemplated by the terms of this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Proxy Statement or any Other Filings.

        5.5    Access to Information; Confidentiality.

          (a)   From the date of this Agreement to the Effective Time, the Company shall, and shall use its commercially reasonable efforts to cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, "Company Representatives") to: (i) provide to Parent and Merger Sub and the Parent Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party, (C) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive or (D) breach, contravene or violate any applicable Law. Parent agrees to indemnify and hold the Company and Company Subsidiaries harmless from any and all claims and liabilities, including related costs and expenses, resulting from the action of any Parent Representative or any information provided to such Parent Representatives pursuant to this Section 5.5(a) .

          (b)   With respect to the information disclosed pursuant to Section 5.5(a), Parent shall comply with, and shall cause each Parent Subsidiary and each Parent Representative to comply with, all of their respective obligations under the Confidentiality Agreement, dated February 24, 2012, by and between the Company and Parent (the "Confidentiality Agreement") which shall remain in full force and effect until the Closing and, if this Agreement is terminated, such Confidentiality Agreement shall continue in accordance with its terms.

        5.6    Solicitation by Company; Change of Company Board Recommendation.

          (a)    Solicitation.    During the period beginning on the date of this Agreement and continuing until 11:59 P.M., New York City time, on the thirtieth (30th) day following the date of this Agreement (the "No-Shop Period Start Date"), the Company and its Subsidiaries may, directly or indirectly through any of their Representatives: (i) solicit, initiate, resume, continue or encourage, whether publicly or otherwise, any Acquisition Proposal, including by way of providing access to or otherwise making available non-public information; provided, however, that the Company shall only permit such non-public information related to the Company to be provided pursuant to an Acceptable Confidentiality Agreement or, in the case of any third party with whom the Company or its Representatives had communications at any time prior to the date of this Agreement regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any Acquisition Proposal, any confidentiality agreement entered into prior to the date of this Agreement by the Company and such third party, and provided further that the Company shall promptly provide or make available to Parent any non-public information concerning the Company or its Subsidiaries to which any person is provided such access and which was not previously provided or made available to Parent; and (ii) engage in and maintain discussions or negotiations, including, without limitation, resuming or continuing discussions or negotiations with any party with whom the Company or its Representatives had communications at any time prior to the date of this Agreement, with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any Acquisition Proposal.

          (b)    No Solicitation.    Except as may relate to any Qualified Go-Shop Bidder or as permitted by Sections 5.6(d) and 5.6(g), from and after the No-Shop Period Start Date to the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct the Company Representatives not to, on behalf of the Company: (i) knowingly initiate, solicit or encourage or facilitate the submission or making of any Acquisition Proposal involving the Company or engage in any discussions or negotiations, or furnish to any other party information, with respect thereto, (ii) recommend, or publicly propose to recommend, any Acquisition Proposal involving the Company, (iii) withdraw or materially change or qualify, in a manner adverse to Parent, the Company Board Recommendation, (iv) enter into any letter of intent, agreement in principle, merger agreement or other similar agreement relating to any Acquisition Proposal, or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (ii), (iii) or (v) (to the extent related to the foregoing clauses (ii) or (iii)), a "Change of Company Board Recommendation"). Subject to Sections 5.6(d) and 5.6(g), at the No-Shop Period Start Date, the Company shall take, and shall cause its Subsidiaries to take, all actions reasonably necessary to cause its Representatives to immediately cease any discussions or negotiations with any party or parties (other than a Qualified Go-Shop Bidder) with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.6 shall preclude the Company or any of its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the last sentence of this Section 5.6(b). As soon as reasonably practicable following the No-Shop Period Start Date, the Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (other than a Qualified Go-Shop Bidder), if any, to return or destroy, in each case pursuant to the terms of such confidentiality agreement, all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries.

          (c)   After the No-Shop Period Start Date, the Company agrees that it will notify Parent promptly (and in any event within seventy-two (72) hours after the Company's receipt) of any Acquisition Proposal received after the No-Shop Period Start Date, including the material terms of the Acquisition Proposal, which the Company, any of the Company's Subsidiaries or any of the Company's Representatives receives, and shall keep Parent informed on a reasonably prompt basis as to the status of and any material developments regarding any such proposal. Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit them from providing such information to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours after such determination) notify Parent orally and in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.6(d).

          (d)   Notwithstanding anything to the contrary contained in Sections 5.6(b) or 5.6(e), if at any time following the No-Shop Period Start Date and prior to the Company securing the Company Stockholder Approval (i) the Company, any Company Subsidiary or any Company Representative has received an Acquisition Proposal involving the Company from a third party or group of third party Persons that was not solicited by the Company, the Company Subsidiaries or the Company Representatives and that did not otherwise result from a breach of this Section 5.6 in any material respect, and (ii) the Company Board determines, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company may (A) furnish information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons making such Acquisition Proposal and to his, her, its or their respective representatives (including their respective potential financing sources), and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and his, her, its or their respective representatives (including their respective potential financing sources) regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow the Company Subsidiaries and the Company Representatives to, disclose any information to such Person or group of Persons without first entering into an Acceptable Confidentiality Agreement with such Person, and (y) will as promptly as practicable provide or make available to Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other Person (or its representatives) which was not previously provided or made available to Parent (except to the extent the disclosure of such information to Parent would result in a competitor of the Company receiving competitively sensitive information).

          (e)   Notwithstanding anything to the contrary contained in Section 5.6 if the Company receives a Superior Proposal (determined to constitute such by the Company Board, after giving effect to all of the adjustments to the terms of this Agreement which may have been offered by Parent), the Company Board may at any time prior to the receipt of Company Stockholder Approval (i) effect a Change of Company Board Recommendation with respect to such Superior Proposal, and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii) unless in advance of or concurrently with such termination the Company pays the Termination Fees (as defined below) and otherwise complies with the provisions of Section 7.2.

          (f)    Notwithstanding this Section 5.6 or any other provision of this Agreement to the contrary, (A) (i) at any time prior to the receipt of Company Stockholder Approval, the Company Board may grant a waiver or release under, or determinate not to enforce any standstill agreement with respect to any class of equity securities of the Company if the Company Board determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and (ii) from the date hereof to until the No-Shop Period Start Date, the Company may grant any such waiver or release, or make any such determination not to enforce, or permit any counterparty to any such agreement to make non-public inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal; and (B) if the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Company Board Recommendation would be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware law, the Company Board may at any time prior to the receipt of Company Stockholder Approval effect a Change of Company Board Recommendation.

          (g)   Nothing contained in this Section 5.6 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a "stop, look and listen" statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Board Recommendation).

        5.7    Appropriate Action; Consents; Filings.

          (a)   The Company and Parent shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action (including obtaining all funds necessary to consummate the Transactions on the terms contemplated by this Agreement) and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, the Merger and the other Transactions, including transactions under the Voting Agreements, as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) cause the satisfaction of all conditions set forth in Article 6, (iv) vigorously defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, order, (v) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order, and (vi) as promptly as practicable, and in any event within sixty (60) days after the date hereof, make or cause to be made all necessary applications and filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Merger and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions. No party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned. Parent shall not, except as may be consented to in writing by the Company, directly or indirectly through one or more of its affiliates, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article 6 or the consummation of the Merger. Without limiting this Section 5.7(a), Parent agrees to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law or any other Law applicable to the Company, any Company Subsidiary or the Merger that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Effective Time and the Closing, respectively, to occur as promptly as practicable (and in any event, no later than the Extended Outside Date (as defined below)), including (A) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent or the Company or any of their respective Subsidiaries or (B) accepting any operational restrictions, including restrictions on the ability to change rates or charges or standards of service, or otherwise taking or committing to take actions that limit Parent's or any Parent Subsidiary's freedom of action with respect to, or its ability to retain or freely operate, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent, the Company or any of their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time or the Closing, as applicable;

          (b)   The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Merger and the other Transactions, including transactions under the Voting Agreements, or (ii) disclosed in the Company Disclosure Schedule; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and in seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in this Section 5.7(b), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, as applicable, from the failure to obtain such consent.

          (c)   Without limiting the generality of anything contained in this Section 5.7, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions, including transactions under the Voting Agreements; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger, or any of the other Transactions, including transactions under the Voting Agreements. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

          (d)   Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

        5.8    Certain Notices; Supplemental Disclosure.

          (a)   From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence or non-occurrence of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8(a) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

          (b)   Until the Closing, Parent, Merger Sub and the Company shall have the obligation to promptly supplement the information contained in their respective disclosure schedules attached hereto with respect to any matter hereafter arising or discovered which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules. Neither the supplementation of the disclosure schedules pursuant to the obligation in Section 5.8(b) nor any disclosure after the date hereof an inaccuracy of any representation and warranty made in this Agreement shall affect any representation or warranty made herein.

        5.9    Public Announcements.    The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the Transactions shall be issued or made by any party without the prior consent of the other party or parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall allow the other party or parties reasonable time to comment on such release or announcement in advance of such issuance, (ii) that each of Parent, Merger Sub and the Company and their respective affiliates may make such an announcement to their respective employees, customers and suppliers, after consultation with the other parties and (iii) with respect to any Change of Company Board Recommendation or other action taken by the Company pursuant to Section 5.6.

        5.10    Employee Benefit Matters.

          (a)   For a period of two (2) years following the Effective Time (the "Benefit Protection Period"), Parent shall either (i) assume and maintain, or cause the Parent Subsidiaries, including the Surviving Corporation, to assume and maintain, for the benefit of the employees of the Company and Company Subsidiaries immediately prior to the Effective Time (the "Company Employees" and each individually a "Company Employee"), the Company Benefit Plans (other than the Company Equity Plans) at the benefit levels in effect on the date of this Agreement and provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide compensation and benefits to each Company Employee under the Company Benefit Plans or other employee benefit plans or compensation arrangements of Parent or any of the Parent Subsidiaries that have a value sufficient to replace the value of the compensation and benefits provided to such Company Employee under the Company Benefit Plans immediately prior to the Effective Time taking into account the value of equity based compensation, or (ii) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide compensation and benefits to each Company Employee that, taken as a whole (including equity based compensation), has a value that is not less favorable in the aggregate than the compensation and benefits provided to such Company Employee immediately prior to the Effective Time.

          (b)   Parent hereby acknowledges that a "change of control" (or similar phrase) within the meaning of the Company Equity Plans and Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

          (c)   Without limiting the generality of Section 5.10(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue without amendment during the Benefit Protection Period or, if sooner, until all obligations thereunder have been satisfied, all of the Company's employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company and any Company Employee), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

          (d)   Without limiting the generality of Section 5.10(a), the Surviving Corporation and its Subsidiaries shall be permitted to make payments to Company Employees pursuant to annual cash incentive plans with respect to the annual performance period in which the Effective Time occurs upon the terms and conditions consistent with the terms of the annual cash incentive plans as in effect on the date hereof, or such future plans as may be established in the discretion of the compensation committee of the Company Board for annual performance periods commencing after the date hereof, which such future plans shall be consistent with the Company's and its Subsidiaries' business plans and past practice.

          (e)   With respect to any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee's service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

          (f)    Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

        5.11    Takeover Laws.    If any "control share acquisition", "fair price", "business combination" or other anti-takeover Law becomes or is deemed to be applicable to the Merger, including the acquisition of Shares pursuant thereto, or any other transaction contemplated by this Agreement, then the Company Board or the Parent Board, as applicable, shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

        5.12    Indemnification of Directors and Officers.

          (a)   For a period beginning at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary to the fullest extent permitted by Law, arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time. Parent and the Surviving Corporation shall, jointly and severally, advance expenses in a timely fashion (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.12(a); provided, however, that the director, officer or employee to whom expenses are advanced undertakes to repay such advanced expenses to Parent and the Surviving Corporation if it is ultimately determined that such director, officer or employee is not entitled to indemnification pursuant to this Section 5.12(a). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification or expense advancement hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 5.12(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (b)   For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company's (i) Certificate of Incorporation, as amended, and (ii) Amended and Restated Bylaws. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

          (c)   For the benefit of the Company's directors and officers, as of the date of this Agreement and as of the Effective Time, the Company shall be permitted, prior to the Effective Time, to obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially equivalent to and in any event not less favorable in the aggregate than the Company's existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If the Company is unable to purchase such D&O Insurance prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for D&O Insurance that is substantially equivalent to and in any event not less favorable in the aggregate than the Company's existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred percent (200%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder for a period of not less than six (6) years from and after the Effective Time.

          (d)   In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or Surviving Corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

          (e)   The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any past or present directors, officers and employees of the Company to whom this Section 5.12 applies without the consent of such affected Person (it being expressly agreed that the persons to whom this Section 5.12 applies are express third party beneficiaries of this Section 5.12).

          (f)    In the event of any breach by the Surviving Corporation or Parent of this Section 5.12, the Surviving Corporation or Parent shall, jointly and severally, be obligated to pay all reasonable expenses, including attorneys' fees, that may be incurred by any past or present directors, officers and employees of the Company in enforcing the indemnity and other obligations provided in this Section 5.12 as such fees are incurred upon the written request of such person.

        5.13    Parent Agreements Concerning Merger Sub.    Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

        5.14    Section 16 Matters.    Prior to the Effective Time, the Company Board and the Parent Board, or an appropriate committee of non-employee directors thereof, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act ("Section 16") of Shares or other Equity Interests in the Company (including Company Options) pursuant to this Agreement shall be an exempt transaction for purposes of Section 16. The Company and Parent shall provide copies of such resolutions to counsel to the other party.

        5.15    Transfer of Shares.    Prior to the Effective Time or the earlier termination of this Agreement, except as otherwise provided herein, Parent and Merger Sub shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), or consent to any of the foregoing (each a "Transfer"), any Shares owned, of record or beneficially, by Parent or Merger Sub or any right or interest therein; (b) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Shares; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to such Shares; (d) deposit such Shares into a voting trust, or enter into a voting agreement or arrangement with respect to such Shares; or (e) take any other action that would in any way restrict, limit or interfere with the performance of Parent's or Merger Sub's obligations hereunder or the Transactions. Except pursuant to the Merger, from and after the date of this Agreement and prior to the earlier of the Effective Time and the termination of this Agreement, Parent and its Subsidiaries (including Merger Sub) and Parent's affiliates shall not acquire, directly or indirectly, any Shares. Parent and Merger Sub shall each (i) cause any Shares held by them to be present for purposes of voting in any meeting of the stockholders of the Company during which adoption of this Agreement is voted upon by the stockholders of the Company and (ii) vote in their respective capacities as holders of Shares, if any, consistent with any recommendation of the Board of Directors of the Company made with respect to this Agreement or the transactions contemplated hereby.

        5.16    Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes ("Transfer Taxes") incurred in connection with the Transactions, including the Merger, shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub, the Surviving Corporation and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

        5.17    FIRPTA Certificate.    Prior to the Effective Time, the Company shall deliver to Parent a properly executed statement from the Company in accordance with the requirements of Treasury Regulation Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3).

        5.18    Stockholder Litigation.    The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Transactions; provided, that no settlement in connection with such stockholder litigation in excess of $300,000 shall be agreed to prior to the Effective Time without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that no settlement requiring a payment or an admission of wrongdoing by a director shall be agreed without such director's consent; provided, further, that all obligations in this Section 5.18 shall be subject to the obligations of the Company under applicable laws relating to attorney-client communication and privilege.

        5.19    De-registration.    The Surviving Corporation shall cause the Shares to be de-registered under the Exchange Act following the Effective Time.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1    Conditions to Obligations of Each Party to Consummate the Merger.    The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by a joint action of the parties hereto at or prior to the Effective Time of each of the following conditions:

          (a)    Stockholder Approvals.    The Company shall have obtained the Company Stockholder Approval.

          (b)    No Injunction.    No federal or state court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.1 or Section 5.6 shall have been the cause of, or shall have resulted in, such order, decree, judgment, injunction or other ruling.

          (c)    Governmental Approvals.    The approvals and consents from Governmental Entities referenced in Section 3.4(c) of the Company Disclosure Schedule shall have been obtained at or prior to the Effective Time, or such approvals shall have been Final Orders. For purposes of this section, a "Final Order" means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired, and as to which all conditions to the consummation of such Transactions prescribed by Law have been satisfied.

        6.2    Additional Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and the other Transactions are also subject to the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.2(a) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not, individually or in the aggregate, had a Material Adverse Effect (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties). The representations and warranties of the Company set forth in Sections 3.2(a), 3.4(a) and 3.4(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c)    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect including but not limited to (a) loss of any key customer or customer line accounting for $30 million in annual receipts, other than in connection with any matter previously disclosed in any Company Report or (b) loss of any key supplier accounting for 15% or more of annual cost of goods sold, as measured by either annualized results from the Company's trailing two quarters or by the Company's most recent annual results for the year ended September 30, 2011, other than in connection with any matter previously disclosed in any Company Report.

        6.3    Additional Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger and the other Transactions contemplated herein are also subject to the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3(a) shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not, individually or in the aggregate, materially and adversely affected Parent's or Merger Sub's ability to consummate any of the Transactions in a timely manner and do not materially and adversely affect Parent's or Merger Sub's ability to perform any of their respective obligations under this Agreement in a timely manner. The representations and warranties of Parent set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

          (b)    Agreements and Covenants.    Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party or parties, whether before or after receipt of the Company Stockholder Approval:

          (a)   By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

          (b)   By either the Company or Parent if the Effective Time shall not have occurred on or before December 14, 2012 (the "Initial Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) , shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have proximately contributed to the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Outside Date the condition to the Closing set forth in Section 6.1(c) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then the Initial Outside Date shall be extended to January 14, 2013 (the "Extended Outside Date");

          (c)   By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting;

          (d)   By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, judgment, injunction or taken any other action, in each case, permanently enjoining, restraining, prohibiting or making illegal the Merger, and such order, injunction or other action shall have become final (which order, injunction or other action the party seeking to terminate this Agreement shall have used commercially reasonable efforts to resist, resolve or lift, as applicable); provided however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a party if such order, decree, judgment, injunction or other action was primarily due to the failure of such party to perform any of its obligations under the this Agreement;

          (e)   By Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Company Board Recommendation (whether or not in compliance with Section 5.6) or (ii) the Company shall have entered into a letter of intent, agreement in principle, merger agreement or other similar agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement);

          (f)    By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board determines to accept a Superior Proposal, but only if the Company shall prior to or concurrently with such termination pay the Termination Fee to or for the account of Parent;

          (g)   By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in any case, such that the conditions contained in Sections 6.2(a) or 6.2(b) are not reasonably capable of being satisfied, (ii) Parent shall have delivered to the Company written notice of such breach, and (iii) either such breach is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by either Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects;

          (h)   By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement that shall have affected, or is reasonably like to have affected, individually or in the aggregate, Parent's or Merger Sub's ability to consummate any of the Transactions, or to perform any of their respective obligations under this Agreement, in a timely manner, (ii) the Company shall have delivered to Parent written notice of such breach, and (iii) either such breach is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

          (i)    By the Company, if Parent fails to have the funds necessary to consummate the Transactions on the terms contemplated by this Agreement or fails to make available or cause to be made available to Merger Sub the funds necessary to consummate the Transactions on the terms contemplated by this Agreement, in either case at the Effective Time.

        7.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to Section 5.5 (Access to Information; Confidentiality), Section 5.9 (Public Announcements), this Section 7.2 and Article 8, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties or covenants set forth in this Agreement. .

          (b)   In the event that this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, a Termination Fee.

          (c)   In the event this Agreement is terminated pursuant to Section 7.1(h), then Parent shall reimburse the Company upon demand for all documented out-of-pocket fees and expenses incurred or paid on or on behalf of the Company in connection with the Merger or related to the authorization, preparation, execution and performance of this Agreement and the Voting Agreements, in each case including all reasonable fees and expenses of counsel, financial advisors, accountants, experts and consultants reasonably retained by the Company.

          (d)   In the event this Agreement is terminated pursuant to Section 7.1(i), then Parent shall pay to the Company within two (2) Business Days after the date of such termination, a termination fee of one million seven hundred fifty thousand dollars ($1,750,000), in cash by wire transfer of immediately available funds to an account designated by the Company. It is acknowledged and agreed that the termination fee payable by Parent pursuant to the terms of preceding sentence is not a penalty, but rather constitutes liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such termination fee is payable.

          (e)   All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

          (f)    Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the Transactions and (ii) without these agreements, Parent, Merger Sub and the Company would not enter into, this Agreement. It is acknowledged and agreed that the Termination Fee is not a penalty, but rather constitute liquidated damages in a reasonable amount that will compensate the Parent and Merger Sub in the circumstances in which such Termination Fee is payable. In no event shall the Company be required to pay to Parent more than one Termination Fee pursuant to Section 7.2(b).

        7.3    Amendment.    This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires the further approval of the Company's stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        7.4    Waiver.    Subject to the proviso set forth in Section 7.3, at any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which, by Law or in accordance with the rules of any relevant stock exchange, requires the further approval of the Company's stockholders without such further approval. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

 ARTICLE 8

GENERAL PROVISIONS

        8.1    Non-Survival of Representations and Warranties.    None of the representations and warranties of the Company contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

        8.2    Fees and Expenses.    Subject to Section 7.2 hereof, all expenses incurred by the parties hereto, including in connection with the negotiation and preparation of this Agreement and the Voting Agreements, shall be borne solely and entirely by the party which has incurred the same.

        8.3    Notices.    Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows:

        If to Parent or Merger Sub, addressed to it at:

    UNICOM Systems, Inc.
    15535 San Fernando Mission Bl., Ste. 310
    Mission Hills, CA 91345
    Attention: Corry Hong, President and CEO
    Fax: (818) 838-0776

        with a copy to (which shall not constitute notice):

    UNICOM Systems, Inc.
    15535 San Fernando Mission Bl., Ste 310
    Mission Hills, CA 91345
    Attention: Gerard R. Kilroy, Esq.
    Fax: (818) 838-0606

        If to the Company, addressed to it at:

    Network Engines, Inc.
    25 Dan Road
    Canton, MA 02021
    Attention: Gregory A. Shortell, CEO/Douglas G. Bryant, CFO
    Fax: (781) 770-2000

        with a copy to (which shall not constitute notice):

    Latham & Watkins LLP
    200 Clarendon Street, 20th Floor
    Boston, Massachusetts 02116
    Tel: (617) 948-6000
    Fax: (617) 948-6001
    Attention: Philip P. Rossetti

        8.4    Certain Definitions.    For purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains confidentiality provisions of the relevant third party that has made an Acquisition Proposal that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that (i) an Acceptable Confidentiality Agreement need not contain any "standstill" or similar covenant and (ii) an Acceptable Confidentiality Agreement may include provisions that are less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, so long as the Company offers to amend the Confidentiality Agreement concurrently with execution of such Acceptable Confidentiality Agreement to (y) include substantially similar provisions for the benefit of the parties thereto and (z) waive any "standstill" or similar covenant to the extent that such Acceptable Confidentiality Agreement does not contain any "standstill" or similar covenant.

        "Acquisition Proposal" means any inquiry, proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any of its Subsidiaries that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X, but substituting twenty percent (20%) for references to ten percent (10%) therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange or any similar transaction, of any assets of the Company or any of its Subsidiaries representing forty percent (40%) or more of the consolidated assets of the Company and its Subsidiaries, or (c) tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is defined in Rule 13d 3 under the Exchange Act), or the right to acquire beneficial ownership, of forty percent (40%) or more of the voting power of the outstanding Shares of the Company; provided, however, that the term "Acquisition Proposal" shall not include (i) the Transactions or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of its Subsidiaries or among its Subsidiaries.

        "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

        "Business Day" means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in Boston, Massachusetts.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

        "Company Stockholder Meeting" means a duly convened special meeting of the Company's stockholders called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof.

        "Contracts" means any written agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, derivative, hedge, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase and sales order and other legal commitment to which a Person is a party or to which the properties or assets of such Person are subject.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

        "Environmental Law" any applicable federal, state, local or foreign laws, relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as amended and as in effect on the date hereof.

        "Equity Interest" means any share, capital stock, partnership, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefore.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Entity" any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

        "Hazardous Substances" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance for which exposure is regulated by any Governmental Entity or any Environmental Law including, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

        "Intellectual Property Rights" means any or all rights in, arising out of or associated with any of the following: (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, patent disclosures, mask works and integrated circuit topographies) and all equivalents thereof; (ii) all computer software (including source and object code) and related documentation, confidential information, trade secrets, inventions (whether patentable or not), business information, customer lists, know how, show how, technology and all documentation relating to any of the foregoing; (iii) all United States and foreign copyrights, copyright registrations and applications therefor in both published and unpublished works; (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing; and (v) Internet domain name registrations and applications therefor.

        "knowledge" means, (i) as to the Company, the actual knowledge of the Chief Executive Officer, or Chief Financial Officer of the Company and (ii) as to Parent, the actual knowledge of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel of Parent.

        "Law" (whether or not capitalized) means any foreign, federal, state or local statute, law, ordinance, regulation, rule, resolution, order, tariff, determination, writ, injunction, award (including awards of any arbitrator), judgment or decree applicable to the specified Person and to the businesses and assets thereof (including laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; and safety, health and fire prevention).

        "Lien" means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

        "Material Adverse Effect" means any change, circumstance, fact, event or effect that has occurred or is continuing as of the relevant time of determination that, individually or in the aggregate with all other adverse changes, circumstances, facts, events and effects that have occurred and are still continuing as of the relevant time of determination, is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or political, regulatory, business, economic, or credit conditions, or capital or financial markets generally, including changes in interest or exchange rates, so long as such changes do not uniquely affect the Company, (ii) any change affecting any of the industries in which the Company and its Subsidiaries operate so long as such change does not uniquely affect the Company, (iii) changes in GAAP or applicable law or any interpretation thereof by any Governmental Entity, (iv) the failure of the Company to be awarded any Contract in response to any bid or the failure of the Company to prevail in any existing or new bid protest or similar proceeding, (v) the negotiation, execution, announcement or performance of, or the pendency of any investigation by any Governmental Entity with respect to, this Agreement, the Transactions or the consummation of the Transactions, including litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, vendors, lenders, investors, venture partners or employees, (vi) the outcome of any litigation, investigation or inquiry disclosed in the Company Disclosure Schedule, (vii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (viii) earthquakes, hurricanes, floods, or other natural disasters, (ix) any change arising from or relating to compliance with the terms of this Agreement, or any action taken, or failure act to act, by the Company or any of its Subsidiaries at the request or with the consent of any of Parent, Merger Sub or any of their Subsidiaries, (x) any change in the market price or trading volume of the capital stock of the Company or Parent or any failure to meet any estimates of revenues, earnings, projections or other economic performance (whether published, internally prepared or provided to Parent or its Representatives and whether such projections or predictions were made by the Company or independent third parties), (xi) any change in the revenues, earnings, projections or other economic performance of the Company primarily as a result of the matters disclosed in the Company's Current Report on Form 8-K filed by the Company with the SEC on April 13, 2012, (xii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, Company Benefit Plans, severance arrangements or other arrangements in existence on the date hereof, or other fees, costs and expenses, in all of the foregoing cases in this clause (xii) that are related to the Transactions, (xiii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States of America.

        "Other Filings" means all filings made by, or required to be made by, the Company with the SEC in connection with the Merger or any other transaction contemplated by the terms of this Agreement, other than the Proxy Statement.

        "Parent Material Adverse Effect" means any change, circumstance, fact, event or effect that would reasonably be expected to prevent, or materially hinder or delay, Parent or Merger Sub from consummating the Transactions.

        "Parent Representatives" means, collectively Parent or Merger Sub, or any of their respective affiliates, officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives.

        "Parent Subsidiary" means a Subsidiary of Parent; all Subsidiaries of Parent are collectively referred to as the "Parent Subsidiaries".

        "Permitted Liens" means, as to any Person (a) Liens that do not interfere with the value, marketability or use of the assets in the operations or business of the Person, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Person's books in accordance with GAAP principles, (c) Liens which do not secure monetary liabilities of any Person and that, individually or in the aggregate, do not and would not materially detract from the value or marketability of any of the assets of the Person or materially interfere with the use thereof as currently used and (d) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and or which adequate reserves in accordance with GAAP shall have been set aside on its books.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

        "Qualified Go-Shop Bidder" means any Person or group that includes any Person from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, an Acquisition Proposal that the Company Board determines, prior to or as of the No-Shop Period Start Date, in good faith (after consultation outside counsel and the Company Financial Advisor), constitutes or is reasonably likely to result in a Superior Proposal.

        "Release" has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601(22).

        "Required Statutory Approvals" means, collectively, (a) any filings and approvals required under applicable domestic or foreign antitrust or competition laws or regulations, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Merger and (c) the consent of the U.S. Small Business Administration (the "SBA") under the Administrative Agreement, dated as of October 19, 2010, by and between the Company and the SBA.

        "Subsidiary" means, when used with reference to any Person, any corporation, partnership, limited liability company, business trust, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, fifty percent (50%) or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, business trust, joint venture or other entity.

        "Superior Proposal" means any Acquisition Proposal that the Company Board has determined in its good faith judgment is more favorable to the Company's stockholders than the Merger, provided that for purposes of the definition of "Superior Proposal", the references to "40%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%."

        "Taxes" means all taxes, including, income, estimated income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes or similar charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

        "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes (including any schedule or attachment thereto or amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

        "Termination Fee" means a fee equal to one million two hundred fifty thousand dollars ($1,250,000) if the Termination Fee becomes payable in connection with an Acquisition Proposal made by a Qualified Go-Shop Bidder, and means a fee equal to two million five hundred thousand dollars ($2,500,000) in all other circumstances under which a Termination Fee is payable under Section 7.2 of the Agreement.

        8.5    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

"Agreement"	Preamble
"Benefit Protection Period"	Section 5.10(a)
"Book-Entry Shares"	Section 2.2(b)
"Certificate of Merger"	Section 1.2
"Certificate"	Section 2.1
"Change of Company Board Recommendation"	Section 5.6(a)
"Closing Date"	Section 1.2
"Closing"	Section 1.2
"Common Stock"	Section 2.1 (a)
"Company Benefit Plan"	Section 3.12(a)
"Company Board"	Recitals
"Company Disclosure Schedule"	Article 3
"Company Employees"	Section 5.10(a)
"Company Equity Plans"	Section 2.4(a)
"Company Financial Advisor"	Section 3.23
"Company Insurance Policies"	Section 3.21
"Company IP Claim"	Section 3.17(b)
"Company Options"	Section 2.4 (a)
"Company Reports"	Section 3.8(a)
"Company Representatives"	Section 5.5(a)
"Company Restricted Shares"	Section 2.4 (b)
"Company Stock-Based Securities"	Section 3.2(b)
"Company Stockholder Approval"	Section 3.4 (e)
"Company Subsidiary"	Section 2.1 (b)
"Company"	Preamble
"Confidentiality Agreement"	Section 5.5(b)
"D&O Insurance"	Section 5.12(c)
"DGCL"	Section 1.1(a)

"Dissenting Shares"	Section 2.3
"Effective Time"	Section 1.2
"ERISA"	Section 3.12 (a)
"Extended Outside Date"	Section 7.1(b)
"Final Order"	Section 6.1(c)
"Initial Outside Date"	Section 7.1(b)
"Leased Real Property"	Section 3.15
"Leases"	Section 3.15
"Material Contract"	Section 3.14(a)
"Merger Consideration"	Section 2.1
"Merger Sub"	Preamble
"Merger"	Recitals
"NASDAQ"	Section 3.4
"No-Shop Period Start Date"	Section 5.6(a)
"Option Payments"	Section 2.4 (a)
"Parent Board"	Recitals
"Parent Disclosure Schedule"	Article 4
"Parent"	Preamble
"Payment Agent"	Section 2.1 (a)
"Payment Fund"	Section 2.1 (a)
"Per Share Amount"	Section 2.1 (a)
"Permits"	Section 3.6
"Preferred Stock"	Section 3.2(a)
"Proxy Statement"	Section 1.3
"Sarbanes-Oxley Act"	Section 3.8(b)
"SEC"	Article 3
"Section 16"	Section 5.14
"Securities Act"	Article 3
"Shares"	Section 2.1 (a)
"Surviving Corporation"	Section 1.1(a)
"Transactions"	Recitals
"Transfer Taxes"	Section 5.16
"Transfer"	Section 5.15
"Voting Agreements"	Recitals

        8.6    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.7    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        8.8    Entire Agreement.    This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

        8.9    Assignment.    The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties.

        8.10    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) any Persons entitled to indemnification or other rights under the provisions of Section 5.11 (Indemnification of Directors and Officers), with respect to such provisions, who shall be entitled to enforce their rights under this Agreement as third-party beneficiaries, (b) the stockholders of the Company, in the event of a termination of this Agreement as a result of a breach of this Agreement by Parent or Merger Sub, subject to Section 7.2, with respect to the lost opportunity to receive the Merger Consideration, as applicable, pursuant to this Agreement; provided, however, that the rights granted pursuant to this clause (b) shall only be enforceable by the Company on behalf of the stockholders of the Company (and not directly by any such stockholder) (it being understood and agreed that any and all interests in such claims shall attach to the Shares and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company's sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of Shares of record as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit), and (c) the stockholders of the Company, after the Effective Time, with respect to the right of such stockholders to receive the Merger Consideration pursuant to this Agreement.

        8.11    Mutual Drafting; Interpretation.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to "$" are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive. Disclosure of any item on the Company Disclosure Schedule or the Parent Disclosure Schedule by reference to any particular Section or Subsection of this Agreement shall be deemed to constitute disclosure with respect to any other Section or Subsection of this Agreement if the relevance of such disclosure to such other Section or Subsection is reasonably apparent from such disclosure or the context in which such disclosure is made.

        8.12    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

          (b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from thereof in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court from any thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court located in Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

        8.13    Counterparts.    This Agreement may be executed in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        8.14    Specific Performance.

          (a)   The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, the parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of, Section 5.5 or Section 5.11 by Parent or Merger Sub and (ii) to prevent or cure breaches of this Agreement by Parent or Merger Sub and/or to enforce specifically the terms and provisions of this Agreement, including to cause Parent and/or Merger Sub to consummate the Transactions, including to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

          (b)   The parties further agree that (x) the seeking of the remedies provided for in Section 8.14(a) shall not in any respect constitute a waiver by any party seeking such remedies of its respective right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.2, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 8.14(a) are not available or otherwise are not granted, and (y) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party's right to institute any proceeding for) specific performance under Section 8.14(a) prior or as a condition to exercising any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to Section 8.14(a) or anything set forth in this Section 8.14 (b) restrict or limit a party's right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available then or thereafter.

        [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UNICOM SYSTEMS, INC.
By:	/s/ CORRY HONG Name: Corry Hong Title: President & CEO
UNICOM SUB TWO, INC.
By:	/s/ CORRY HONG Name: Corry Hong Title: President & CEO
NETWORK ENGINES, INC.
By:	/s/ GREGORY A. SHORTELL Name: Gregory A. Shortell Title: President & CEO

[Signature Page to Agreement and Plan of Merger]

 ANNEX B

Fairness Opinion of Needham & Company LLC

Needham & Company, LLC    445 Park Avenue, New York, NY 10022-4406 (212) 371-8300

                                                     June 18, 2012

Board of Directors
Network Engines, Inc.
25 Dan Road
Canton, Massachusetts 02021

Ladies and Gentlemen:

        We understand that Unicom Systems, Inc. ("Parent"), Network Engines, Inc. (the "Company"), and a wholly-owned subsidiary of Parent ("Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will continue as a wholly-owned subsidiary of Parent (the "Merger"). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

        Pursuant to the proposed Merger Agreement, we understand that, at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, $0.01 par value per share, of the Company ("Company Common Stock") (other than shares owned by Parent, the Company or any wholly owned subsidiary of Parent or the Company, and other than dissenting shares) will be converted into the right to receive $1.45 in cash (the "Consideration").

        You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders pursuant to the Merger Agreement.

        For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated June 15, 2012; (ii) reviewed certain publicly available information concerning Parent and the Company and certain other relevant financial and operating data of Parent and the Company furnished to us by Parent and the Company; (iii) reviewed the historical stock prices and trading volumes of Company Common Stock; (iv) held discussions with members of management of Parent and the Company concerning the current operations of and future business prospects for Parent and the Company and joint prospects for the combined companies; (v) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed generally relevant to similar data for Parent and the Company; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

        In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated June 15, 2012 without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Company or the contemplated benefits of the Merger. With respect to the financial forecasts for the Company provided to us by management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company.

        We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Parent or the Company nor have we evaluated the solvency or fair value of Parent or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders pursuant to the Merger Agreement and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company's underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Consideration to be received pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger.

        We have been engaged by the Company as financial advisor in connection with the Merger and to render this opinion and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our out-of-pocket expenses. We have not in the past two years provided investment banking or financial advisory services to the Company unrelated to the proposed Merger and have not in the past two years provided investment banking or financial advisory services to Parent. We may in the future provide investment banking and financial advisory services to Parent, the Company and their respective affiliates unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

        This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement used in connection with the Merger provided that this letter is quoted in full in such proxy statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
NEEDHAM & COMPANY, LLC

 ANNEX C

Form of Voting Agreement

Execution Copy

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of June 18, 2012, by and between the undersigned stockholder ("Stockholder") of Network Engines, Inc., a Delaware corporation (the "Company"), and Unicom Systems, Inc., a California corporation ("Parent").

RECITALS

        WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and UNICOM SUB TWO, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), have entered, or will enter, into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub with and into the Company pursuant to the terms and conditions of the Merger Agreement;

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder execute and deliver this Agreement; and

        WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") beneficially owned by Stockholder and set forth below Stockholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the "Shares").

        NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Definitions.

        For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

        2.    Representations of Stockholder.

        Stockholder represents and warrants to Parent that:

  (a)
  (i) Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

  (b)
  Stockholder does not beneficially own any shares of Company Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, "Options").

  (c)
  Stockholder has full corporate power and authority (if not a natural person) and legal capacity to enter into, execute and deliver this Agreement and to perform fully Stockholder's obligations hereunder (including the proxy described in Section 3(a) below)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

  (d)
  None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Stockholder or to Stockholder's property or assets.

  (e)
  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement. No consent of Stockholder's spouse is necessary under any "community property" or other laws in order for Stockholder to enter into and perform its obligations under this Agreement.

        3.    Agreement to Vote Shares; Irrevocable Proxy.

  (a)
  Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company: (i) in favor of the adoption of the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matter is considered and at every adjournment or postponement thereof; and (ii) against (1) any Acquisition Proposal, and (2) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement.

  (b)
  Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

        4.    No Voting Trusts or Other Arrangement.

        Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder's control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

        5.    Transfer and Encumbrance.

        Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder's voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit a Transfer of the Shares by Stockholder to an Affiliate of Stockholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

        6.    Additional Shares.

        Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

        7.    Waiver of Appraisal and Dissenters' Rights.

        Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares.

        8.    Termination.

        This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Stockholder shall be entitled to terminate this Agreement by written notice to the Company in the event that Section 5.6 of the Merger Agreement is amended after the date hereof without the prior written consent of the Stockholder.

        9.    No Agreement as Director or Officer.

        This Agreement is being entered into by Stockholder solely in his capacity as the record holder and beneficial owner of the Shares, Stockholder makes no agreement or understanding in this Agreement in Stockholder's capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder's fiduciary duties as an officer or director to the Company or its stockholders.

        10.    Specific Performance.

        Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party's seeking or obtaining such equitable relief.

        11.    Entire Agreement.

        This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        12.    Notices.

        All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

  If to Parent or Merger Sub, addressed to it at:

    UNICOM Systems, Inc.
    15535 San Fernando Mission Bl., Ste. 310
    Mission Hills, CA 91345
    Attention: Corry Hong, President and CEO
    Fax: (818) 838-0776

  with a copy to (which shall not constitute notice):

    UNICOM Systems, Inc.
    15535 San Fernando Mission Bl., Ste 310
    Mission Hills, CA 91345
    Attention: Gerard R. Kilroy, Esq.
    Fax: (818) 838-0606

        If to Stockholder, to the address or facsimile number set forth for Stockholder on the signature page hereof.

        13.    Miscellaneous.

  (a)
  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

  (b)
  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from thereof in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court from any thereof), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally

    (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court located in Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

  (c)
  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

  (d)
  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

  (e)
  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement, subject to Section 13(h).

  (f)
  Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

  (g)
  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

  (h)
  The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until (i) all executive officers and directors of the Company have executed and delivered a Voting Agreement with substantially similar terms to those set forth herein, (ii) after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and (iii) the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

  (i)
  Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Any assignment contrary to the provisions of this Section 13(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

UNICOM SYSTEMS, INC.
By
Name:
Title:

        Signature Page to Voting Agreement with Stockholder of Network Engines, Inc.

STOCKHOLDER
By:
Name:
Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:
Number of Company Options Beneficially Owned as of the Date of this Agreement:
Street Address:
City/State/Zip Code:
Fax:
Email:

        Signature Page to Voting Agreement with Stockholder of Network Engines, Inc.

 ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

SECTION 262 APPRAISAL RIGHTS.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.